   As filed with the Securities and Exchange Commission on November 25, 1998
                                                          Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                                  ALBECCA INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           GEORGIA                                        5199                                    39-1389732
(STATE OR OTHER JURISDICTION OF                (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER IDENTIFICATION
INCORPORATION OR ORGANIZATION)                 CLASSIFICATION CODE NUMBER)                        NUMBER)

             3900 STEVE REYNOLDS BOULEVARD, NORCROSS, GEORGIA 30093
                                 (770) 279-5210
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                CRAIG A. PONZIO
                            CHIEF EXECUTIVE OFFICER
                                  ALBECCA INC.
                         3900 STEVE REYNOLDS BOULEVARD
                            NORCROSS, GEORGIA 30093
                                 (770) 279-5210
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                          ----------------------------
                                    COPY TO:

                             PHILIP H. MOISE, ESQ.
                   NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
                         FIRST UNION PLAZA, SUITE 1400
                           999 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309
                                 (404) 817-6000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                                            CALCULATION OF REGISTRATION FEE
=========================================================================================================================
        Title of Each Class of               Amount to be     Proposed Maximum      Proposed Maximum         Amount of
     Securities to be Registered              Registered       Offering Price      Aggregate Offering    Registration Fee
                                                                  Per Unit             Price (1)
-------------------------------------------------------------------------------------------------------------------------
10 3/4%  Senior  Subordinated  Notes Dues
2008..............................           $200,000,000           100%              $200,000,000            $55,600
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
                          ----------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  ALBECCA INC.

                       REGISTRATION STATEMENT ON FORM S-4
                  (CROSS REFERENCE SHEET FURNISHED PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K)

                              ITEM                                              LOCATION IN PROSPECTUS
                              ----                                              ----------------------
     1.  Forepart of Registration Statement and Outside Front
         Cover Page of Prospectus.............................     Outside Front Cover of Prospectus; Cover Page
                                                                   of the Registration Statement; Cross Reference
                                                                   Sheet

     2.  Inside Front and Outside Back Cover Pages of
         Prospectus...........................................     Available Information; Incorporation of Certain
                                                                   Documents by Reference; Outside Back Cover of
                                                                   Prospectus

     3.  Risk Factors, Ratio of Earnings to Fixed Charges and
         Other Information....................................     Summary; Risk Factors; Business; Selected
                                                                   Financial Data

     4.  Terms of the Transaction.............................     Summary; Risk Factors; The Exchange Offer;
                                                                   Description of the New Notes; Plan of
                                                                   Distribution; Certain United States Federal
                                                                   Income Tax Considerations

     5.  Financial Information......................               Summary; Capitalization; Selected Consolidated
                                                                   Financial Data

     6.  Material Contracts with the Company Being Acquired....    Not Applicable

     7.  Additional Information Required for Reoffering
         by Not Applicable Persons and Parties Deemed
         to be Underwriters...................................     Not Applicable

     8.  Interests of Named Experts and Counsel...............     Not Applicable

     9.  Disclosure of Commission Position on Indemnification      Not Applicable
         for Securities Act Liabilities.......................

     10. Information With Respect to S-3 Registrants..........     Not Applicable

     11. Incorporation of Certain Information by Reference....     Not Applicable

     12. Information With Respect to S-2 or S-3 Registrants...     Not Applicable

     13. Incorporation of Certain Information by Reference....     Not Applicable

                              ITEM                                              LOCATION IN PROSPECTUS
                              ----                                              ----------------------

     14. Information With Respect to Registrants Other Than
         S-3 or S-2 Registrants...............................     Outside Front Cover of Prospectus; Summary;
                                                                   Risk Factors; Selected Consolidated
                                                                   Financial Data; Management's Discussion and
                                                                   Analysis of Financial Condition and Results
                                                                   of Operations; Business; Consolidated
                                                                   Financial Statements

     15. Information With Respect to S-3 Companies............     Not Applicable

     16. Information With Respect to S-2 or S-3 Companies.....     Not Applicable

     17. Information With Respect to Companies Other Than S-2
         or S-3 Companies.....................................     Not Applicable

     18. Information if Proxies, Consents or Authorizations
         are to be Solicited..................................     Not Applicable

     19. Information if Proxies, Consents or
         Authorizations are not to be Solicited, or in an
         Exchange Offer.......................................     Summary; Management; Certain Relationships
                                                                   and Related Transactions

                                                              ALBECCA INC. LOGO

PROSPECTUS

EXCHANGE OFFER FOR
$200,000,000
10-3/4% SENIOR SUBORDINATED NOTES DUE 2008

                            Terms of Exchange Offer

  -  Expires 5:00 p.m., New York City time,                    -  The exchange of notes will not be a taxable
     _____________, 1999, unless extended.                        exchange for U.S. federal income tax purposes.

  -  Not subject to any condition other than that the          -  We will not receive any proceeds from the
     Exchange Offer not violate applicable law or any             Exchange Offer.
     applicable interpretation of the Staff of the
     Securities and Exchange Commission.                       -  The terms of the notes to be issued are
                                                                  substantially identical to the outstanding
  -  All outstanding notes that are validly tendered              notes, except for certain transfer
     and not validly withdrawn will be exchanged.                 restrictions and registration rights relating
                                                                  to the outstanding notes.
  -  Tenders of outstanding notes may be
     withdrawn any time prior to the expiration of
     the Exchange Offer.



Investing in the notes involves certain risks. See "Risk Factors" beginning on page 7.


Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the Exchange Offer, nor have any of these organizations determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                             , 1998
                            -----------------

                       [INSIDE FRONT COVER OF PROSPECTUS]

                               TABLE OF CONTENTS


SUMMARY ..................................................................................         1

RISK FACTORS .............................................................................         7

USE OF PROCEEDS ..........................................................................        15

CAPITALIZATION ...........................................................................        15

SELECTED CONSOLIDATED FINANCIAL DATA .....................................................        16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ....        17

BUSINESS .................................................................................        23

MANAGEMENT ...............................................................................        33

PRINCIPAL SHAREHOLDERS ...................................................................        36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...........................................        36

DESCRIPTION OF CERTAIN INDEBTEDNESS ......................................................        37

THE EXCHANGE OFFER .......................................................................        38

DESCRIPTION OF THE NOTES .................................................................        45

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ..................................        77

PLAN OF DISTRIBUTION .....................................................................        79

LEGAL MATTERS ............................................................................        79

EXPERTS...................................................................................        80

INDEX TO FINANCIAL STATEMENTS ............................................................        F-1

                                    SUMMARY

    The following summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. This Prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this Prospectus in its entirety.

                                  THE COMPANY

    Albecca Inc., which primarily does business under the Larson-Juhl name, is a worldwide leader in the custom framing industry. We design, manufacture and distribute a complete line of high quality, branded custom framing products, including wood and metal moulding, matboard, foam board, glass, equipment and other framing supplies. Our principal brands include the "Larson-Juhl Classic Collection" and the "Craig Ponzio Signature Collection." For over 100 years, our company has been designing, manufacturing and distributing custom framing products that enhance the aesthetic qualities of prints, paintings, drawings and other art and memorabilia. By combining traditional craftsmanship with modern manufacturing technology, our company creates frames characterized by distinctive design and superior quality. We have attained our worldwide leadership position by offering a complete selection of quality branded products and outstanding service to our retail custom framing customers and, more recently, by increasing awareness of our products through consumer advertising.

    We believe our company is the market leader in North America (United States and Canada) and estimate that our company holds a leading market position in the other countries in which it operates. We believe the company has achieved its leading market position by combining innovative design of premium, branded products, a complete line of quality products, global leadership in sales and customer service and cost-efficient manufacturing and distribution. These competitive strengths have made the Larson-Juhl brand one of the most globally recognized names in the custom framing industry. We believe that consumers are placing an increased emphasis on the home, its decor and the expression of individual style, which will contribute to the growth of the custom framing market. To capitalize on this trend, our business strategy is focused on continuing to introduce premium, branded product collections, increasing product and brand awareness through consumer advertising, increasing sales penetration to retail custom framers, improving profitability of operations and pursuing complementary acquisitions.

    Our company conducts its operations through 76 locations in 20 countries. In North America, our company operates four moulding and frame manufacturing plants and 28 light manufacturing/distribution centers. Internationally, the company operates 16 moulding and frame manufacturing plants and 36 light manufacturing/distribution centers. In North America, Albecca's primary customers are retail custom framers. In Europe, the company primarily serves retail custom framers and home decorating centers.

    We estimate that in 1998 the wholesale custom framing industry had sales to retailers of approximately $1.2 billion in North America and approximately $1.2 billion in the rest of the world. There are approximately 20,000 custom framing retail store fronts in North America, of which independent, non-franchised stores represent approximately 85% and national chains, regional chains and franchised operations comprise the balance. In North America, we compete with over 300 manufacturers and distributors of custom framing products. We believe that our company is the largest manufacturer and distributor of custom framing products in North America and the only such manufacturer operating a broad-based North American distribution network. The custom framing industry in Europe is similar to that in North America, although home decorating center chains, primarily in France and Germany, also sell custom framing products.

                             CORPORATE INFORMATION

    Albecca Inc. has been treated for federal and certain state income tax purposes as an S corporation under the Internal Revenue Code of 1986, as amended (the "Code"), since 1987. Accordingly, our taxable income is reported by and taxed directly to our shareholders. We have made, and intend to continue to make, distributions to our shareholders to pay their income tax obligations as a result of the company's status as an S corporation. See "Use of Proceeds," "Principal Shareholders" and "Certain Relationships and Related Transactions."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table sets forth summary consolidated financial data of our company. Our financial statements are prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

         The information as of and for the fiscal years ended August 28, 1994, August 27, 1995, August 25, 1996, August 31, 1997 and August 30, 1998 are derived from our audited consolidated financial statements.

         It is important that you read the summary consolidated financial data presented below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Statements of Operations and the Consolidated Financial Statements of our company and the related notes included elsewhere in this Prospectus.

                                                                      FISCAL YEAR (1)
                                                  ------------------------------------------------------------
                                                     1994         1995         1996        1997         1998
                                                  ---------    ----------   ----------- -----------  ---------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Net sales..................................      $ 157,346    $ 225,359    $ 300,788   $ 354,058   $ 381,137
 Gross profit...............................         66,542       97,018      126,824     153,308     165,056
 Restructuring charges......................             --           --           --          --       2,262
 Operating income...........................         15,534       22,471       30,229      35,601      31,961
 Costs of cancelled initial public equity                --           --          --           --       1,273
offering....................................
 Net income(2)..............................         13,335       16,044       19,404      22,490   $  14,363
OTHER DATA:
 EBITDA(3)..................................      $  17,807    $  28,174    $  35,531   $  42,486   $  46,404
 EBITDA margin(4)...........................           11.3%        12.5%        11.8%       12.0%       12.2%
 Depreciation and amortization..............      $   2,273    $   5,703    $   5,302   $   6,885   $   8,213
 Capital expenditures.......................          2,873        5,291        5,461       7,746       8,378
CREDIT DATA:
 Cash interest expense(5) .....................................................................      $  11,893
 Ratio of EBITDA to cash interest expense(5)...................................................            3.9x
 Ratio of net debt to EBITDA(6) ...............................................................            4.5
 Ratio of earnings to fixed charges(7) ........................................................            3.2

                                                                                                     As of
                                                                                               August 30, 1998
                                                                                               ---------------
BALANCE SHEET DATA:
 Cash and cash equivalents.....................................................................     $  54,884
 Working capital...............................................................................        97,150
 Total assets..................................................................................       305,922
 Total debt....................................................................................       262,769
 Shareholders' deficit.........................................................................       (25,644)

--------------------

(1) The Company ends its fiscal year on the last Sunday in August. Accordingly, fiscal years 1994 through 1998 ended on August 28, 1994, August 27, 1995, August 25, 1996, August 31, 1997 and August 30, 1998, respectively. Moreover, fiscal year 1997 was a 53-week year.
(2) The Company is an S corporation and is not required to pay United States federal and certain state income taxes.
(3) EBITDA is defined as operating income plus depreciation, amortization (excluding amortization of bond issuance costs), restructuring charges and certain non-recurring costs (see "Management's Discussion and Analysis of Financial Condition and Results of Operations"). EBITDA is presented as the Company believes it is a useful indicator of a company's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). EBITDA is not necessarily comparable to similarly titled measures for other companies and does not necessarily represent amounts of funds available for management's discretionary use.
(4) EBITDA margin represents EBITDA as a percentage of net sales.
(5) Cash interest expense represents total interest expense less amortization of bond issuance costs.
(6) Net debt is defined as total debt less cash and cash equivalents.
(7) Earnings represent operating income plus restructuring changes and certain non-recurring costs (see Management's Discussion and Analysis of Financial Condition and Results of Operations) and fixed charges represent actual interest charges for the period. The ratio of earnings to fixed charges was 15.0x, 5.6x, 4.4x, 3.7x and 3.2x for 1994 through 1998.

                THE EXCHANGE OFFER

Registration Rights Agreement......      You are entitled to exchange your notes for registered notes with substantially identical terms. The Exchange Offer is intended to satisfy these rights. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.


The Exchange Offer.................      We are offering to exchange $1,000 principal amount of 10 3/4% Senior Subordinated Notes due 2008 of Albecca Inc. which have been registered under the Securities Act of 1933 for each $1,000 principal amount of its outstanding 10 3/4% Senior Subordinated Notes due 2008 which were issued in August 1998 in a private offering. In order to be exchanged,  an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

                                         As of this date there are $200 million principal amount of notes outstanding.

                                         We will issue registered notes on or promptly after the expiration of the
                                         Exchange Offer.


Resale of New Notes................      We believe that the notes issued in the Exchange Offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that:

                                         - the notes issued in the Exchange Offer are being acquired in the ordinary course of your business;

                                         - you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the notes issued to you in the Exchange Offer; and

                                         - you are not an "affiliate" of ours.

                                         If our belief is inaccurate and you transfer any note issued to you in the Exchange Offer without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act of 1933. We do not assume or indemnify you against such liability. Each broker-dealer that is issued notes in the Exchange Offer for its own account in exchange for notes which were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, in connection with any resale of the notes issued in the Exchange Offer. A broker-dealer may use this Prospectus for an offer to resell, resale or other retransfer of the notes issued to it in the Exchange Offer.


Consequences of Not Exchanging           If you do not exchange your notes for notes issued in the Exchange Offer, you will no
  Old Notes.....................         longer be entitled to registration rights and will not be able to offer or sell your notes, unless they are subsequently registered under the Securities Act (which, except for limited exceptions, we will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.


Expiration Date....................      The Exchange Offer will expire at 5:00 p.m., New York City time, __________, 1999, unless we decide to extend the expiration date.


Yield and Interest on the New Notes      The notes issued in the Exchange Offer bear interest at the rate of 10 3/4% per annum, payable semi-annually on February 15 and August 15 of each year, commencing February 15,
                                         1999.


Conditions to the Exchange Offer...      The Exchange Offer is not conditioned upon any minimum principal amount of notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may, under certain circumstances, be waived by the Company. See "The
                                         Exchange Offer - Conditions." Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with or obtained by the Company in connection with the Exchange Offer.


Procedures for Tendering Old Notes.      Subject to certain conditions, if you want to accept the Exchange Offer, you must complete,

                                         sign and date the Letter of Transmittal, or a facsimile of it, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of
                                         Transmittal, or such facsimile, together with your notes to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein, or effect a tender of your notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer - Procedures for Tendering" and
                                         "--Book-Entry Transfer."


Guaranteed Delivery Procedures.....      If you wish to tender your notes and they are not immediately available or you cannot deliver them and a properly  completed Letter of Transmittal or any other  documents required by the Letter of Transmittal to the Exchange Agent prior to  __________,  1999, you may tender your notes  according to the guaranteed delivery  procedures  set forth in
                                         "The  Exchange  Offer - Guaranteed Delivery Procedures."


Withdrawal Rights..................      You may  withdraw  the tender of your notes at any time prior to 5:00 p.m., New York City time,  on  __________,  1999.  To  withdraw a tender of your notes,  a written or facsimile transmission  notice of withdrawal  must be received by the  Exchange  Agent at its address set forth herein under "The Exchange  Offer - Exchange  Agent" prior to 5:00 p.m.,  New
                                         York City time, on __________, 1999.


Acceptance of Old Notes and Delivery     Subject to certain conditions, any and all notes that are properly tendered in the
of New Notes.......................      Exchange Offer prior to 5:00 p.m., New York City time, on _________, 1999 will be accepted for exchange. The new notes issued pursuant to the Exchange Offer will be delivered promptly following __________, 1999. See "The Exchange Offer - Terms of the
                                         Exchange Offer."


Certain Tax Considerations.........      The exchange of new notes for old notes should not be  considered a sale or exchange or otherwise a taxable event for federal income tax purposes. See "Certain United States
                                         Federal Income Tax Considerations."

Exchange Agent.....................      State Street Bank and Trust Company is serving as exchange agent (the "Exchange
                                         Agent") in connection with the Exchange Offer.

Fees and Expenses..................      We will pay all expenses incident to the Exchange Offer.

Use of Proceeds....................      We will not receive any cash proceeds from the issuance of the notes pursuant to the Exchange Offer.  See "Use of Proceeds."

                         SUMMARY OF TERMS OF NEW NOTES

         The form and terms of the notes to be issued in the Exchange Offer are the same as the form and terms of outstanding notes except that the notes to be issued in the Exchange Offer will be registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act of 1933. The notes issued in the Exchange Offer will evidence the same debt as the outstanding notes and both the outstanding notes and the notes to be issued are governed by the same indenture.

Maturity Date......................      August 15, 2008.


Interest Rate......................      10 3/4% per annum, payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1999.


Optional Redemption................      On or after August 15, 2003, the notes will be redeemable at our option, in whole or in part, at any time in cash at the redemption prices set forth in this Prospectus under the heading "Description of the New Notes - Optional Redemption."


Subsidiary Guarantees..............      The notes are guaranteed, jointly and severally, by all of the Subsidiary Guarantors, which consist of almost all of the Company's subsidiaries other than foreign subsidiaries as described in this Prospectus under the heading "Description of the Notes - Subsidiary
                                         Guarantees."


Ranking............................      The notes and subsidiary guarantees are:

                                         -    general unsecured obligations of the company and the Subsidiary Guarantors; and

                                         -    are subordinated in right of payment to all existing and future senior debt of the company.

                                         The Indenture will:

                                         -    permit the company and the Subsidiary Guarantors to incur additional indebtedness subject to certain limitations; and

                                         -    prohibit the incurrence of any indebtedness by the company and the subsidiary guarantors that is senior to the notes and the subsidiary guarantees, as the case may be, and subordinated to senior debt of the Company and the Subsidiary Guarantors, as the case may be.



Change of Control..................      Upon a change in control of the company, we are required to repurchase all of the notes from you at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any.

Restrictive Covenants..............      The Indenture under which the outstanding notes have been and the new notes are being issued contains certain covenants for your benefit which, among other things and subject to certain exceptions, restrict our ability to:

                                         -    pay dividends;

                                         -    redeem capital stock;

                                         -    incur additional indebtedness or issue preferred equity interests;

                                         -    merge, consolidate or sell all or substantially all assets;

                                         -    create liens on assets; and

                                         -    enter into certain transactions with affiliates;

FORWARD-LOOKING STATEMENTS

    Certain of the information contained in this Prospectus, including information with respect to our plans and strategy for our business and its financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

RISK FACTORS

    See "Risk Factors" immediately following this summary, for a discussion of certain factors that you should consider in connection with your investment in the notes to be issued in the Exchange Offer.

PRINCIPAL EXECUTIVE OFFICE

    Our headquarters are located at 3900 Steve Reynolds Boulevard, Norcross, Georgia 30093. Our telephone number is (770) 279-5210.

WHERE YOU CAN FIND MORE INFORMATION

    Albecca, Inc. has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, covering the notes to be issued in the Exchange Offer. This Prospectus does not contain all of the information included in the Registration Statement. Any statement made in this Prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any such contract, agreement or other document as an exhibit to the Registration Statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

    Following the Exchange Offer, we will be required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. Our obligation to file periodic reports with the SEC will be suspended if the notes issued in the Exchange Offer are held of record by fewer than 300 holders as of the beginning of any year. However, the indenture governing the notes nevertheless requires us to file with the SEC financial and other information for public availability. In addition, the indenture governing the notes requires us to deliver to you, or to State Street Bank and Trust for forwarding to you, copies of all reports that we file with the SEC without any cost to you. We will also furnish such other reports as we may determine or as the law requires.

    You may read and copy the Registration Statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to the public on the SEC Internet site (http://www.sec.gov).

    You should rely only on the information provided in this Prospectus. No person has been authorized to provide you with different information.

    We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

    The information in this Prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this Prospectus is accurate as of any other date.

                                  RISK FACTORS

         An investment in the registered notes to be issued pursuant to this Prospectus (the "New Notes") is subject to a number of risks. You should carefully consider the following factors, as well as the mote detailed descriptions cross-referenced to the body of the Prospectus and the other matters described in this Prospectus, in evaluating Albecca Inc. (together with its direct and indirect subsidiaries, the "Company"), the Company's business and the custom picture framing industry. The term "Note" or "Notes" includes the outstanding notes (the "Old Notes") and the New Notes.

SUBSTANTIAL LEVERAGE AND SHAREHOLDERS' DEFICIT

    In connection with the offering of the Old Notes, the Company incurred a significant amount of additional indebtedness and is highly leveraged. As of August 30, 1998, the Company and its subsidiaries had outstanding approximately $262.8 million of total indebtedness and shareholders' deficit of approximately $25.6 million. The level of the Company's indebtedness could have important consequences to Holders of Notes, including, but not limited to, the following:
(i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a significant portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Company's indebtedness, thereby reducing the funds available to the Company for its operations; (iii) a portion of the Company's borrowings will bear interest at variable rates, which could result in higher interest expense in the event of increases in interest rates; (iv) the Indenture and other existing or future credit agreements contain or may contain financial and other restrictive covenants, the failure to comply with which may result in an Event of Default which, if not cured or waived, could have a material adverse effect on the Company; (v) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (vi) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business. See "Description of the Notes."

LIQUIDITY AND NEED FOR ADDITIONAL FINANCING

    The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital or other expenditures, will depend upon its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of the Company's indebtedness in the future. As a result of the issuance of the Old Notes, and after giving effect to the repayment of indebtedness and the distributions to shareholders described in "Use of Proceeds," the offering of the Old Notes provided the Company with approximately an additional $51 million of cash. In addition, the Company has a series of foreign credit facilities available to finance working capital needs and acquisitions in certain foreign countries. However, the Company does not have a bank credit facility in place to fund its U.S. operations. The Company plans to enter into a senior bank credit facility to be used to finance future working capital needs, capital expenditures and acquisitions. The Indenture permits the Company and the Subsidiary Guarantors to incur additional indebtedness, including pursuant to a bank credit facility, which indebtedness may be senior in right of payment to the Notes and the Subsidiary Guarantees. At present, the Company has not entered into any agreements, commitments or understandings with respect to such a credit facility. Moreover, there can be no assurances that the Company will be able to obtain such financing in the amounts or at the times such financing may be required, or that, if obtained, any such financing would be on acceptable terms.

    In the absence of adequate operating results and capital resources, or the inability to obtain sufficient additional debt financing, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. If the Company is unable to service its indebtedness, it may take actions such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking equity capital. There can be no assurance that any of these actions could be effected on satisfactory terms, if at all, and the failure to take these actions successfully could have a material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBORDINATION OF NOTES AND SUBSIDIARY GUARANTEES; FOREIGN SUBSIDIARIES

    The Notes are subordinated in right of payment to all existing and future Senior Debt of the Company, and the Subsidiary Guarantees are subordinated in right of payment to all existing and future Senior Debt of the Subsidiary Guarantors, which consist of all of the Company's Restricted Subsidiaries other than Foreign Subsidiaries. As of August 30, 1998, the Company and the Subsidiary Guarantors had outstanding approximately $4.6 million of Senior Debt. By reason of such subordination, in the event of bankruptcy, liquidation, reorganization or other winding-up of the Company or any Subsidiary Guarantor or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the assets of the Company or such Subsidiary Guarantor will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, under certain circumstances, no payments may be made with respect to principal of or interest on the Notes if a default exists with respect to Senior Debt. If the Company incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with Holders of Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to Holders of Notes. In addition, no cash payments may be made with respect to the Notes during the continuance of a payment default with respect to Designated Senior Debt (as defined) and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) on the Notes for a period of up to 179 days if a nonpayment default exists with respect to Designated Senior Debt. See "Description of the Notes -- Subordination."

    The Company conducts certain of its foreign operations through Foreign Subsidiaries. The Foreign Subsidiaries will not, and future Foreign Subsidiaries are not expected to, guarantee the Notes. Consequently, any right of the Company or the Subsidiary Guarantors to receive the assets of any such Foreign Subsidiary upon such Foreign Subsidiary's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Foreign Subsidiary's creditors (including trade creditors) and holders of its preferred stock, if any. As of August 30, 1998, the Foreign Subsidiaries had approximately $58.2 million of indebtedness.

ABILITY TO CONTINUE AND MANAGE GROWTH

    As part of its growth strategy, the Company seeks to expand its market presence and increase sales penetration to retail custom framers both in the North American and international markets. The Company also intends to continue to grow through complementary acquisitions of manufacturers and distributors of custom framing products. There can be no assurance that the Company will be able to continue to expand its market presence in its current locations or successfully complete future acquisitions. In addition, while the Company has increased its net sales and EBITDA significantly since 1994, there can be no assurance that the Company will be able to maintain such growth. The Company's ability to continue to grow will depend on a number of factors, including the demand for the Company's existing and new custom framing products, the ability to maintain sufficient profit margins and the impact of existing and emerging competition. To accommodate growth, the Company must also recruit, retain and develop qualified personnel, manage costs and, when needed, adapt its infrastructure and modify its information systems and process technologies. Activities related to the implementation of the Company's growth strategies may at times divert management's attention from the Company's business operations, and the costs associated with such activities may adversely affect the Company's profitability. The Company's failure or inability to continue, or to manage, its growth strategy successfully may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

ACQUISITION RISKS

    A substantial portion of the Company's growth in net sales has been the result of acquisitions. Following the Exchange Offer, the Company intends to continue to pursue complementary acquisitions of manufacturers and distributors of custom framing products. The Company has a disciplined approach to acquisitions, evaluating certain operating and financial criteria for each candidate, including product design and quality, geographic markets and customer segments served, management team strength and return on invested capital. Accordingly, there can be no assurance that in the future the Company will be able to identify acquisition candidates that meet the Company's criteria, to enter into acquisition agreements on favorable terms, consummate any acquisition or successfully integrate any acquired business into the Company's operations. In addition, the Company competes for acquisition candidates with both strategic and financial buyers, and continued consolidation in the industry may result in fewer opportunities for acquisitions. Future acquisitions may also result in the incurrence of additional debt (under existing or new credit facilities or through the public or private issuance of debt securities), the write-off of in-process product development and capitalized product costs, integration costs, and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The successful integration of acquisitions involves a number of risks, including difficulties in the assimilation of the operations, products and personnel of the acquired company, differing corporate cultures, the diversion of management's attention from other business concerns and the potential loss of key employees. Any one or more of the foregoing risks may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

ACCOUNTING FOR GOODWILL

The Company's consolidated balance sheet as of August 31, 1998 includes an amount designated as goodwill that represents 14% of total assets. Goodwill is recorded when the purchase price paid for a business is greater than the fair value of the acquired business' net assets, including both tangible assets and identified intangible assets. Goodwill and identified intangible assets are amortized over the periods estimated to be benefited, but not more than 40 years. For the acquired companies, management has determined that goodwill and other identifiable intangible assets should be amortized over 10 to 40 years.

Generally accepted accounting principles require that management identify the tangible and intangible assets acquired and allocated purchase price to those assets based on their fair values. Reported earnings therefore are effected by management's identification and valuation of tangible and intangible assets as well as management's estimate of the useful lives of tangible assets and the period that are expected to be benefited by the identified intangible assets and goodwill. When the fair values of longer lived assets are greater than the fair values of shorter lived assets, annual amortization and depreciation charges are less than when the fair values of shorter lived assets are greater than the fair values of longer lived assets. Further, earnings are affected when new information or changes in circumstances indicate that an asset has been impaired or that its estimated useful life is less than originally expected. For example, if management subsequently determines that the value of goodwill has been impaired, a charge to earnings will be required. Based on management's assessment, there is no persuasive evidence that goodwill should be amortized over a period of less than 40 years.

DEPENDENCE ON KEY MANAGEMENT

    The Company is dependent upon the abilities and expertise of Craig Ponzio, its Chief Executive Officer, and other key managers. The Company believes it has developed significant depth and experience within its management; however, no assurance can be given that the Company's business, financial condition and results of operations would not be adversely affected if any of these key managers ceased to be active in the business of the Company. The Company does not have employment agreements with any of its key managers. See "Management."

DEPENDENCE ON THIRD-PARTY MANUFACTURERS AND SUPPLIERS

    The Company is dependent upon third parties for the manufacture and supply of a majority of its custom framing products. While the inability of a manufacturer to ship orders of the Company's products in a timely manner or to meet the Company's quality standards has seldom been a problem for the Company, any increase in untimely shipments or failure to meet quality standards could affect the Company's ability to maintain adequate inventory to meet its customers' needs, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not have supply contracts with any of its manufacturers or suppliers; however, the Company has long-standing relationships with many of these third parties and has historically experienced only limited difficulty in satisfying its inventory requirements. See "Business -- Manufacturing and Sourcing."

SHORTAGES AND CHANGES IN COSTS OF RAW MATERIALS

    The Company's profitability is dependent on its ability to offer quality custom framing products at competitive prices. Various factors beyond the Company's control may affect the availability and/or cost of its raw materials. While management of the Company has been able to anticipate and react to changing costs and availability of raw materials, particularly wood for its mouldings, to date through its price adjustments, purchasing practices and product variation, there can be no assurance that the Company will be able to do so in the future. The Company does not have supply contracts with any of its suppliers of raw materials; however, the Company has long-standing relationships with many of these suppliers and has historically experienced only limited difficulty in satisfying its raw materials requirements. See "Business -- Manufacturing and Sourcing."

FOREIGN CURRENCY FLUCTUATION RISKS; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AFFECTING FOREIGN OPERATIONS

    Outside the U.S., the Company currently manufactures and sells products primarily in Canada and western Europe. The manufacturing costs, profit margins and competitive position of the Company are consequently affected by the strength of the currencies in countries where its products are manufactured relative to the strength of the currencies in the countries where its products are sold. The Company's results of operations and financial condition may be adversely affected by fluctuations in foreign currencies and by translations of the financial statements of the Company's foreign subsidiaries from local currencies into U.S. dollars. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 1 of notes to the Company's consolidated financial statements.

    Other risks inherent in foreign operations include changes in social, political and economic conditions which could result in the disruption of trade from the countries in which the Company's operations, manufacturers or suppliers are located, the imposition of additional regulations relating to imports and exports, the imposition of additional duties, taxes and other charges on imports and exports or restrictions on the transfer of funds, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    Competition is strong in the segments of the custom framing industry in which the Company operates. The Company competes with numerous domestic and foreign manufacturers and distributors of custom framing products. In particular, the Company estimates that its largest competitor in the manufacture and distribution of wood moulding in North America is The Williamson Company. The principal manufacturers of metal moulding are Nielsen & Bainbridge and Cardinal Aluminum Company, which primarily supply their products to custom framers through distributors. The Company's business depends on its ability to anticipate and respond to changing consumer tastes and demands by producing marketable products, as well as on its ability to remain competitive in the areas of quality, delivery and price. In a broader sense, the Company competes in the larger home decorating market, where consumers may forego custom framing and choose ready-made picture frames or framed art works, and in the larger wholesale contract framing market, where wholesale picture framers produce framed art works in volume for large accounts such as hotels or office complexes. There can be no assurance that the

Company will be able to maintain its profitability if the competitive environment changes. See "Business -- Competition."

INTELLECTUAL PROPERTY RISKS

    The Company uses a number of trademarks to distinguish its brands. The Company has registered or applied for registration of these trademarks in the U.S. and Canada and in numerous countries in Europe, Asia and elsewhere. The Company regards its trademarks and other property rights as valuable assets in the marketing of its products, and on a worldwide basis, vigorously seeks to protect them against infringement. There can be no assurance that the actions taken by the Company to establish and protect its trademarks and other proprietary rights will be adequate to prevent imitation of its products by others or to prevent others from seeking to block sales of the Company's products as violative of the trademarks and other proprietary rights of others. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. The Company also regards its moulding designs as critical to the success of its marketing efforts, and seeks to protect those designs prior to their introduction to the marketplace. However, after such introduction there are no practical means to prevent others from copying or imitating such designs or specific design elements. See "Business -- Trademarks."

RESTRICTIVE DEBT COVENANTS

    The Indenture contains a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay indebtedness (including the Notes) or amend certain debt instruments (including the Indenture), issue preferred stock, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company or its subsidiaries, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. See "Description of the Notes."

    The Company's ability to comply with these covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of these covenants or restrictions could result in a default under existing or future credit facilities and/or the Indenture, which would permit any senior lenders, or Holders of Notes, or both, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest and Liquidated Damages, if any, and the commitments of senior lenders to make further extensions of credit under existing or future credit facilities could be terminated. If the Company were unable to repay its indebtedness to any senior lenders, those lenders could proceed against any collateral that may secure such indebtedness. See "-- Subordination of Notes and Subsidiary Guarantees; Foreign Subsidiaries."

POSSIBLE INABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

    The Indenture provides that upon the occurrence of a Change of Control, the Company will make an offer to purchase all or any part of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. The Company's existing and future credit facilities may prohibit the Company from purchasing any Notes (except in certain limited amounts) and will also provide that certain change of control events with respect to the Company will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain the prohibition. If the Company does not obtain that consent or repay those borrowings, the Company will remain prohibited from purchasing the Notes by the relevant Senior Debt. In that case, the Company's failure to purchase the tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under existing or future credit facilities and could constitute a default under other Senior Debt. In those circumstances, the subordination provisions in the Indenture would likely restrict payments to Holders of Notes. Furthermore, no assurance can be given that the Company will have sufficient resources to satisfy its repurchase obligation with respect to the Notes following the occurrence of a Change of Control. See "Description of the Notes."

FRAUDULENT TRANSFER STATUTES

    Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Notes and Subsidiary Guarantees were issued, the Company or a Subsidiary Guarantor, as the case may be, (i) issued the Notes or a Subsidiary Guarantee with the intent of hindering, delaying or defrauding current or future creditors or (ii)(A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Notes or a Subsidiary Guarantee, and (B)(1) was insolvent or was rendered insolvent by reason of the issuance of the Notes or such Subsidiary Guarantee,
(2) was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small or (3) intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could void all or a portion of the Company's or a Subsidiary Guarantor's obligations to Holders of Notes, subordinate the Company's or a Subsidiary Guarantor's obligations to Holders of Notes to other existing and future indebtedness of the Company or such Subsidiary Guarantor, as the case may be, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes, and take other action detrimental to Holders of Notes, including in certain circumstances, invalidating the Notes. In that event, there would be no assurance that any repayment on the Notes or under the Subsidiary Guarantees would ever be recovered by Holders of Notes.

    The definition of insolvency for purposes of the foregoing considerations varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. However, the Company or a Subsidiary Guarantor generally would be considered insolvent at the time it incurs the indebtedness constituting the Notes or a Subsidiary Guarantee, as the case may be, if (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) it is incurring debts beyond its ability to pay as such debts mature. There can be no assurance as to what standard a court would apply in order to determine whether the Company or a Subsidiary Guarantor was "insolvent" as of the date the Notes and Subsidiary Guarantees were issued, or that, regardless of the method of valuation, a court would not determine that the Company or a Subsidiary Guarantor was insolvent on that date. Nor can there be any assurance that a court would not determine, regardless of whether the Company or a Subsidiary Guarantor was insolvent on the date the Notes and Subsidiary Guarantees were issued, that the payments constituted fraudulent transfers on another ground. To the extent that proceeds from the sale of the Notes are used to repay indebtedness under existing credit facilities, or to make distributions to shareholders on account of the ownership of capital stock, a court may find that the Company or a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Notes or a Subsidiary Guarantee, as the case may be.

    To the extent any Subsidiary Guarantees were avoided as a fraudulent conveyance or held unenforceable for any other reason, Holders of Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of Holders of Notes against the issuer of an invalid Subsidiary Guarantee would effectively be subject to the prior payment of all liabilities and preferred stock claims of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of Holders of Notes relating to any voided portions of any of the Subsidiary Guarantees.

    Based upon financial and other information currently available to it, management of the Company believes that the Notes and the Subsidiary Guarantees are being incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor (i) is solvent and will continue to be solvent after issuing the Notes or its Subsidiary Guarantees, as the case may be, (ii) will have sufficient capital for carrying on its business after such issuance, and (iii) will be able to pay its debts as they mature. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    In addition, if a court were to void the Subsidiary Guarantees under fraudulent conveyance laws or other legal principles, or, by the terms of such Subsidiary Guarantees, the obligations thereunder were reduced as necessary to prevent such avoidance, or the Subsidiary Guarantees were released, the claims of other creditors of the Subsidiary Guarantors, including trade creditors, would to such extent have priority as to the assets of such Subsidiary Guarantors over the claims of Holders of Notes. The Subsidiary Guarantees of the Notes by any Subsidiary Guarantor will be released upon the sale of such Subsidiary Guarantor. The Indenture limits the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness and to enter into agreements that would restrict the ability of any subsidiary to make distributions, loans or other payments to the Company. However, these limitations are subject to certain exceptions. See "Description of the Notes."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON RESALE

    The Old Notes have been designated as eligible for trading in the PORTAL market. Prior to this Exchange Offer, there has been no public market for the New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on The Nasdaq Stock Market's National Market or otherwise. The Initial Purchasers have previously made a market in the Old Notes, and the Company has been advised that the Initial Purchasers currently intend to make a market in the New Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchasers are not obligated, however, to make a market in the Old Notes or the New Notes and any such market-making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchasers. There can be no assurance as to the liquidity of the public market for the New Notes or that any active public market for the New Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the New Notes may be adversely affected.

CONSEQUENCES OF FAILURE TO EXCHANGE

         The issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered following the consummation of the Exchange Offer will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to provide for the registration under the Securities Act of 1933, as amended, (the "Securities Act"), of such Old Notes. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that Old Notes are tendered in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer." Each broker or dealer that receives New Notes for its own account in exchange for Old Notes where such New Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    The information contained herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to the following: the competitive environment in the Company's business in general and in the Company's specific market areas; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business; inflation; changes in costs of goods and services, including the raw materials used in the Company's products; economic conditions in general and in the Company's specific market areas; changes in or failure to comply with federal, state and/or local government regulations; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the ability to control inventory levels; the significant indebtedness of the Company; the ability to maintain arrangements with suppliers on favorable terms; changes in the Company's capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Forward-looking statements regarding sales and EBITDA are particularly subject to a variety of assumptions, some or all of which may not be realized. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any of these factors or to announce publicly the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

         The Exchange Offer is being effected to satisfy the Company's obligations under the Old Notes, the Indenture and the Registration Rights Agreement. There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange Offer. In consideration of issuing the New Notes in the Exchange Offer, the Company will receive an equal principal amount of Old Notes. Old Notes that are properly tendered in the Exchange Offer and not validly withdrawn will be accepted, cancelled and retired and cannot be reissued.

         The proceeds from the sale of the Old Notes were used to: (i) repay and retire the Company's principal credit facility, which had an outstanding balance of $82.3 million at the closing of the sale of the Old Notes and (ii) fund the distribution of previously undistributed S corporation earnings to the Company's shareholders, in an aggregate amount of $60.0 million. The remainder of the net proceeds of approximately $50.9 million will be used for general corporate purposes, which may include future acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at August 30, 1998. See "Certain Relationships and Related Transactions." This table should be read in conjunction with the Company's consolidated financial statements and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this Prospectus.

                                                                               AS OF
                                                                         AUGUST 30, 1998
                                                                         ---------------
                                                                          (IN THOUSANDS)

Cash and cash equivalents ..........................................        $  54,884
                                                                            =========

Debt (including current maturities):
  Notes ............................................................          200,000
  Other existing indebtedness ......................................           62,769
                                                                            ---------

      Total debt ...................................................          262,769
Shareholders' deficit ..............................................          (25,644)
                                                                            ---------
      Total capitalization .........................................        $ 237,125
                                                                            =========

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data is qualified by reference to, and should be read in conjunction with, the consolidated financial statements and the related notes thereto and other financial information included elsewhere in this Prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data of the Company as of and for the fiscal years ended August 28, 1994, August 27, 1995, August 25, 1996, August 31, 1997 and August 30, 1998 are derived from the Company's audited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                         FISCAL YEAR (1)
                                                      -----------------------------------------------------------
                                                          1994         1995         1996        1997         1998
                                                      ---------    ----------   ----------- -----------  --------
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Net sales..........................................  $ 157,346    $ 225,359     $ 300,788   $ 354,058   $ 381,137
 Cost of sales......................................     90,804      128,341       173,964     200,750     216,081
                                                      ---------    ---------     ---------   ---------   ---------
     Gross profit...................................     66,542       97,018       126,824     153,308     165,056
 Operating expenses.................................     51,008       74,547        96,595     117,707     130,833
 Restructuring charges..............................         --           --            --          --       2,262
                                                      ---------    ---------     ---------   ---------   ---------
     Operating income...............................     15,534       22,471        30,229      35,601      31,961
 Costs of cancelled initial public equity offering..         --           --            --          --       1,273
 Interest income....................................         --           --            --          --        (116)
 Interest expense...................................      1,034        4,008         6,846       9,722      11,949
 Provision for income taxes.........................      1,165        2,322         3,679       3,243       4,021
 Minority interest..................................         --           97           300         146         471
                                                      ---------    ---------     ---------   ---------   ---------
 Net income(2)......................................  $  13,335    $  16,044     $  19,404   $  22,490   $  14,363
                                                      =========    =========     =========   =========   =========
OTHER DATA:
 EBITDA(3)..........................................  $  17,807    $  28,174     $  35,531   $  42,486   $  46,404
 EBITDA margin(4)...................................       11.3%        12.5%         11.8%       12.0%       12.2%
 Depreciation and amortization......................  $   2,273    $   5,703     $   5,302   $   6,885   $   8,213
 Capital expenditures...............................      2,873        5,291         5,461       7,746       8,378
CREDIT DATA:
 Cash interest expense(5).........................................................................       $  11,893
 Ratio of EBITDA to cash interest expense(5)......................................................             3.9x
 Ratio of net debt to EBITDA(6)...................................................................             4.5
 Ratio of earnings to fixed charges(7)............................................................             3.2

BALANCE SHEET DATA:
 Cash and cash equivalents..........................  $   1,362    $   3,376     $   4,363   $   5,301   $  54,884
 Working capital....................................     24,615       32,936        39,456      43,302      97,150
 Total assets.......................................     58,458      122,781       190,168     208,689     305,922
 Total debt.........................................     14,067       53,969        93,062     108,726     262,769
 Shareholders' equity (deficit).....................     26,583       29,106        35,343      37,313     (25,644)

------------------------------------------
(1) The Company ends its fiscal year on the last Sunday in August. Accordingly, fiscal years 1994 through 1998 ended on August 28, 1994, August 27, 1995, August 25, 1996, August 31, 1997 and August 30, 1998 respectively. Moreover, fiscal year 1997 was a 53-week year.
(2) The Company is an S corporation and is not required to pay United States federal and certain state income taxes.
(3) EBITDA is defined as operating income plus depreciation, amortization (excluding amortization of bond issuance costs), restructuring charges and certain non-recurring costs (see "Management's Discussion and Analysis of Financial Condition and Results of Operations"). EBITDA is presented as the Company believes it is a useful indicator of a company's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). EBITDA is not necessarily comparable to similarly titled measures for other companies and does not necessarily represent amounts of funds available for management's discretionary use.
(4) EBITDA margin represents EBITDA as a percentage of net sales.
(5) Cash interest expense represents total interest expense less amortization of bond issuance costs.
(6) Net debt is defined as total debt less cash and cash equivalents.
(7) Earnings represent operating income plus restructuring charges and certain non-recurring costs (see Management's Discussion and Analysis of Financial Condition and Results of Operations) and fixed charges represent actual interest charges for the period. The ratio of earnings to fixed charges was 15.0x, 5.6x, 4.4x, 3.7x and 3.2x for 1994 through 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and the Company's consolidated financial statements and the related notes thereto which are included elsewhere in this Prospectus. In this "Management's Discussion and Analysis of Financial Condition and Results of Operations," all references to the Company's international operations ("International") include all of Albecca's operations outside of the U.S. The Company uses a 52-53 week fiscal year ending on the last Sunday in August. Accordingly, fiscal years 1996, 1997 and 1998 ended on August 25, 1996, August 31, 1997, and August 30, 1998, respectively. Moreover, fiscal 1997 was a 53-week year.

OVERVIEW

    Albecca is a worldwide leader in the custom framing industry, designing, manufacturing and distributing high quality, branded custom framing products, including wood and metal moulding, matboard, foam board, glass, equipment and other framing supplies.

    Albecca's net sales consist primarily of sales of branded custom framing products to independent retail custom framers and franchise operations. With operations in 20 countries, Albecca's net sales are geographically diversified. U.S. customers accounted for 54.0%, 46.7% and 48.7% of net sales in 1996, 1997 and 1998, respectively, with International customers accounting for the balance. Albecca has grown internally and through the acquisition of 38 other manufacturers and distributors of custom framing products since 1988. Of these acquisitions, Albecca completed ten in 1996, six in 1997 and six in 1998.

    Albecca's cost of sales for manufactured goods consists primarily of the cost of raw materials (primarily lumber), direct labor and the overhead associated with the manufacturing processes. The Company's cost of sales for products purchased for resale primarily consists of the cost of the product and the related freight costs. Albecca's operating expenses include the expenses associated with the Company's customer service, marketing, selling, distribution processes and general and administrative support.

    Albecca Inc. has been an S corporation under the Code since 1987 and Larson-Juhl International L.L.C. has been a limited liability company since inception. Therefore, neither has been subject to federal and certain state income taxes. The provision for income taxes that the Company historically has recorded has been primarily for certain state and foreign income taxes. In connection with the offering of the Old Notes, the Company distributed $60.0 million of previously undistributed S corporation earnings to its shareholders. See "Use of Proceeds" and "Certain Relationships and Related Transactions." The Company intends to continue to make distributions to its shareholders to pay their income tax obligations as a result of the Company's status as an S corporation.

RESULTS OF OPERATIONS

    The following table sets forth certain consolidated statements of operations data as a percentage of net sales for the periods indicated:


                                                                  FISCAL YEAR
                                                        -------------------------------
                                                          1996        1997        1998
                                                        -------     -------     -------

  Net sales......................................         100.0%      100.0%      100.0%
  Cost of sales..................................          57.8        56.7        56.7
                                                        -------     -------     -------
     Gross profit................................          42.2        43.3        43.3
  Operating expenses.............................          32.1        33.2        34.3
  Restructuring charges..........................            --          --         0.6
                                                        -------     -------     -------
     Operating income............................          10.1        10.1         8.4
  Cost of cancelled initial public offering......            --          --         0.3
  Interest expense, net..........................           2.2         2.8         3.1
                                                        -------     -------     -------
     Income before provision for income taxes and
       Minority interest.........................           7.9         7.3         5.0
  Provision for income taxes.....................           1.2         0.9         1.1
  Minority interest..............................           0.1          --         0.1
                                                        -------     -------   ---------
  Net income.....................................           6.6%        6.4%        3.8%
                                                        =======     =======     =======

  EBITDA.........................................          11.8%       12.0%       12.2%
                                                        =======     =======     =======

1998 Compared to 1997

    Net Sales. Net sales increased $27.1 million, or 7.6%, to $381.1 million in 1998 from $354.1 million in 1997. This increase is primarily a result of internal growth, the acquisition of six manufacturers and distributors of custom framing products in 1998, the full period impact of the six acquisitions completed during 1997 and the expansion of the Company's lines of premium custom frame mouldings, partially offset by changes in currency. Currency fluctuations in 1998 reduced net sales by 2.5%, primarily due to a strengthening of the U.S. dollar against the German Mark, Dutch Guilder, Australian dollar and Canadian dollar. In constant currency terms, excluding the 53-week impact of 1997, net sales increased by 12.3% in 1998 from 1997. U.S. net sales increased 12.2% in 1998 from 1997 and, on a constant currency basis, International net sales increased 8.7% in the same period. The increase in U.S. net sales resulted from the acquisition of four distributors of custom framing products and an estimated 6.4% increase in sales to independent custom framing retailers, offset by a decline in sales to framing departments of craft chains. The increase in International net sales resulted primarily from the acquisition of two manufacturers and distributors of custom framing products in 1998 and the full period impact of the six International acquisitions completed during 1997.

    Cost of Sales. Cost of sales increased $15.3 million, or 7.6%, to $216.1 million in 1998 from $200.8 million in 1997, primarily as a result of increased net sales. Cost of sales as a percentage of net sales was 56.7% in both 1998 and 1997. In the U.S., gross profit margin decreased to 46.0% in 1998 from 46.7% in 1997. This decrease was primarily the result of a 7.5% increase in the cost of the Company's sampling program and lower gross profit margins on products sold by acquired businesses. This decrease was partially offset by an improvement in the product mix, primarily resulting from increased sales of products that comprise the "Craig Ponzio Signature Collection." International gross profit margin increased to 40.8% in 1998 from 40.3% in 1997, primarily due to the Company's success in leveraging its buying power with existing suppliers, sourcing of products from additional vendors and the consolidation of certain international activities, including distribution centers and manufacturing facilities.

    Operating Expenses. Operating expenses increased $13.1million, or 11.2%, to $130.8 million in 1998 from $117.7 million in 1997. Operating expenses as a percentage of net sales increased to 34.3% in 1998 from 33.2% in the comparable period in 1997. The increase in operating expenses is primarily attributable to the acquisition of six manufacturers and distributors of custom framing products during 1998 and operating expenses for the full period from the six acquisitions completed during 1997. In the U.S., operating expenses as a percentage of net sales increased to 32.1% in 1998 from 31.9% in 1997. This increase was primarily due to a 27.5% increase in spending for marketing programs, including the consumer advertising program, as well as $2.1 million of non-recurring costs associated with the integration of four acquired distributors of custom framing products and with upgrading the Company's information systems (including Year 2000 compliance), offset by improved efficiencies throughout the Company's U.S. distribution network. International operating expenses as a percentage of net sales increased to 36.4% in 1998 from 34.4% in 1997, primarily due to the acquisition of two manufacturers and distributors of custom framing products which had higher operating expenses as a percentage of net sales, as well as $1.4 million in non-recurring costs primarily related to the integration of existing and acquired facilities.

    Restructuring Charges. In June 1998, the Company initiated a plan to close its plastic moulding manufacturing facility located in the United Kingdom and recorded a charge to operations of approximately $1,800,000. This charge included $230,000 related to severance and other termination benefits, $450,000 of lease termination and exit costs, $790,000 for the write-down of non-current assets to estimated realizable value and additional reserves for uncollectable accounts receivable of $330,000. The charge related to the additional reserves for uncollectable accounts receivable has been included in operating expenses in the accompanying statement of operations for the year ended August 30, 1998. During the fourth quarter of 1998, the Company initiated a plan to close its operations in Greece and recorded a charge to operations of approximately $700,000. This charge included severance of $80,000, write-off of goodwill of $330,000, additional reserves for uncollectable accounts receivable of $178,000 and other exit costs of approximately $110,000. The charge related to the additional reserves for uncollectable accounts receivable has been included in operating expenses in the accompanying statement of operations for the year ended August 30, 1998. Additionally, during the fourth quarter, the Company initiated a plan to close two duplicate facilities existing as a result of recent acquisitions and recorded a charge to operations of approximately $276,000 related to these closures, primarily consisting of $234,000 of severance and other termination benefits. The Company expects to incur an additional $300,000 in restructuring related costs during the first quarter of 1999 for inventory relocation and facility closing costs. Revenue and net operating results from the activities that will not be continued are not significant to the overall operations of the Company.

    Costs of Cancelled Initial Public Equity Offering. In July 1998, the Company cancelled a planned initial public equity offering of its common stock. As a result of the decision not to complete the offering, the Company wrote off the associated expenses incurred of approximately $1.3 million.

    Interest Expense. Interest expense increased $2.2 million, or 22.9%, to $11.9 million in 1998 from $9.7 million in 1997. The increase in interest expense is primarily due to $28.1 million of additional indebtedness incurred in connection with the acquisition of six manufacturers and distributors of custom framing products during 1998.

    Provision for Income Taxes. Provision for income taxes increased $0.8 million, or 24.0%, to $4.0 million in 1998 from $3.2 million in 1997. Provision for income taxes as a percentage of net sales was 1.1% in 1998 and 0.9% in 1997.

    EBITDA. For the reasons set forth above, EBITDA increased by $3.9 million, or 9.2%, to $46.4 million in 1998 from $42.5 million in 1997.

1997 Compared to 1996

    Net Sales. Net sales increased $53.3 million, or 17.7%, to $354.1 million in 1997 from $300.8 million in 1996. This increase is primarily a result of internal growth, the acquisition of six manufacturers and distributors of custom framing products in 1997, the full period impact of the 10 acquisitions completed during 1996 and the expansion of the Company's lines of premium custom frame mouldings, partially offset by changes in currency. Currency fluctuations in 1997 reduced net sales by 3.1%, primarily due to a strengthening of the U.S. dollar against the French Franc and Dutch Guilder. In constant currency terms, excluding the 53-week impact of 1997, net sales increased by 19.2% in 1997 compared to 1996. U.S. net sales increased 1.9% in 1997 from 1996 and, on a constant currency basis, International net sales increased 46.1% in the same period. The increase in U.S. net sales is primarily due to a 4.8% increase in sales to independent custom framing retailers, partially offset by a decline in sales to framing departments of craft chains. The increase in International net sales resulted primarily from the acquisition of six manufacturers and distributors of custom framing products in 1997 and the full period impact of the 10 International acquisitions completed during 1996.

    Cost of Sales. Cost of sales increased $26.8 million, or 15.4%, to $200.8 million in 1997 from $174.0 million in 1996, primarily as a result of increased net sales. Cost of sales as a percentage of net sales decreased to 56.7% in 1997 from 57.8% in 1996. In the U.S., gross profit margin increased to 46.7% in 1997 from 44.0% in 1996. This increase was primarily the result of an improvement in the product mix, primarily resulting from increased sales of products that currently comprise the "Craig Ponzio Signature Collection," partially offset by a 16.0% increase in the cost of the Company's sampling program. International's gross profit margin increased to 40.3% in 1997 from 40.0% in 1996. The six acquisitions completed in 1997 did not have a significant impact on gross margin.

    Operating Expenses. Operating expenses increased $21.1 million, or 21.9%, to $117.7 million in 1997 from $96.6 million in 1996. Operating expenses as a percentage of net sales increased to 33.2% in 1997 from 32.1% in 1996. The increase in operating expenses is primarily attributable to the acquisition of six manufacturers and distributors of custom framing products during 1997, a full year of operating expenses from the 10 acquisitions completed during 1996 and the U.S. consumer advertising program which commenced in September 1996. In the U.S., operating expenses as a percentage of net sales increased to 31.9% in 1997 compared to 31.0% in 1996. This increase was primarily due to the investment in the U.S. consumer advertising program, partially offset by improved efficiencies throughout the Company's U.S. distribution network. International operating expenses as a percentage of net sales increased to 34.4% in 1997 from 33.4% in 1996, primarily due to acquisition of six manufacturers and distributors of custom framing products which had higher operating expenses as a percentage of net sales.

    Interest Expense. Interest expense increased $2.9 million, or 42.0%, to $9.7 million in 1997 from $6.8 million in 1996. The increase in interest expense is primarily due to $18.4 million of additional indebtedness incurred in connection with the acquisition of six manufacturers and distributors of custom framing products during 1997.

    Provision for Income Taxes. Provision for income taxes decreased $0.4 million, or 11.9%, to $3.2 million in 1997 from $3.7 million in 1996. Provision for income taxes as a percentage of sales was 0.9% in 1997 compared to 1.2% in 1996.

    Net Income. For the reasons set forth above, net income increased $3.1 million, or 15.9%, to $22.5 million in 1997 from $19.4 million in 1996. Net income as a percentage of net sales decreased to 6.4% in 1997 from 6.5% in 1996.

    EBITDA. For the reasons set forth above, EBITDA increased by $7.0 million, or 19.6%, to $42.5 million in 1997 from $35.5 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities was $30.6 million, $22.2 million and $15.6 million in 1996, 1997 and 1998, respectively. The Company's primary cash requirements have been to fund working capital, maintenance capital expenditures and acquisitions. The Company has generally used internally generated funds and amounts available under its existing bank credit facilities as its primary sources of liquidity. Net cash used in investing activities is primarily used for the acquisition of manufacturers and distributors of custom framing products. The Company invested $34.1 million for acquisitions in 1996, $18.4 million for acquisitions in 1997 and $28.1 million for acquisitions in 1998.

    Capital expenditures (excluding acquisition costs) were $5.5 million, $7.7 million and $8.4 million in 1996, 1997 and 1998, respectively. The Company's historical capital expenditures have been primarily used to expand its distribution network, enhance management information systems and improve manufacturing efficiencies.

    At August 30, 1998, the Company had outstanding indebtedness of approximately $262.8 million, consisting of $200.0 million in principal amount of the Notes and $62.8 million of other indebtedness. See "Risk Factors -- Substantial Leverage and Shareholders' Deficit." The Company's primary sources of liquidity will be cash flow from operations and its available cash and cash equivalents of $54.9 million. The Company's liquidity needs following the Offering will relate primarily to payment of principal and interest on outstanding indebtedness, primarily constituting principal and interest on the Notes, the funding of capital expenditures, working capital and complementary acquisitions and the funding of distributions to the Company's shareholders to pay income taxes as a result of its status as an S corporation.

    The Company's ability to make scheduled payments of the principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital or other 8expenditures will depend on its future financial or operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. Based upon the current level of operations, management believes that cash flow from operations and available cash and cash equivalents will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures, scheduled payments of principal and interest on its indebtedness, including the Notes, and acquisitions at least until the end of fiscal 1999. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to make anticipated capital and other expenditures.

    The Company does not have a bank credit facility in place to fund its U.S. operations, although the Company plans to enter into a senior bank credit facility to finance future working capital needs, capital expenditures and complementary acquisitions. The Company from time to time reviews and will continue to review acquisition opportunities as well as changes in the capital markets. If the Company were to consummate a significant acquisition or elect to take advantage of favorable opportunities in the capital markets, the Company may supplement availability or revise the terms under its credit facilities or undertake public or private offerings of equity or debt securities. At present, the Company has not entered into any agreements, commitments or understandings with respect to such a credit facility. Moreover, there can be no assurances that the Company will be able to obtain such financing in the amounts or at the times such financing may be required, or that, if obtained, any such financing would be on acceptable terms. See "Risk Factors -- Liquidity and Need for Additional Financing."

EXCHANGE RATES

    The Company is affected by the movement of currencies in the 19 foreign countries in which it operates. The Company's results of operations and financial condition may be adversely affected by fluctuations in foreign currencies and by translations of the financial statements of the Company's International operations from local currencies into U.S. dollars. The Company addresses this exposure by financing most funding needs in the applicable foreign currencies. In addition, the exposure is further mitigated by each of the International operations transacting business primarily in its local currency.

YEAR 2000 COMPLIANCE

    The Company has initiated a program to assess the impact of Year 2000 compliance on its information technology ("IT") systems and its non-IT systems and has formulated a plan to address business disruption associated with potential date processing problems.

    Through its assessments, the Company has identified potential Year 2000 issues in its IT systems, both hardware and software and in its non-IT systems. The Company is in the process of addressing these deficiencies through upgrades, replacements, specific enhancements and other corrective measures. The Company expects to complete remediation of its material IT systems no later than August 1999. In connection with its non-IT systems (building security, HVAC and other equipment with date sensitive operating controls) the Company is in the process of identifying those items which may require replacement or upgrading. The Company expects to complete testing and correcting the date sensitive non-IT systems by September 1999.

    The Company has initiated inquires of third parties with whom the Company has significant business relationships (such as customers, vendors, lessors) to assess their state of addressing Year 2000 issues that will materially and adversely impact the Company. The Company has just begun requesting that significant business relationships respond in writing to the Company's Year 2000 compliance inquiries that they will be Year 2000 compliant by the end of 1999. The Company plans to continue to assess its significant third party business relationships' efforts in addressing Year 2000 issues through other techniques as it deems appropriate. Despite the Company's efforts, there can be no guarantee that the systems of other companies which the Company relies upon to conduct its business will be Year 2000 compliant.

    The Company estimates that it will incur expenses of $700,000 to $1.0 million in conjunction with the Year 2000 compliance project. As of August 30, 1998, the Company has spent approximately $600,000 in connection with this project. The majority of these expenditures have been and will be expensed as incurred.

    The estimated dates of completion and costs of the Year 2000 initiatives are based on management's best estimate. However, there can be no guarantees that these estimates will be achieved, and actual results could differ materially from the those plans.

    The Company believes that its most reasonably likely worst case Year 2000 scenario would be a failure by a significant third party in supplying the Company its products and services it needs to conduct its day-to-day operations. This risk is not limited to its vendors but also includes, without limitation, utilities or other general service providers or government entities. The Company is focusing its remedial efforts on those factors which it can reasonably be expected to have influence upon. The extent of lost revenue as a result of such scenarios cannot be estimated at this time.

    The Company has not yet completed its planning and preparation to handle the most likely worst case scenarios described above. The Company intends to develop contingency plans for these scenarios by March 31, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

    For a discussion of the impact of recent accounting pronouncements, see the Company's consolidated financial statements and the related notes thereto which are included elsewhere in this Prospectus.

                                    BUSINESS

OVERVIEW

    Albecca, which primarily does business under the Larson-Juhl name, is a worldwide leader in the custom framing industry. Albecca designs, manufactures and distributes a complete line of high quality, branded custom framing products, including wood and metal moulding, matboard, foam board, glass, equipment and other framing supplies. The Company's principal brands include the "Larson-Juhl Classic Collection" and the "Craig Ponzio Signature Collection." For over 100 years, the Company has been designing, manufacturing and distributing custom framing products that enhance the aesthetic qualities of prints, paintings, drawings and other art and memorabilia. By combining traditional craftsmanship with modern manufacturing technology, Albecca creates frames characterized by distinctive design and superior quality. Albecca has attained its worldwide leadership position by offering a complete selection of quality branded products and outstanding service to its retail custom framing customers and, more recently, by increasing awareness of its products through consumer advertising.

    Albecca believes it is a market leader in North America (United States and Canada) and estimates that it holds a leading market position in the other countries in which it operates. Albecca believes it has achieved its leading market position by combining innovative design of premium, branded products, a complete line of quality products, global leadership in sales and customer service and cost-efficient manufacturing and distribution. These competitive strengths have made the Larson-Juhl brand one of the most globally recognized names in the custom framing industry. The Company believes that consumers are placing an increased emphasis on the home, its decor and the expression of individual style, which will contribute to the growth of the custom framing market. To capitalize on this trend, Albecca's business strategy is focused on continuing to introduce premium, branded product collections, increasing product and brand awareness through consumer advertising, increasing sales penetration to retail custom framers, improving profitability of operations and pursuing complementary acquisitions.

    Albecca conducts its operations through 76 locations in 20 countries. In North America, Albecca operates four moulding and frame manufacturing plants and 28 light manufacturing/distribution centers. Internationally, the Company operates 16 moulding and frame manufacturing plants and 36 light manufacturing/distribution centers. In North America, Albecca's primary customers are retail custom framers. In Europe, the Company primarily serves retail custom framers and home decorating centers.

    Craig Ponzio, the Company's Chairman, President, Chief Executive Officer and principal shareholder joined Larson Picture Frame, Inc. in 1973 and purchased that company in 1981. In 1988, Larson Picture Frame, Inc. acquired Juhl-Pacific Corporation creating Larson-Juhl. Following the 1981 acquisition, the management team initiated a program to expand Albecca's product lines, develop an organizational infrastructure, and acquire and consolidate manufacturers and distributors of custom framing products.

THE CUSTOM FRAMING INDUSTRY

    While art work has been framed by hand for centuries, the custom framing industry began in the 1890s with the development of special clamps, mat cutters and other framing equipment. The real growth of the industry began in the 1970s with the advent of technological advances in equipment and distribution processes, which decreased the custom framer's barrier to entry and allowed an increasing number of entrepreneurs to start custom framing businesses. These trends paralleled the continuing growth of an economically strong middle class seeking to decorate their homes with art work, photographs and other personal items. Today the industry in North America includes approximately 20,000 retail custom frame store fronts and over 300 manufacturers and distributors of custom framing products. Independent custom framers currently account for approximately 89% of custom framing sales in North America. The remaining 11% of sales are principally generated by custom framing departments of craft chains and franchise operations. Outside North America, the Company estimates there are over 20,000 retail custom frame store fronts and over 500 manufacturers and distributors of custom framing products. Albecca estimates that sales to retail custom framers in 1998 were approximately $1.2 billion in North America and approximately $1.2 billion in the rest of the world.

    The Company believes the industry will grow as consumers place greater emphasis on the home and its decor. The Company believes this trend is contributing to the growth of the custom framing industry and, when combined with the Company's consumer advertising program, will allow the Company to help generate increased consumer awareness and sales of custom framing products.

    Historically, due to inventory and cost limitations, retail custom framers were unable to offer a wide selection of products and instead marketed themselves as craftsmen. Today, with advances in technology and distribution processes, the retail custom framer is able to rely on manufacturers and distributors to provide a wide assortment of framing products and supplies on a just-in-time basis. Because custom framers are now able to offer a full line of branded products without inventory limitations, the retail custom framing industry is less dependent on technical ability than on design and marketing skills. The Company believes this shift will continue to benefit manufacturers and distributors, such as Albecca, that are able to provide fast delivery of a complete line of custom framing products as well as assist retail custom framers with merchandising, design and selling strategies.

PRODUCTS

    Albecca designs, manufactures and distributes a complete line of quality branded custom framing products, including wood and metal moulding, matboard, foam board, glass, equipment and other framing supplies. This product offering allows the Company to be a complete source supplier to retail custom framers. Albecca offers over 8,000 branded products in North America and over 17,000 additional branded products in the rest of the world. Of the Company's worldwide products, over 12,000 are branded custom frame wood moulding products. The Company believes it offers the widest variety of products for the retail custom framer in the industry.

    The following illustration depicts a completed custom frame, utilizing a variety of framing products sold by the Company:

                                   [GRAPHIC]

WOOD MOULDING

    Albecca is one of the world's largest manufacturers and suppliers of wood moulding to the custom framing industry, based upon sales. Albecca provides branded custom moulding in a variety of shapes, sizes, finishes and forms to meet each customer's specific needs. The Company's finishes include water gilded gold leaf, naturally stained North American hardwoods, genuine European burlwood and hand applied beeswax, as well as a variety of finishes inspired by antique frames and furniture. The styles of these wood mouldings range from contemporary geometric shapes to heavily embossed Baroque patterns. With a variety of widths and styles available, multiple mouldings can be used within a single frame to create thousands of framing combinations. Custom framers purchase moulding from the Company in a variety of formats including (i) long lengths of moulding which the framers cut to size; (ii) moulding cut to specific lengths (chop service); and (iii) moulding assembled as a completed frame (join service).

    Albecca's design team has created each of its over 1,100 branded wood mouldings in North America. Most of the Company's wood moulding products are produced either in the Company's plants in the U.S., Canada, Europe and South Africa, or by third-party manufacturers in Europe and Asia that have devoted a significant amount of their capacity to producing Albecca's high quality, proprietary moulding products. See "-- Manufacturing and Sourcing."

    The Company markets its wood moulding under the "Larson-Juhl Classic Collection" and the "Craig Ponzio Signature Collection" brand names. Each collection consists of a series of lines designed to evoke a particular era, location, style or culture. The "Craig Ponzio Signature Collection" contains the Company's finest lines of wood moulding, allowing the Company to market differentiated products to multiple segments of the custom framing industry. See "-- Design."

METAL MOULDING

    Albecca distributes approximately 1,000 different branded metal mouldings worldwide. Sales of these mouldings predominantly require chop service, as retail custom framers generally do not have the equipment necessary to cut metal moulding. The Company markets one proprietary line of metal moulding, Clark, which is one of the market leaders in metal moulding.

MATBOARD AND FOAM BOARD

    The Company sells matboard, which is cut to surround the art work and used inside the frame, and foam board, which is used as a firm backing for certain art work and other items to be framed. The Company sells all major brands of matboard and foam board to meet the preferences of retail custom framers. As consumers have become increasingly concerned about preserving framed items against discoloration and damage, certain premium conservation types of matboard and foam board have been developed. In 1997, the Company launched its own proprietary line of premium conservation matboard, under the Artique brand name, in an effort to promote this trend of preservation framing.

GLASS, EQUIPMENT AND OTHER FRAMING SUPPLIES

    Albecca supplies a variety of glass types, generally priced based on differing levels of ultraviolet filtering properties and reflectivity. The Company also sells a full complement of custom framing equipment and supplies as a convenience to its customers. This selection includes joining machines, matboard cutters and framing hardware. The Company's net sales of custom framing equipment have not been material. All of the glass, equipment and other framing supplies sold by the Company are produced by third-party manufacturers.

SALES AND MARKETING

    The Company markets its products to custom frame shops principally through Company-employed sales representatives, advertisements in trade magazines and attendance at industry trade shows. The Company also markets to consumers by advertising in widely-distributed magazines that the Company considers influential among consumers and decorators, as well as through the use of direct mail materials and in-store promotional displays. Through educational seminars and consultations with the Company's sales team, Albecca also provides technical, marketing and other business advice both to established retail custom framers and to prospective customers establishing new custom framing businesses.

    The Company's sales representatives update customers on the Company's product lines, advise customers on framing design and provide information on more effective merchandising, design and selling techniques. Sales representatives assist retail custom framers in redesigning their frame sample display walls. Albecca's direct sales force also works with retail custom framers to help them create and sell more sophisticated custom frames, and thereby increase the average price per frame. The sales representatives also listen carefully to the retail custom framers in order to understand and respond to issues concerning the Company's products, trends in consumer demand and competitive activities in the marketplace. Sales representatives are employed by the Company and compensated principally by salary, with commission and bonus components available based on sales and other performance criteria.

    The Company establishes a local presence by consolidating both the sales and operations functions in each distribution center under the supervision of a general manager. This decentralization of management has allowed most sales and distribution issues to be decided at the local level, thereby improving the level and speed of service provided to customers. The Company believes the skill and experience of its general managers has contributed to the Company's ability to build personal relationships with its retail custom framers.

    The Company markets to the retail custom framer directly through catalogs and sales literature and through publicity and advertising in trade publications such as Art Business News, Art World News, Art Expressions, Decor, der Kunsthandel, Picture Framing Magazine and The Picture Business. These advertisements generally focus on the Company's image and the introduction of new premium branded products.

    Albecca has embarked on an aggressive plan to increase consumer awareness and appreciation of the value of custom framing in general, and specifically, the Company's premium branded products. The Company believes consumers are more likely to perceive value in premium branded products. In 1996, the Company began to extensively advertise its branded products in well-known publications that the Company considers influential among consumers and decorators in the home furnishing industry, such as Architectural Digest, Elle Decor, House and Garden, House Beautiful, Metropolitan Home and Traditional Home. The Company believes it is the only manufacturer and distributor of custom framing products marketing its products through a national consumer advertising program. These advertisements portray the warmth and individuality custom frames can add to a home. Through these advertisements, the Company targets sophisticated consumers with the economic power to purchase its high quality, premium branded products. In addition, the Company provides its customers with direct mail literature as well as advertisements suitable for inclusion in local publications.

DESIGN

    The Company's goal is to develop and produce the best-designed products in the industry. The Company believes that quality designs not only will increase consumer interest in its own products, but will also help to lead the entire industry to improve design quality and thereby attract more consumers to custom framing. Led by Mr. Ponzio, the Company's design team extensively researches and studies furniture, architectural and historical design elements and art and decorating trends from around the world. The Company incorporates these elements into branded product lines introduced under one of the Company's moulding collections.

    Mr. Ponzio is the Company's chief designer and provides leadership in all aspects of the design process. Mr. Ponzio's 25 years of design experience are complemented by the other members of the corporate design team, who have an average of 17 years of design experience in the custom framing industry. The corporate design team works in collaboration with designers in each of the Company's manufacturing facilities to create mouldings that bring together the best in design with the manufacturing strengths of a particular facility. By combining their creative vision with the Company's commitment to developing high-quality products, the entire design team strives to understand what consumers desire and which designs are most likely to be commercially viable.

    Albecca designs all of its wood moulding collections and the Clark collection of metal moulding. In addition, the Company recently introduced Artique, its first proprietary matboard design. The team creates products which are manufactured both by Albecca as well as by third-party manufacturers. Traditionally, the time involved from design and conception to production of a new product line is approximately six months.

    Listed below is a brief description from the Company's marketing materials of recent introductions of wood moulding lines under the "Craig Ponzio Signature Collection:"

     NAME                                 DESCRIPTION                                     YEAR INTRODUCED
     ----                                 -----------                                     ---------------

     Aubusson.....................        Inspired by artfully woven French rugs,               1998
                                          Aubusson reflects the delicate detail,
                                          carefully crafted color and design of antique
                                          French tapestries.

     Castillano...................        The splendor of Spain is captured in this             1996
                                          rich, bold, distinctive moulding. The pleasing
                                          proportions and beautifully embossed
                                          patterns exude tradition and fine quality.

     Cortona......................        Like a comfortable piece of antique furniture         1998
                                          or an heirloom passed down from generation
                                          to generation, this collection of
                                          beautifully patterned genuine burlwood
                                          evokes the same feelings of antiquity.

     Couleurs Provence............        Harvested from the French countryside, this           1998
                                          moulding captures the authentic detailing of
                                          aged wormwood, the classic colors of Provence
                                          and the beauty of a natural beeswax finish.

     El Greco.....................        This majestic, deeply embossed Spanish moulding       1998
                                          is

                                          designed in the style of the royal court during the 15th century. Our artisans meticulously recapture the bold, strong distinction of this regal age.

     Imperial.....................        The grace and stately detail of 17th century          1996
                                          France lives again in this collection of
                                          delicately embossed profiles.

     Kensington...................        The natural beauty and unique characteristics         1997
                                          of authentic mahogany and European burlwood
                                          veneers give this collection a sense of warmth
                                          and character that stands the test of time.

     Musee........................        Our Master Guilders create this distinctive           1996
                                          collection of beautiful mouldings using the
                                          same time-honored techniques of hand-finished
                                          waterguilding that began centuries ago.

     Prado........................        Seemingly lit from within, the dark, rich glow        1997
                                          of this moulding collection reflects the
                                          accumulated age of the beautiful monasteries of
                                          Old World Europe.

     Stradivarius.................        The graceful shapes and rich finishes of the          1997
                                          Stradivarius violin served as the inspiration
                                          for this exquisitely designed moulding
                                          collection.

     Umbria.......................        Borrowing its name from the tranquil Italian          1998
                                          region, Umbria embodies the strength, hand
                                          craftsmanship and timeless tradition of this
                                          region.

     Vermeer......................        Named in honor of the Dutch master, Vermeer,          1998
                                          these elegant, smooth mouldings bring together
                                          classic and modern influences to create a
                                          collection  that is the true work of a master.

MANUFACTURING AND SOURCING

    Albecca also produces wood moulding in thirteen Company-owned manufacturing plants. Most of the wood moulding sold by the Company is produced by third-party manufacturers. As an industry leader in design, and as one of the largest distributors of wood moulding to retail custom framers, the Company has developed close working relationships with many of these third-party manufacturers who produce Albecca's proprietary products to its designs and specifications. Many of these manufacturers have devoted a significant amount of their capacity to the production of Albecca's high quality products. In addition to moulding manufacturing plants, the Company has seven pre-assembled frame manufacturing plants in Europe and the U.S. The Company distributes its products from its light manufacturing/distribution centers. See "-- Distribution."

    The following lists certain information regarding the Company's manufacturing facilities:


                                                                                 NUMBER OF
    COUNTRY                                                PRODUCTS             FACILITIES
    -------                                                --------             ----------
    Austria........................................        Mouldings                  1
    Canada.........................................        Mouldings                  2
    Czech Republic.................................        Mouldings and Frames       2
    Finland........................................        Mouldings                  1
    France.........................................        Mouldings and Frames       4
    Germany........................................        Frames                     1
    Italy..........................................        Mouldings                  1
    Netherlands....................................        Frames                     1
    Russia.........................................        Frames                     1
    South Africa...................................        Mouldings                  2
    Sweden.........................................        Mouldings                  2
    United States..................................        Mouldings and Frames       2
                                                                                   ----
              Total................................                                  20

    The wood moulding manufacturing process begins with raw board lumber, from which the moulding is milled and then sanded to produce the finished profile. Then a variety of staining, distressing and hand-applied finishing techniques are used to produce the completed moulding. There are typically between eight and 25 process steps involved in producing the Company's high-quality wood moulding products.

    Wood, the principal raw material used in the Company's manufacturing processes, is purchased from a variety of suppliers in the U.S., Canada, Asia and Africa as kiln-dried blanks or as raw lumber that is then dried by the Company. The primary types of wood used by the Company are North American oak and ash, as well as European pine. The Company has long-standing relationships with many of its suppliers and has experienced only limited difficulty in satisfying its raw materials requirements. Although the loss of any supplier may have an adverse effect on the Company's short-term operating results, the Company believes it could replace suppliers without having a material adverse effect on the Company. Over the past three years, prices of the Company's primary types of wood have remained relatively stable.

    The Company does not manufacture any other products, but instead purchases them from numerous other manufacturers and distributors. The Company works with one manufacturer to produce its proprietary line of Clark metal moulding. The Company is the only purchaser of metal picture frame moulding from this manufacturer. The Company also works with one manufacturer to produce its Artique brand of matboard.

    The Company's manufacturing and sourcing staff oversees manufacturing and production, negotiates purchases of raw materials and researches and identifies new suppliers and third-party manufacturers. The Company's products are manufactured according to plans prepared each year which reflect prior years' experience, current industry trends, economic conditions and the Company's estimates of a particular line's performance. The Company separately negotiates with suppliers for the purchase of required raw materials in accordance with the Company's specifications and limits its exposure to holding excess raw material inventory by purchasing based on demand. The Company believes that its policy of limiting its commitments for purchases reduces its exposure to excess inventory and obsolescence. The Company is not responsible for procuring raw materials used by its third-party manufacturers.

DISTRIBUTION

    Albecca provides a complete line of framing materials and supplies, and fills orders rapidly and dependably. By supplying a broad line of quality products, Albecca offers retail custom framers numerous alternatives to meet the individual tastes of consumers. The Company has developed a user-friendly order and fulfillment system in North America that includes features such as toll-free telephone and fax ordering, customer service and technical representatives, extended customer service hours, instant stocking information and next-day shipping on most orders from the Company's distribution centers. This system, and advancements in framing technology, allow retail custom framers to offer dependable service to their customers without requiring significant amounts of capital to be tied up in inventory and equipment. This, in turn, allows Albecca's customers to enhance their marketing by committing more of their shop space to retail display and more of their time to designing and selling, and less to back-room operations.

NORTH AMERICA

    A typical custom framing transaction in North America begins with an Albecca retail custom framing customer helping a consumer determine the best way to preserve, mount and display a work of art or personal item. Consumers select the style and color of framing materials to suit their individual taste, aided by displays of moulding samples ("corners") and other framing materials. Then, the retail custom framer determines the proper amount and dimensions of each kind of material needed to complete the framing (e.g., moulding, matboard and glass) and contacts Albecca's customer service center by telephone or fax to place the order. After confirming the order and the customer's credit availability on Albecca's integrated management information system, the order is automatically printed or displayed at the distribution center closest to the customer. Upon receiving the order, personnel in the distribution center pull the required materials, cut the moulding to its required dimensions (if chop service is requested), join the frame, if necessary, inspect and package the order. Depending on the location of the customer, orders are either delivered by one of Albecca's delivery trucks or by a package delivery company with the goal of shipping the order for delivery the next business day. After receiving the order, the retail custom framer completes the preparation of the materials and assembles the finished frame using matboard cutters, glass cutters and moulding joiners.

    Albecca distributes its products in North America through 28 distribution centers. The number and location of these distribution centers make Albecca the only manufacturer with a broad-based North American distribution network.

    The Company's Chicago and Los Angeles distribution centers also serve as distribution hubs that receive and process container-size deliveries of the Company's products and ship smaller quantities of products, generally weekly, to the other distribution centers based on customer demand.

    In North America, the Company operates distribution centers in the following metropolitan areas:

    Atlanta, Georgia                                               Miami, Florida
    Boston, Massachusetts                                          Minneapolis, Minnesota
    Calgary, Alberta                                               Montreal, Quebec
    Chicago, Illinois                                              New Orleans, Louisiana
    Cincinnati, Ohio                                               Newark, New Jersey
    Cleveland, Ohio                                                Philadelphia, Pennsylvania
    Dallas, Texas                                                  Phoenix, Arizona
    Denver, Colorado                                               San Diego, California
    Detroit, Michigan                                              San Francisco, California
    Greensboro, North Carolina                                     Seattle, Washington
    Houston, Texas                                                 St. Louis, Missouri
    Huntsville, Alabama                                            Toronto, Ontario
    Lakeland, Florida                                              Vancouver, British Columbia
    Los Angeles, California                                        Washington, D.C.

INTERNATIONAL

    Outside North America, the Company has relied to date on the distribution systems in place for the companies it has acquired, and is in the process of integrating and rationalizing these systems. The Company's goal for its international operations is to develop a fast, user-friendly order-fulfillment system that operates through a logistical network similar to the one existing in North America. In order to realize this goal, the Company has developed a central distribution center in Germany to improve response to European framers as well as to better control distribution costs. This center began operations in August 1998.

    The Company operates distribution centers from the following countries outside of North America:

                                                                       NUMBER OF
    COUNTRY                                                           FACILITIES
    --------                                                          ----------
    Australia..................................................             6
    Austria....................................................             2
    Belgium....................................................             1
    Czech Republic.............................................             1
    Finland....................................................             1
    France.....................................................             2
    Germany....................................................             1
    Greece.....................................................             1
    Italy......................................................             1
    Japan......................................................             1
    Korea......................................................             1
    Netherlands................................................             4
    New Zealand................................................             3
    Norway.....................................................             1
    Russia.....................................................             1
    South Africa...............................................             2
    Sweden.....................................................             5
    United Kingdom.............................................             2
                                                                         ----
              Total............................................            36

CUSTOMERS

    In North America, Albecca's target customers are the approximately 20,000 custom framing retail store fronts that serve middle to upper income consumers. To date, the Company has served approximately 90% of these retail store fronts. Outside North America, the Company targets the over 20,000 retail custom frame store fronts and home decorating centers.

MANAGEMENT INFORMATION SYSTEMS

    The Company believes that information and technology are essential to maintaining its competitive position. The Company's management information system is designed to provide responsive and efficient order processing, inventory control, financial reporting and management information for the Company's sales, marketing, procurement, distribution and financial analysis functions. The Company's management information system allows it to track inventory on a real time basis throughout its North American distribution network. The Company's North American operations utilize J.D. Edwards' WorldSoftware release 7.3 software and IBM Series 640-2239 hardware (AS400 series) which are supported at the Company's headquarters in Norcross, Georgia. In addition, the Company has introduced an electronic data interchange ("EDI") system to facilitate processing customer orders and inventory replenishment. The Company believes that substantially all of its information systems are Year 2000 compliant and plans to replace or upgrade non-compliant systems prior to September 1999. The Company believes that additional costs incurred in connection with these replacements and upgrades will not have a material impact on the Company's financial condition or results of operations.

CREDIT ANALYSIS AND CONTROL

    Albecca manages its credit and collection functions regionally in the U.S. Outside of the U.S., credit and collection functions are managed separately in each country in which the Company operates. The Company extends credit based on an evaluation of the customer's financial condition and history with the Company. Albecca monitors credit levels on an ongoing basis to minimize credit risk. The Company does not factor its accounts receivable or maintain credit insurance.

INVENTORY MANAGEMENT

    Albecca believes that a key competitive advantage is its complete line of quality branded products, which allows the Company to be a complete source supplier to retail custom framers. In the U.S., the Company's sales information system is integrated into its inventory procurement system in order to provide current demand trends and to optimize inventory stocking levels. This demand information is reviewed on an ongoing, location-by-location basis in order to more effectively control the Company's inventory investment.

QUALITY CONTROL

    A key factor in the Company maintaining the quality of its products has been to ensure that through the careful design of such products, they can be manufactured consistently over a long period of time. The Company monitors the quality of its raw materials prior to the manufacture of products and inspects prototypes of each product before production runs are commenced. The Company also performs in-line quality control checks during and after production. Final inspections occur when the products are processed for final shipment at each of the Company's distribution centers. The Company believes that its careful inspection policy is an important element in maintaining the quality and reputation of its products. In addition, the Company conducts quarterly reviews with each of its manufacturers and suppliers to assess and improve performance levels. Albecca offers its customers a 100% satisfaction guarantee on every product sold.

COMPETITION

    Albecca competes with over 300 North American and over 500 international manufacturers and distributors of custom framing products. Albecca is one of the largest manufacturers and distributors of wood moulding in North America, where it estimates its largest competitor is The Williamson Company. The principal manufacturers of metal moulding are Nielsen & Bainbridge and Cardinal Aluminum Company, which primarily supply their products to custom framers through distributors. Albecca believes it is one of the largest metal moulding customers of both companies. The principal manufacturers of matboard are Crescent Cardboard Company and Nielsen & Bainbridge which primarily supply their products to custom framers through distributors. Albecca believes it is the largest single matboard customer of both companies.

    The Company competes primarily on the basis of product design and quality, on-time delivery, inventory availability, service and price. The Company believes its principal competitive strengths are leadership in design and premium, branded products to the custom framing industry; a wide variety of custom framing products; a direct sales force regularly visiting retail custom framers to introduce new products and assist with in-store merchandising; and strategically located manufacturing/distribution centers for rapid, efficient response to customers. The Company seeks to protect its designs, but they are commonly imitated in the industry. In addition, many of the Company's competitors offer a wide variety of custom framing products, have active direct sales forces, and are geographically located close to large numbers of customers.

    In the broader sense, the Company competes in the larger home decorating market, where consumers may forego custom framing and choose ready-made picture frames or framed art works, and in the larger wholesale contract framing market, where wholesale picture framers produce framed art works in volume for large accounts such as hotels or office complexes. Albecca believes that other home furnishing items such as furniture, floor and wall coverings and window treatments compete with custom framing for consumer dollars, and the Company's challenge is to enable the custom framing industry to capture more of those sales.

TRADEMARKS

    The Company uses a number of trademarks to distinguish its brands, principally, Larson-Juhl, Clark and Artique. The Company has registered or applied for registration of these trademarks in the U.S. and Canada and in numerous countries in Europe, Asia and elsewhere. Mr. Ponzio has granted the Company a perpetual right to use the name "Craig Ponzio" to identify and brand the Company's premium custom framing products. The Company regards its trademarks and other proprietary rights as valuable assets in the marketing of its products, and on a worldwide basis, seeks to protect them against infringement. There can be no assurance that the actions taken by the Company to establish and protect its trademarks and other proprietary rights will be adequate to prevent imitation of its products by others or to prevent others from seeking to block sales of the Company's products as violative of the trademarks and other proprietary rights of others. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. The Company also regards its moulding designs as critical to the success of its marketing efforts, and seeks to protect those designs prior to their introduction to the marketplace. However, after such introduction there are no practical means to prevent others from copying or imitating such designs or specific design elements.

EMPLOYEES

    At August 30, 1998, the Company had approximately 3,100 full-time team members (employees), of which approximately 2,400 were in operations, 310 were in sales and marketing and 350 were in corporate and general administrative positions. In certain of the European countries in which the Company operates, the Company's relationships with its team members are as mandated by such countries' laws or covered by social legislation governing employment practices. Management believes that the Company's relationship with its team members is good.

ENVIRONMENTAL MATTERS

    The Company is subject to various federal, state, local and foreign environmental laws and regulations relating to the handling and management of certain chemicals used and generated in manufacturing its products. The Company believes that its operations currently comply in all material respects with these laws and regulations. Based on the annual costs incurred by the Company over the past several years, management does not believe that compliance with these laws and regulations will have a material adverse effect upon the Company's business, financial condition and results of operations. The Company believes, however, that it is reasonably likely that the trend in environmental litigation and regulation will continue to be toward stricter standards. Such changes in the law and regulations may require the Company to make additional capital expenditures which, while not presently estimable with certainty, are not presently expected to have a material adverse effect on the Company's business, financial condition and results of operations.

PROPERTIES AND FACILITIES

    The Company's principal executive offices are located in a 65,000 square foot office building located in Norcross, Georgia owned by L-J Properties Inc., a company owned by Messrs. Ponzio, Trimarco and Scheppmann, each of whom is an executive officer of the Company. Mr. Ponzio is also a director of the Company. The Company's lease for this facility terminates in August 2001 and the annual rent currently is $708,000. See "Certain Relationships and Related Transactions."

    The Company owns two facilities in Ashland, Wisconsin containing approximately 58,000 and 54,000 square feet each. These facilities are used in the manufacture of moulding, sample frames and ready-made frames. The Company also owns facilities in Denver, Colorado and Waldorf, Maryland which are used as light manufacturing/distribution centers. The Company leases 27 other facilities in North America which are used to manufacture and/or distribute the Company's products. These facilities vary in size from approximately 12,600 to 103,500 square feet and have lease termination dates ranging from January 1999 to May 2006. See "-- Manufacturing and Sourcing" and "-- Distribution."

    The Company owns 15 facilities and leases 30 facilities in 18 countries outside of North America which are used to manufacture and/or distribute the Company's products. The leased facilities vary in size from approximately 1,350 to 105,000 square feet and have lease termination dates ranging from December 1998 to December 2003. See "-- Manufacturing and Sourcing" and "-- Distribution."

    The Company believes that its properties and facilities are adequate for its current needs. The Company does not anticipate any material difficulty in replacing such facilities or securing new facilities.

LEGAL PROCEEDINGS

    The Company is a party from time to time in actions incidental to its business. The Company believes that any currently pending proceedings are of a routine nature and will not, individually or in the aggregate, have a material adverse effect upon the Company.

                                   MANAGEMENT

    The following table sets forth the names, ages and principal positions of the Company's executive officers and directors:


   NAME                                                     AGE                         POSITION
   ----                                                     ---                         --------

   Craig A. Ponzio.................................         47    Chairman of the Board, President, Chief Executive
                                                                  Officer and Director
   June R. Ponzio..................................         36    Vice Chairman of the Board and Director
   _____________________...........................         __    Director
   William P. Trimarco.............................         39    President, U.S. Operations
   Stephen M. Scheppmann...........................         43    Senior Vice President and Chief Financial Officer
   Stephen E. McKenzie.............................         36    Senior Vice President, Marketing
   Patrick R. Cronin...............................         51    Vice President, Human Resources
   R. Bradley Goodson..............................         39    Vice President, Business Development and Secretary

    Craig A. Ponzio has served as the Company's Chairman of the Board, President, Chief Executive Officer and a Director since 1981. He has been actively involved with the Company since 1973 and acquired the Company in 1981. Mr. Ponzio oversees the Company's operations, including the development and execution of its strategy, and is active in the identification and consummation of acquisitions. Mr. Ponzio is the Company's chief designer and provides leadership in all aspects of the design process.

    June R. Ponzio has served as the Company's Vice Chairman of the Board and a Director since May 1998. She served as Corporate Secretary from October 1993 until May 1998. She participates in corporate strategic planning, with particular experience in acquisitions, vendor relationships and team member relations. Prior to joining Albecca in 1992, she held a management position with Freshens Yogurt.

    [New Director]

    William P. Trimarco has served as the Company's President, U.S. Operations since July 1997. Mr. Trimarco joined the Company in 1982 as Distribution Coordinator. He served as Vice President of Operations from 1987 to 1995, and Senior Vice President, U.S. Operations from 1995 to 1997.

    Stephen M. Scheppmann has served as the Company's Senior Vice President and Chief Financial Officer since December 1997, and prior thereto served as its Vice President and Chief Financial Officer since joining the Company in December 1988. From 1978 to 1988, he was employed by Arthur Andersen & Co.

    Stephen E. McKenzie has served as the Company's Senior Vice President, Marketing since September 1998 and from September 1995 served as its Vice President, Marketing. From 1991 until 1995, Mr. McKenzie held the positions of Product Manager and Marketing Manager. Before joining the Company in August 1991, he was the buyer for framing and import products for a national retailer.

    Patrick R. Cronin has served as the Company's Vice President, Human Resources since March 1991. Prior to joining the Company, Mr. Cronin was Vice President, Human Resources for the Great Atlantic & Pacific Tea Co., Inc.

    R. Bradley Goodson has served as the Company's Vice President, Business Development and Secretary since May 1998. Mr. Goodson joined the Company in August 1994 and held the positions of Finance Manager and Business Development Manager. His primary focus is the Company's acquisition activity. From 1983 until August 1994, Mr. Goodson was employed by Arthur Andersen & Co.

         Craig Ponzio and June Ponzio are married. There are no other family relationships among the Company's directors and executive officers.

BOARD OF DIRECTORS

         The Bylaws provide that the size of the Board of Directors shall be determined by the Board of Directors or by the shareholders of the Company. The size of the Board of Directors is currently fixed at three members, two of whom are members of the Company's management. Directors of the Company are generally elected at the annual meeting of shareholders. Directors of the Company are elected or appointed to serve until they resign or are removed, or until their successors are elected and have qualified.

EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid or accrued for services rendered to the Company by the Company's Chief Executive Officer and the four most highly compensated other executive officers whose total salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers") during the year ended August 30, 1998. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during that period.

                           SUMMARY COMPENSATION TABLE

                                                                                                     Long Term
                                                                    Annual Compensation             Compensation
                                                              -------------------------------       ------------
                                                                                        Other
                                                                                        Annual       Securities    All Other
                                                                                        Compen-      Underlying    Compen-
         Name and Principal Position                Year      Salary($)    Bonus(1)     sation($)     Options      sation($)
         ---------------------------                ----      ---------    --------     ---------    ----------    ---------
Craig A. Ponzio, Chairman of the Board,
    President and Chief Executive Officer ..        1998        680,000        --         19,000             --             --
William P. Trimarco, President,
    U.S. Operations ........................        1998        240,000        --             --         34,062             --
Stephen M. Scheppmann, Senior Vice President
    and Chief Financial Officer ............        1998        188,000        --             --             --        100,000(2)
Stephen E. McKenzie, Senior Vice President,
    Marketing ..............................        1998        117,000        --             --             --             --
Patrick J. Cronin, Vice President, Human
    Resources ..............................        1998        131,000        --             --             --             --


(1) A bonus may be paid to certain of the Named Executive Officers, however the amount of bonus earned for the fiscal year ended August 30, 1998 has not been allocated to the individuals through the date hereof.

(2) Represents the difference between the purchase price of the common stock purchased on December 1, 1997 and the fair market value of such common stock. See Note 6 of notes to the Company's consolidated financial statements.

OPTION GRANTS

         The following table sets forth information concerning each grant of stock options to the Company's executive officers during the year ended August 30, 1998:

                                                  Individual Grants                          Potential Realizable
                             -------------------------------------------------------------     Value at Assumed
                                                Percent                                         Annual Rates of
                              Number of         of Total                                          Stock Price
                              Securities        Options                                        Appreciation for
                              Underlying       Granted to      Exercise or                      Option Term(2)
                               Options        Employees in      Base Price   Expiration      ---------------------
                              Granted(1)      Fiscal Year        ($/Sh)         Date          5%($)        10%($)
                             -------------------------------------------------------------------------------------
Name
----
William P. Trimarco             34,062            100%            8.80         4/30/03       265,444      414,584

-------------

(1) Represents option to purchase shares of the Company's Class A common stock. Options were granted at the fair market value of the common stock on the date of grant as determined by the Board of Directors, and vested immediately.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. The actual stock price may increase or decrease over the term. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

1998 STOCK OPTION PLAN

    In May 1998, the Board of Directors and the Company's shareholders approved the Company's 1998 Stock Option Plan (the "Plan"). The purpose of the Plan is to advance the interests of the Company and its shareholders by affording certain employees and directors of the Company, as well as key consultants and advisors to the Company, an opportunity to acquire or increase their proprietary interests in the Company. The objective of the issuance of stock options under the Plan is to promote the growth and profitability of the Company because the optionees will be provided with an additional incentive to achieve the Company's objectives through participation in its success and growth and by encouraging their continued association with or service to the Company.

    Options under the Plan will be granted by the Compensation Committee of the Board of Directors and may include incentive stock options ("ISOs") and/or non-incentive stock options ("non-ISOs"). The Compensation Committee will administer the Plan and generally will have discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period and whether the grant will be an ISO or non-ISO. Notwithstanding this discretion: (i) if an option is intended to be an ISO, the option price per share of Class A Common Stock may not be less than 100% of the fair market value of such share at the time of grant, and the fair market value at the time of grant of shares first purchasable under the option in any one year cannot exceed $100,000; (ii) if an option is intended to be an ISO and is granted to a shareholder holding more than 10% of the combined voting power of all classes of the Company's stock or of its parent or subsidiary on the date of the grant of the option, the option price per share of Class A Common Stock may not be less than 110% of the fair market value of such shares at the time of grant; and (iii) the term of any option may not exceed 10 years, or five years if the option is intended to be an ISO and is granted to a shareholder owning more than 10% of the total combined voting power of all classes of stock on the date of the grant of the option.

    A maximum of 2,600,000 shares of Class A Common Stock may be granted under the Plan, unless it is amended to increase that number. Shares of Class A Common Stock which are attributable to options that have expired, terminated or been cancelled are available in connection with future option grants.

    The Plan will remain in effect until terminated by the Board of Directors. No ISO may be granted after May 1, 2008. The Plan may be amended by the Board of Directors without the consent of the shareholders of the Company, except that for any amendment to be effective as to ISOs, it must be approved by the Company's shareholders within one year after approval by the Board of Directors if the amendment increases the total number of shares issuable pursuant to ISOs or changes the class of employees eligible to receive ISOs that may participate in the Plan.

                             PRINCIPAL SHAREHOLDERS

    The authorized capital stock of the Company consists of 250,000,000 shares of Class A Common Stock, $0.01 par value per share, 100,000,000 shares of Class B Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share. The following table sets forth certain information regarding the beneficial ownership of the Company's two classes of Common Stock as of the date of this Prospectus with respect to: (i) each person who owns beneficially more than 5% of the Common Stock and (ii) all executive officers and directors of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to such shares.

                                                                     SHARES OWNED(1)(2)
                                                     -------------------------------------------------
                                                                                                              TOTAL
                                                                                                           VOTING POWER
                                                            CLASS A                      CLASS B            AFTER THE
                                                         COMMON STOCK                 COMMON STOCK           OFFERING
                                                     ---------------------      -----------------------    ------------
                                                     NUMBER        PERCENT        NUMBER        PERCENT       PERCENT
                                                     ------        -------      --------        -------    ------------
Craig A. Ponzio(3)..........................              --          --        16,626,000        100%          99.8%
June R. Ponzio(3)...........................              --          --        16,626,000        100%          99.8%
All executive officers and directors as a
  Group (8 persons).........................         374,000         100%       16,626,000        100%           100%

----------

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after the date of this Prospectus or with respect to which such person has or shares voting or investment power. For purposes of computing the percentages of outstanding shares held by each person or group of persons, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding for purposes of computing the percentage for such person or group but are not deemed to be outstanding for the purpose of computing the percentage of any other person or group.
(2) Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion rights. Holders of Class A Common Stock are entitled to one vote per share.
    Holders of Class B Common Stock are entitled to 10 votes per share.
(3) The address for Craig A. Ponzio and June R. Ponzio is 3900 Steve Reynolds Boulevard, Norcross, Georgia 30093. All shares of Class B Common Stock attributable to Mrs. Ponzio are owned of record by her husband, Mr.
    Ponzio. Mrs. Ponzio disclaims beneficial ownership of such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company leases its corporate headquarters in Norcross, Georgia from L-J Properties Inc. ("L-J Properties"), a company owned by Messrs. Ponzio, Trimarco and Scheppmann. L-J Properties is owned 80% by Mr. Ponzio and 10% by each of Messrs. Trimarco and Scheppmann. The lease commenced in August 1991 and terminates in August 2001, subject to the Company's option to extend the lease for two 36-month periods. The Company currently pays L-J Properties $708,000 per year in rent, with certain annual increases determined by a formula set forth therein. The Company believes that the lease with L-J Properties is on terms at least as favorable to the Company as those obtainable from unaffiliated third parties in the Company's area of operations. In fiscal years 1996, 1997 and 1998 the Company made payments of $642,000, $661,000 and $680,000, respectively, to L-J Properties under this lease.

    On May 1, 1998, the Company distributed $10.5 million of previously undistributed S corporation earnings to its shareholders as of that date, through the issuance of S corporation notes payable in full upon demand and bearing interest at 11% per annum, with interest payable quarterly until the notes are paid in full ("S Corp Notes"). On June 10, 1998, Albecca Inc. repaid, using borrowings under its existing credit facility, $4.0 million of the S Corp Notes plus accrued interest. On June 24, 1998, the holders of the S Corp Notes, who constituted all of the existing shareholders and members of Albecca Inc. and Larson-Juhl International LLC ("L-J International"), respectively, contributed the then outstanding $6.5 million balance on such S Corp Notes to L-J International in satisfaction of a $6.5 million capital call made by L-J International on June 5, 1998. L-J

International demanded repayment of the S Corp Notes on June 24, 1998. Albecca Inc. repaid the S Corp Notes, plus accrued interest, on June 24, 1998, using borrowings under the existing credit facilities. On June 26, 1998, the members of L-J International contributed their respective membership interests in L-J International to Albecca Inc., at which time L-J International became a wholly-owned subsidiary of Albecca Inc. No consideration was given to the members for their contribution since the shareholders of Albecca Inc. also constituted all of the members of L-J International.

    The Company used a portion of the net proceeds of the Offering to distribute an additional $60.0 million of previously undistributed S corporation earnings to its shareholders concurrently with the consummation of the Offering. The amount of this distribution to Mr. Ponzio was $58.68 million, to Mr. Trimarco $720,000 and to Mr. Scheppmann $600,000. See "Use of Proceeds."

    In May 1998 the Company amended existing arrangements with Mr. Ponzio and Mr. Cronin, two of the Company's executive officers, relating to the payment of deferred compensation amounts previously accrued in prior years. The aggregate amount of such deferred payments was $2.8 million in 1998. Subject to certain exceptions, payment of these amounts will be deferred and paid in annual installments of $450,000 through 2003 and $550,000 in 2004. Of the accrued amount, Messrs. Ponzio and Cronin are entitled to aggregate payments of $2,700,000 and $100,000, respectively.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    Simultaneously with the consummation of the sale of the Old Notes, the Company repaid all amounts outstanding under, and retired, its existing principal credit facility, as described in "Use of Proceeds." As of August 30, the Company and the Subsidiary Guarantors have outstanding certain purchase money financing obligations, which had an outstanding balance of $4.6 million. Such obligations rank senior in right of payment to the Notes and Subsidiary Guarantees. In addition, the Foreign Subsidiaries have outstanding indebtedness under various foreign credit facilities, term notes and purchase money financing obligations, which had an aggregate outstanding balance of $58.2 million. Indebtedness of the Foreign Subsidiaries is effectively senior to the Notes and the Subsidiary Guarantees.

    The largest of the Company's foreign credit facilities is the $7.5 million credit facility entered into by Larson-Juhl Canada Ltd. ("L-J Canada") to fund its Canadian operations (the "Canadian Facility"). Borrowings under the Canadian Facility bear interest at rates ranging from LIBOR plus 0.75% to the Canadian prime rate and mature in August 2000. The Canadian Facility is secured by all of the assets of L-J Canada. The Canadian Facility is subject to certain customary financial and other covenants, including without limitation: (i) financial reporting, (ii) funded indebtedness to total capitalization ratios,
(iii) leverage ratio, (iv) tangible net worth and (v) limitations on indebtedness, contingent obligations, liens, loans, advances, investments, acquisitions, mergers and sale of assets. As of August 30, 1998, approximately $0.3 million was outstanding under the Canadian Facility.

    The Company's other foreign revolving credit facilities and term notes include a series of credit facilities used to finance working capital needs and acquisitions in the respective countries in which the Company operates. These facilities range in size from less than $100,000 to $3.6 million. The indebtedness under these facilities generally bears interest at rates ranging from 2.0% to 19.0% per annum (as of August 30, 1998) and matures on various dates ranging through September 2017. Certain of these facilities are secured by assets of the respective borrowers, including accounts receivable, inventory, property or capital stock, and are generally subject to certain customary financial and other covenants.

    Upon consummation of the Exchange Offer, the Company will not have a bank credit facility in place to fund its U.S. operations, although the Company plans to enter into a senior bank credit facility to finance future working capital needs, capital expenditures and complementary acquisitions. At present, the Company has not entered into any agreements, commitments or understandings with respect to such a credit facility. The Indenture will permit the Company and the Subsidiary Guarantors to incur additional indebtedness, including Senior Debt, subject to certain limitations. See "Risk Factors -- Liquidity and Need for Additional Financing" and "Description of the Notes -- Certain Covenants."

                               THE EXCHANGE OFFER

         The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement and a copy of which is available as set forth under the heading "Available Information."

TERMS OF THE EXCHANGE OFFER

         In connection with the issuance of the Old Notes pursuant to a Purchase Agreement dated as of August 11, 1998, by and among the Company and the Initial Purchasers, the Initial Purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

         Under the Registration Rights Agreement, the Company is required to file by December 9, 1998, a registration statement (the "Exchange Offer Registration Statement") for a registered exchange offer with respect to an issue of New Notes. Under the Registration Rights Agreement, the Company is required to (i) use its best efforts to cause such Exchange Offer Registration Statement to become effective by February 8, 1999, (ii) use its best efforts to keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law), (iii) use its best efforts to consummate the Exchange Offer by March 10, 1999, and (iv) cause the Exchange Offer to comply with all applicable federal and state securities laws. The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New Notes of the same class will be issued in exchange for an equal principal amount at maturity of outstanding Old Notes accepted in the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000 of principal amount at maturity. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders as of , 1998. The Exchange Offer is not conditioned upon any minimum principal amount at maturity of Old Notes being tendered in exchange. However, the obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "--Conditions."

         Old Notes will be deemed to have been accepted as validly tendered when, as and if the Trustee has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

         Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, including the Exchange Offer No-Action Letters, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof other than a broker-dealer who acquires such New Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities
Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering the Old Notes in exchange for New Notes, each holder, other than a Participating Broker-Dealer, will represent to the Company that: (i) it is not an affiliate (as defined in Rule 405 under the Securities
Act) of the Company; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Company; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and
(iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. If a holder of New Notes is engaged in or intends to engage in a distribution of the New Notes or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution."

         In the event that: (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or (ii) if any holder of Transfer Restricted Securities (as defined herein) notifies the Company within 20 business days following the consummation of the Exchange Offer that: (A) such holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (C) such holder is a broker-dealer and holds Old Notes acquired directly from the Company or one of its affiliates, then the Company will (x) cause to be filed a shelf registration statement pursuant to Rule 415 under the Act (the "Shelf Registration Statement") on or prior to 30 days after the date on which the Company determines that it is not required to file the Exchange Offer Registration Statement pursuant to clause (i) above or 75 days after the date on which the Company receives the notice specified in clause (ii) above and will (y) use its best efforts to cause such Shelf Registration Statement to become effective within 75 days after the date on which the Company becomes obligated to file such Shelf Registration Statement. If, after the Company has filed an Exchange Offer Registration Statement, the Company is required to file and make effective a Shelf Registration Statement solely because the Exchange Offer will not be permitted under applicable federal law, then the filing of the Exchange Offer Registration Statement will be deemed to satisfy the requirements of clause (x) above. Such an event will have no effect on the requirements of clause (y) above. The Company will use its best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Transfer Restricted Securities (as defined below) by the holders thereof for a period of at least two years following the date on which such Shelf Registration Statement first becomes effective under the Securities Act. The term "Transfer Restricted Securities" means each Old Note, until the earliest to occur of (a) the date on which such Old Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Old Note has been disposed of in accordance with a Shelf Registration Statement,
(c) the date on which such Old Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the prospectus contained therein) or (d) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.

         If (i) the Exchange Offer Registration Statement or the Shelf Registration Statement is not filed with the Commission on or prior to the date specified in the Registration Rights Agreement, (ii) any such Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement,
(iii) the Exchange Offer has not been consummated thirty days of the effective date; or (iv) any Registration Statement required by the Registration Rights Agreement is filed and declared effective but will thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within two (2) days by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective within five (5) days of filing such post-effective amendment to such Registration Statement (each such event referred to in clauses (i) through (iv), a "Registration Default"), then the Company has agreed to pay Liquidated Damages to each holder of New Transfer Restricted Securities. With respect to the first 90-day period immediately following the occurrence of such Registration Default the Liquidated Damages will equal $.05 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues. The amount of the

Liquidated Damages will increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Transfer Restricted Securities. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         All accrued Liquidated Damages will be paid to the holder of the global notes representing the Old Notes by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by mailing checks to their registered addresses on each February 15 and August 15. All obligations of the Company set forth in the preceding paragraph that are outstanding with respect to any Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security will survive until such time as all such obligations with respect to such security will have been satisfied in full.

         Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors--Risk Factors Relating to the Notes--Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

         The term "Expiration Date" will mean          , 1999 (20 business days
following the commencement of the Exchange Offer), unless the Exchange Offer is extended, if and as required by applicable law, in which case the term "Expiration Date" will mean the latest date to which the Exchange Offer is extended.

         In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Old Notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" has occurred and has not been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

PROCEDURES FOR TENDERING

         To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS OF OLD NOTES. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED,

WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders of Old Notes may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

         The tender by a holder of Old Notes will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

         Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

         If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Notes.

         If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company will determine. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor will any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or
(ii) to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (iii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

         Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Notes properly tendered will be accepted, promptly after the Expiration Date, and the New Notes will be issued promptly after acceptance of the Old Notes. See "--Conditions" below. For purposes of the Exchange Offer, Old Notes will be deemed to have been accepted as validly tendered for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

         In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

         The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

         If a registered holder of Old Notes desires to tender such Old Notes, and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by mail or hand delivery), setting forth the name and address of the holder of New Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

         Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date.

         For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes) and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to the Expiration Date.

CONDITIONS

         Notwithstanding any other term of the Exchange Offer, Old Notes will not be required to be accepted for exchange, nor will New Notes be issued in exchange for any Old Notes, and the Company may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if because of any change in law, or applicable interpretations thereof by the Commission, the Company determines that it is not permitted to effect the Exchange Offer. The Company has no obligation to, and will not knowingly, permit acceptance of tenders of Old Notes from affiliates (within the meaning of Rule 405 under the Securities Act) of the Company or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Notes to be received by such holder or holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

         State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:               By Overnight Mail or Courier:
   Corporate Trust Department                    Corporate Trust Department
           P.O. Box 778                      Two International Place, 4th Floor
Boston, Massachusetts 02102-0078                 Boston, Massachusetts 02110
  Attention: Kellie Mullen                       Attention: Kellie Mullen

                                 By Facsimile:
                           Corporate Trust Department
                                 (617) 664-5290
                            Attention: Kellie Mullen

                             For information call:
                                 (617) 664-5587



FEES AND EXPENSES

         The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, fax or in person by officers and regular employees of the Company.

         The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes, and in handling and forwarding tenders for exchange.

         The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of New the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                            DESCRIPTION OF THE NOTES

GENERAL

    The Notes were issued, and the New Notes offered hereby will be issued pursuant to the Indenture dated as of August 11, 1998 (the "Indenture") among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to all such terms, and prospective holders of the New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein, of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to Albecca Inc. and not to any of its subsidiaries.

    The New Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company. The New Notes will be guaranteed, jointly and severally, by the Subsidiary Guarantors, which consist of all of the Company's existing Restricted Subsidiaries other than Foreign Subsidiaries. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will be subordinated in right of payment to all existing and future Senior Debt of the Subsidiary Guarantors. As of August 30, 1998, the Company and the Subsidiary Guarantors had outstanding approximately $4.6 million of Senior Debt which would rank senior in right of payment to the New Notes and the Subsidiary Guarantees, and the Foreign Subsidiaries had approximately $58.2 million of indebtedness which would be effectively senior to the New Notes and Subsidiary Guarantees.

    As of the Issue Date, all of the Company's subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    New Notes in an aggregate principal amount of $200.0 million will be issued in the Exchange Offer. In addition to the Notes issued in the offering, the Indenture provides for the issuance of up to $100.0 million aggregate principal amount of additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes") if such Additional Notes are placed, purchased or underwritten by Donaldson, Lufkin & Jenrette Securities Corporation acting as lead private placement agent, initial purchaser or underwriter. Interest will accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any such Additional Notes will be issued on the same terms as the Notes offered hereby and will constitute part of the same series as the Notes and will vote together as one series on all matters with respect to the Notes. All references to the Notes includes the Additional Notes.

    The New Notes will mature on August 15, 2008. Interest on the New Notes will accrue at the rate of 10 3/4% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 1999, to holders of record on the immediately preceding February 1 and August 1, respectively. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the New Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of principal, premium, interest and Liquidated Damages may be made by check mailed to Holders of New Notes at their respective addresses set forth in the register of Holders of New Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to New Notes represented by one or more permanent Global Notes will be required to be made by wire transfer of immediately available funds to the accounts of DTC or any successor thereto. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

    The Company's payment obligations under the New Notes will be jointly and severally guaranteed by the Subsidiary Guarantors, which consist of all of the Company's Restricted Subsidiaries other than the Foreign Subsidiaries. The Subsidiary Guarantee of each Subsidiary Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Transfer Statutes."

    The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person or entity whether or not affiliated with such Subsidiary Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Indenture and the Subsidiary Guarantees; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

    The Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee. In addition, the Indenture provides that, in the event the Company designates a Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the Indenture, then such Restricted Subsidiary shall be released from its obligations under its Subsidiary Guarantee. See "-- Certain Covenants -- Asset Sales."

SUBORDINATION

    The payment of Obligations in respect of the New Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Obligations in respect of Senior Debt of the Company, whether outstanding on the date of the Indenture or thereafter incurred. In addition, as set forth in "Subsidiary Guarantees" below, the Subsidiary Guarantees will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Obligations in respect of Senior Debt of the Subsidiary Guarantors, whether outstanding on the date of the Indenture or thereafter incurred. The New Notes and the Subsidiary Guarantees will be effectively subordinated to indebtedness of the Foreign Subsidiaries.

    Upon any payment or distribution to creditors of the Company or a Subsidiary Guarantor of any kind, whether in cash, property or securities in a liquidation or dissolution of the Company or a Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or a Subsidiary Guarantor or its property, an assignment for the benefit of creditors or any marshaling of the assets and liabilities of the Company or a Subsidiary Guarantor, whether voluntary or involuntary, the holders of Senior Debt of the Company or such Subsidiary Guarantor, as the case may be, will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not allowable as a claim in any such proceeding) before Holders will be entitled to receive any payment or distribution of any kind with respect to the Notes or such Subsidiary Guarantee, and until all Obligations with respect to such Senior Debt are paid in full, any payment or distribution to which Holders would be entitled shall be made to the holders of such Senior Debt (except that Holders may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

    The Company and the Subsidiary Guarantors also may not make any payment upon or in respect of the Notes or the applicable Subsidiary Guarantees (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing (a "Payment Default") or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (a "Nonpayment Default") and the Trustee receives a notice of such Nonpayment Default invoking the provisions described in this paragraph (a "Payment Blockage Notice") from the holders of any Designated Senior Debt or any agent or trustee therefor. Payments on the Notes may and shall be resumed
(a) in the case of a Payment Default, upon the date on which such Payment Default is cured or waived and (b) in case of a Nonpayment Default, the earlier of the date on which such Nonpayment Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated and such acceleration has not been rescinded or waived. No new period of payment blockage (other than for a Payment Default) may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days. If any Holder receives any payment or distribution that such Holder is not entitled to receive with respect to the Notes, such Holder shall be required to pay the same over to the holders of Senior Debt.

    The Indenture requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of New Notes and Subsidiary Guarantees may recover less ratably than creditors of the Company and Subsidiary Guarantors who are holders of Senior Debt. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

    No provision contained in the Indenture, the New Notes or the Subsidiary Guarantees will affect the obligation of the Company and the Subsidiary Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the New Notes. The subordination provisions of the Indenture, the Notes and the Subsidiary Guarantees will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the New Notes or the Subsidiary Guarantees.

OPTIONAL REDEMPTION

    Except as described below, the New Notes will not be redeemable at the Company's option prior to August 15, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

     YEAR                                                           REDEMPTION PRICE
     2003..................................................              105.375%
     2004..................................................              103.583%
     2005..................................................              101.792%
     2006 and thereafter...................................              100.000%

    Notwithstanding the foregoing, at any time on or prior to August 15, 2001, the Company may (but shall not have the obligation to) redeem, on one or more occasions, up to an aggregate of 35% of the principal amount of Notes originally issued at a redemption price equal to 110.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% in aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 90 days after the date of the closing of such Equity Offering.

    If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided further, that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption may not be conditional. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption, interest and Liquidated Damages will cease to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

CERTAIN COVENANTS

  CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes on the terms and conditions described below (the "Change of Control Offer") at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in such notice, which date shall be no earlier than 30 days (or such shorter time period as may be permitted under applicable law, rules and regulations) and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of New Notes required by this covenant. The Company will not be required to purchase any New Notes until it has complied with the preceding sentence, but failure to comply with the preceding sentence shall constitute an Event of Default. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit Holders of New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

    Future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain provisions restricting the Company from making or consummating a Change of Control Offer. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing New Notes, the Company could seek the consent of its lenders for the purchase of New Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing New Notes. In such case, the Company's failure to purchase tendered New Notes would constitute an Event of Default under the Indenture which may, in turn, constitute a default under such credit agreements. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to Holders of New Notes. In addition, the acceptance by Holders of New Notes of a Change of Control Offer could cause a default under such Senior Debt, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to Holders of New Notes upon a repurchase may be limited by the Company's then existing financial resources.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require the Company to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to extent of the cash received) within 180 days following the closing of such Asset Sale, shall be deemed to be cash for purposes of this provision.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the Restricted Subsidiaries may apply such Net Proceeds, at its option, (a) to permanently repay or retire Senior Debt, or (b) to the investment in, or the making of a capital expenditure or the acquisition of other long-term assets, in each case used or useable in a Permitted Business, from a party other than the Company or a Restricted Subsidiary, or (c) the acquisition of Capital Stock of any Person primarily engaged in a Permitted Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary, or (d) a combination of the uses described in clauses
(a), (b) and (c). Pending the final application of any such Net Proceeds, the Company or its Restricted Subsidiaries may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of New Notes and, to the extent required by the terms of any Pari Passu Indebtedness, all holders of such Pari Passu Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount of New Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture or such Pari Passu Indebtedness, as applicable. To the extent any Excess Proceeds remain after consummation of the Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of New Notes and any such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any such dividend, distribution or other payment made in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, or other acquisition or retirement for value made as a payment in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the New Notes, except a payment of interest or a payment of principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and immediately after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing; and

        (b) the Company would, at the time of such Restricted Payment, and after giving pro forma effect thereto as if any Indebtedness incurred in order to make such Restricted Payment had been incurred at the beginning of the applicable four quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii) and (iii) of the next succeeding paragraph and excluding Restricted Payments made to the Company or any Wholly-Owned Restricted Subsidiary permitted by clause (iv) of the next succeeding paragraph), is less than the sum (without duplication) of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
    (ii) 100% of the
    aggregate Qualified Proceeds received by the Company from contributions to the Company's capital or the issue or sale subsequent to the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for Qualified Proceeds or otherwise liquidated or repaid in whole or in part (including, without limitation, by way of a dividend or other distribution, a repayment of a loan or advance or other transfer of assets), the lesser of (A) the Qualified Proceeds with respect to such Restricted Investment (less the cost of disposition, if any) and
    (B) the initial amount of such Restricted Investment, plus (iv) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (x) the fair market value of such Subsidiary or (y) the aggregate amount of all Investments made in such Subsidiary subsequent to the Issue Date by the Company and its Restricted Subsidiaries, plus (v) $1.0 million.

    The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or any Subsidiary Guarantor in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;
(iii) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness in exchange for, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend (or the making of a similar distribution or redemption) by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) so long as no Default or Event of Default shall have occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company, held by any member of the Company's (or any of its Subsidiaries') management, employees or consultants pursuant to any management, employee or consultant equity subscription agreement or plan or stock option agreement or stock plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (1) $1.0 million in any twelve-month period and (2) in the aggregate, the sum of (A) $5.0 million and (B) the aggregate cash proceeds received by the Company from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries (provided that the cash proceeds referred to in this clause (B) shall be excluded from clause
(c)(ii) of the preceding paragraph) and (vi) the payment of Permitted Quarterly Tax Distributions to the holders of Capital Stock of the Company as described below.

    For so long as the Company is an S corporation or a substantially similar pass-through entity for federal income tax purposes, the Company may make distributions to its shareholders, during each Quarterly Payment Period, in an aggregate amount not to exceed the Permitted Quarterly Tax Distribution in respect of the related Estimation Period. If any portion of a Permitted Quarterly Tax Distribution is not distributed during such Quarterly Payment Period, subsequent Permitted Quarterly Tax Distributions shall be increased by such undistributed portion.

    Within 30 days following the Company's filing of Internal Revenue Service Form 1120S for the immediately preceding taxable year (or within 30 days of a redetermination of the taxable income of the Company as a result of a final agreement with a tax authority), the Tax CPA shall file with the Trustee a written statement indicating in reasonable detail the calculation of the True-up Amount. In the case of a True-up Amount due to the shareholders, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be increased by such True-up Amount. In the case of a True-up Amount due to the Company, the Permitted Quarterly Tax Distribution payable during the immediately following Quarterly Payment Period shall be reduced by such True-up Amount and the excess, if any, of such True-up Amount over such Permitted Quarterly Tax Distribution shall be applied to reduce the immediately following Permitted Quarterly Tax Distributions until such True-up Amount is entirely offset.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all (i) Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (ii) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by the Company of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment and Qualified Proceeds shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be supported by an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing, if such fair market value exceeds $1.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "-- Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indenture provides that: (i) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively "incur") any Indebtedness (including Acquired Debt); (ii) that neither the Company nor any Subsidiary Guarantor will issue any Disqualified Stock; and (iii) that the Company will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to issue any shares of preferred stock; provided, however, that the Company or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

        (i) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness under Credit Facilities (and the guarantee of such Company Indebtedness by the Subsidiary Guarantors) to the extent that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Subsidiary Guarantors thereunder) outstanding under this clause (i) after giving effect to such incurrence, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), does not exceed an amount equal to $65.0 million less the aggregate amount of all principal repayments (optional and mandatory) thereunder constituting permanent reductions of such Indebtedness pursuant to and in accordance with the covenant described under "-- Certain Covenants -- Asset Sales;"

        (ii) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the New Notes and the Subsidiary Guarantees;

        (iii) the incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment or the cost of construction or improvements of property used in the business of the Company or such Restricted Subsidiary to the extent the aggregate principal amount does not exceed $7.5 million at any time outstanding;

        (iv) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

        (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to exist or be incurred;

        (vi) the incurrence of intercompany Indebtedness (A) between or among the Company and any Wholly Owned Restricted Subsidiaries of the Company or
    (B) by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Notes, and if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is subordinate in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, not permitted by this clause (vi);

        (vii) the incurrence by the Company or any of the Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding, (ii) the value of foreign currencies purchased or received by the Company in the ordinary course of business or (iii) the price of raw materials used by the Company or its Restricted Subsidiaries in a Permitted Business;

        (viii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary to the extent that the amount of any such Indebtedness does not exceed 25% of the gross proceeds of such disposition;

        (ix) the guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

        (x) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

        (xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence; and

        (xii) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness (which may be Indebtedness under Credit Facilities) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xii), not to exceed $20.0 million.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  LIENS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom for purposes of security, except Permitted Liens unless the New Notes are secured by such Lien on an equal and ratable basis.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; (iii) guarantee any Indebtedness of the Company or any Restricted Subsidiary of the Company (provided that this clause (iii) shall apply only to Restricted Subsidiaries that are Subsidiary Guarantors); or (iv) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) loan agreements and credit facilities as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are no more restrictive with respect to such dividend and other payment restrictions than those contained in such loan agreements and credit facilities as in effect on the date of the Indenture, (b) the Indenture and the New Notes, (c) applicable law or any applicable rule, regulation or order, (d) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was created or entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted to be incurred under the terms of the Indenture, (e) customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar assets entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iv) above on the property so acquired, (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced and (h) contracts for the sale of assets containing customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the New Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock." For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or Investment in, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed to be Affiliate Transactions: (1) any employment agreements, stock option or other compensation agreements or plans (and the payment of amounts or the issuance of securities thereunder) and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary to or with the officers, directors or employees of the Company or its Restricted Subsidiaries (other than (x) any increase in excess of 10% in any fiscal year in the aggregate amount of base annual compensation paid to Craig A. Ponzio, including stock options and other employee benefits and (y) any bonus or bonuses payable to Craig A. Ponzio with respect to any fiscal year aggregating in excess of two times the aggregate amount of Mr. Ponzio's base annual salary in effect on the date of the Indenture),(2) transactions between or among the Company and/or its Restricted Subsidiaries, (3) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," (4) transactions with suppliers or customers, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in accordance with the terms of the Indenture, which are fair to the Company in the good faith determination of the Board of Directors of the Company and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (5) the current lease on the Company's Atlanta headquarters, any payments thereunder, and any change or modification to such lease to the extent that such change or modification satisfies the tests set forth in subsection (i) above.

  LIMITATION ON LAYERING DEBT

    The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the New Notes, and (ii) no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Senior Debt of such Subsidiary Guarantor and senior in any respect in right of payment to such Subsidiary Guarantor's Subsidiary Guarantee.

  BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

  ADDITIONAL SUBSIDIARY GUARANTEES

    The Indenture provides that the Company will not permit any Restricted Subsidiary (other than a Foreign Subsidiary) to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary (in each case, the "Guaranteed Debt"), unless (i) if such Restricted Subsidiary is not a Subsidiary Guarantor, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of payment of the New Notes by such Restricted Subsidiary, (ii) if the New Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary are subordinated in right of payment to the Guaranteed Debt, the Subsidiary Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to the Guaranteed Debt substantially to the same extent as the New Notes or the Subsidiary Guarantee are subordinated to the Guaranteed Debt under the Indenture, (iii) if the Guaranteed Debt is by its express terms subordinated in right of payment to the New Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, any such guarantee of such Restricted Subsidiary with respect to the Guaranteed Debt shall be subordinated in right of payment to such Restricted Subsidiary's Subsidiary Guarantee with respect to the New Notes substantially to the same extent as the Guaranteed Debt is subordinated to the New Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary,
(iv) such Restricted Subsidiary subordinates rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee to its obligation under its Subsidiary Guarantee, and (v) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel substantially to the effect that (A) such Subsidiary Guarantee of the New Notes has been duly authorized, executed and delivered, and (B) such Subsidiary Guarantee of the New Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

  REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, the Company will furnish to Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods set forth in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, at any time after the consummation of the Exchange Offer contemplated by the Registration Rights Agreement (or, if the Exchange Offer is not consummated, after the effectiveness of the Shelf Registration Statement), the Company will file a copy of all such information and reports with the Commission for public availability within the time periods set forth in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, at all times that the Commission does not accept the filings provided for in the preceding sentence, the Company and the Subsidiary Guarantors have agreed that, for so long as any New Notes remain outstanding, they will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of Default (an "Event of Default"): (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the New Notes (whether or not prohibited by the subordination provisions of the Indenture);
(ii) default in payment when due of the principal of or premium, if any, on the New Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice by the Trustee or by Holders of at least 25% in principal amount of New Notes then outstanding to comply with the provisions described under the captions "-- Certain Covenants -- Change of Control" or "-- Asset Sales," "-- Certain Covenants -- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice by the Trustee or by Holders of at least 25% in principal amount of New Notes then outstanding to comply with any of its other agreements in the Indenture or the New Notes;
(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of such Indebtedness after giving effect to any grace period provided in such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $7.5 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary, all outstanding New Notes will become due and payable without further action or notice. Holders of New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. In the event of a declaration of acceleration of the New Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of the preceding paragraph, the declaration of acceleration of the New Notes shall be automatically annulled if the holders of any Indebtedness described in clause
(v) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of New Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the New Notes that became due solely because of the acceleration of the New Notes, have been cured or waived.

    The Holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of Holders of all New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

    No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the New Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding New Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such New Notes when such payments are due from the trust referred to below,
(ii) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of holders of New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New Notes are being defeased to maturity or to a particular redemption date;
(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the financing of amounts to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions (which assumptions and exclusion shall not relate to the operation of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision), after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring Holders of New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Note selected for redemption. Also, the Company is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

    The registered Holder of a New Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture, the Subsidiary Guarantees or the New Notes may be amended or supplemented with the consent of Holders of at least a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees or the New Notes may be waived with the consent of Holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "-- Certain Covenants"), (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration), (v) make any New Note payable in money other than that stated in the New Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes, (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption "-- Certain Covenants"), (viii) except as otherwise permitted by the Indenture release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, or amend the provisions of the Indenture relating to the release of Subsidiary Guarantors, or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) or the related definitions will require the consent of Holders of at least 75% in aggregate principal amount of the New Notes then outstanding if such amendment would adversely affect the rights of Holders of New Notes.

    Notwithstanding the foregoing, without the consent of any holder of New Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees or the New Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Company's or a Subsidiary Guarantor's obligations to Holders of New Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to Holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Restricted Subsidiary to guarantee the New Notes.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

    The Old Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A. New Notes will be issued in registered, global form in minimum denominations of $1,000 principal amount at maturity and integral multiples of $1,000 in excess thereof.

    The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See "Exchange of Book-Entry for Certificated Notes."

    In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

    Initially, the Trustee will act as Paying Agent and Registrar with respect to the New Notes. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  DEPOSITARY PROCEDURES

    DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel.


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


Access to DTC's system is also available to other entities that clear through, or maintain a direct or indirect custodial relationship with, a Direct Participant (collectively, the "Indirect Participants").

    DTC has advised the Company that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes that have been allocated to them by the Initial Purchasers, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

    Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Temporary Global Notes may hold their interests therein directly through Euroclear or CEDEL or indirectly through organizations that are participants in Euroclear or CEDEL. After the expiration of the 40-Day Restricted Period (but not earlier), investors may also hold interests in the Reg S Permanent Global Notes through organizations other than Euroclear and CEDEL that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of CEDEL (each a "nominee" of Euroclear and CEDEL, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and CEDEL, respectively. Euroclear and CEDEL must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC.

    The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "-- Reg S Temporary and Reg S Permanent Global Notes" and "-- Transfers of Interests in Global Notes for Certificated Notes."

    EXCEPT AS DESCRIBED IN "-- TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES", OWNERS Of BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Under the terms of the Indenture, the Company, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

    DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Company or the Guarantors. Neither the Company, the Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

    The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and UK time for CEDEL). Indirect Participants who hold interest in the Notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

    Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Permanent Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "-- Transfers of Interests in Global Notes for Certificated Notes."

    Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S Permanent Global Notes and in the U.S. Global Notes among Direct Participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Guarantors, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.


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


    The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  REG S TEMPORARY AND REG S PERMANENT GLOBAL NOTES

    An Indirect Participant who holds an interest in Reg S Temporary Global Notes through Euroclear or CEDEL must provide Euroclear or CEDEL, as the case may be, with a certificate in the form required by the Indenture certifying that such Indirect Participant is either not a U.S. Person (as defined below) or has purchased such interests in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or CEDEL, as the case may be, must provide to the Trustee (or the Paying Agent, if other than the Trustee) a certificate in the form required by the Indenture prior to any exchange of such beneficial interests for beneficial interests in Reg S Permanent Global Notes.

    "U.S. Person" means (i) any individual resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person), (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned by "accredited investors" within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

  TRANSFERS OF INTERESTS IN ONE GLOBAL NOTE FOR INTERESTS IN ANOTHER GLOBAL NOTE

    Prior to the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in Reg S Temporary Global Notes through Euroclear or CEDEL will not be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes. After the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in Reg S Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth under "-- Notice to Investors" and set forth in the legend printed on the Reg S Permanent Global Notes.

    Prior to the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in U.S. Global Notes will not be permitted to transfer its interests to any person that takes delivery thereof in the form of an interest in the Reg S Temporary Global Notes. After the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a person who takes delivery in the form of an interest in Reg S Permanent Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.


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


    Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

  TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

    An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC
(x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Notes.

    Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

    Neither the Company, the Guarantors nor the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

  TRANSFERS OF CERTIFICATED NOTES FOR INTERESTS IN GLOBAL NOTES

    Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and, in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer described under "-- Notice to Investors."

SAME DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities (as defined herein) notifies the Company within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer (other than due solely to the status of such holder as an affiliate of the Company within the meaning of the Securities Act) or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such
Note is distributed to the public pursuant to Rule 144 under the Securities
Act.

    The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 120 days after the Closing, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the Closing, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue within 210 days after the Issue Date New Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 75 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 150 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 210 days after the Issue Date, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes, with respect to such 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.30 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company at 3900 Steve Reynolds Boulevard, Norcross, Georgia 30093, Attention: Chief Financial Officer.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person or assumed in connection with the acquisition of any asset used or useful in a Permitted Business acquired by such specified Person; provided that such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, or such acquisition, as the case may be.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "Asset Sale" means (i) the sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Certain Covenants -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the covenant described under the caption "-- Certain Covenants -- Asset Sales"), and (ii) the sale by the Company and the issue or sale by any of the Restricted Subsidiaries of the Company of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million or for net cash proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company, (ii) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," (iv) the sale and leaseback of any assets within 90 days of the acquisition of such assets, provided that the sale price of such assets is not materially less than the acquisition price of such assets, and (v) the periodic clearance of aged, obsolete or discontinued inventory.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Equivalents" means (i) securities issued or unconditionally and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $250.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (iii), above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two of the highest ratings obtainable from either Moody's or S&P and in each case maturing within one year after the date of acquisition and (vi) investments in funds investing exclusively in investments of the types described in clauses
(i) through (v) above.

    "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act), other than the Principals and their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (A) any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange
Act), directly or indirectly, of 40% or more of the Voting Stock of the Company (measured by voting power rather than number of shares) and (B) the Principals and their Related Parties beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company than such other "person", (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person and (B) either (1) the "beneficial owners" (as defined above) of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly through one or more subsidiaries, not less than a majority of the total Voting Stock of the surviving or transferee corporation immediately after such transaction or (2) if, immediately prior to such transaction the Company is a direct or indirect subsidiary of any other Person (such other Person, the "Holding Company"), then the "beneficial owners" (as defined above) of the Voting Stock of such Holding Company immediately prior to such transaction own, directly or indirectly through one or more subsidiaries, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction.

    "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income of such Person and its Restricted Subsidiaries), plus
(ii) (A) if such Person is an S corporation or substantially similar pass-through entity for U.S. federal income tax purposes, the amount of all Permitted Quarterly Tax Distributions for such period (whether or not such Permitted Quarterly Tax Distributions have actually been distributed), as adjusted for any True-up Amount determined for such period, plus any provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, and (B) if such Person is not an S corporation or substantially similar pass-through entity for U.S. federal income tax purposes, any provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash charge that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other noncash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and reduced by the amount of Permitted Quarterly Tax Distributions for such period (whether or not such Permitted Quarterly Tax Distributions have actually been distributed), as adjusted for any True-up Amount determined for such period; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture immediately after consummation of the Offering or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were either members of such Board at the time of such nomination or election or are successor Continuing Directors appointed by such Continuing Directors (or their successors).

    "Credit Facilities" means, with respect to the Company or the Subsidiary Guarantors, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.


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


Indebtedness under Credit Facilities outstanding on the Issue Date shall be deemed to have been incurred on such date in reliance on the exceptions provided by clause (i) of the definition of Permitted Debt.

    "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "Designated Senior Debt" means (i) any Senior Debt outstanding under the Credit Facilities and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that a class of Capital Stock shall not be Disqualified Stock hereunder solely as the result of any maturity or redemption that is conditioned upon, and subject to, compliance with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments;" and provided further, that Capital Stock issued to any plan for the benefit of employees of the Company or its subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Equity Offering" means an offering of common stock (other than Disqualified Stock) of the Company, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act, other than an offering pursuant to Form S-8 (or any successor thereto).

    "Estimation Period" means the period for which a shareholder who is an individual is required to estimate for federal income tax purposes his allocation of taxable income from a calendar year in connection with determining his estimated federal income tax liability for such period.

    "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations; provided, however, that in no event shall any amortization of deferred financing costs incurred in connection with the Offering be included in Fixed Charges), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) (without duplication) (1) all dividends paid or accrued in respect of Disqualified Stock which are not treated as interest for tax purposes for such period and (2) all cash dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated EBITDA for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and shall reflect any pro forma expense and cost reductions attributable to such acquisitions (to the extent such expense and cost reduction would be permitted by the Commission under Article 11 of Regulation S-X to be reflected in pro forma financial statements included in a registration statement filed with the Commission),
(ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and Consolidated EBITDA shall reflect any pro forma expense or cost reductions relating to such discontinuance or disposition (to the extent such expense or cost reductions would be permitted by the Commission to be reflected in pro forma financial statements included in a registration statement filed with the Commission),
(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date and
(iv) to the extent included in Consolidated EBITDA, all items which are either extraordinary (as determined in accordance with GAAP) or nonrecurring (including any gain from the sale or disposition of assets outside the ordinary course of business or from the issuance or sale of any Equity Interests, other than Disqualified Stock) shall be excluded.

    "Foreign Subsidiary" means any Restricted Subsidiary organized or incorporated in a jurisdiction outside of the United States.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture provided, however, that all reports and other financial information provided by the Company to the Holders, the Trustee and/or the Commission shall be prepared in accordance with GAAP, as in effect on the date of such report or other financial information.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, the value of foreign currencies, or the price of raw materials.

    "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such

Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and
(ii) the principal amount thereof in the case of any other Indebtedness.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

    "Issue Date" means the date on which Notes are first issued and authenticated under the Indenture.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest therein).

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a Subsidiary Guarantor or otherwise) and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, including the stock of such Restricted Subsidiary.

    "Obligations" means, with respect to any Indebtedness, any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Pari Passu Indebtedness" means Indebtedness that ranks pari passu in right of payment to the Notes.


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


    "Paying Agent" means the depository and paying agent designated as such by the Company in connection with a Change of Control Offer.

    "Permitted Business" means the design, manufacture, distribution, marketing, licensing and sale of framing-related products and supplies and other interior accessories and furnishing products and related services.

    "Permitted Investments" means (a) any Investment in the Company or in a Subsidiary Guarantor or a Wholly Owned Foreign Subsidiary that is engaged in a Permitted Business; (b) any Investment in Cash and Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary Guarantor or a Wholly Owned Foreign Subsidiary that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary Guarantor or a Wholly Owned Foreign Subsidiary that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Certain Covenants -- Asset Sales" or any transaction not constituting an Asset Sale by reason of the $1.0 million threshold contained in the definition thereof; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) Hedging Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' Businesses and otherwise in compliance with the Indenture; (g) additional Investments not to exceed $5.0 million at any one time outstanding; and (h) Investments in securities of trade creditors or customers received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers.

    "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to
Article 10 of the Indenture, that have a final maturity date and a weighted average life to maturity which is the same as or greater than the Notes and that are not secured by any collateral.

    "Permitted Liens" means (i) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date (other than Liens to be extinguished in connection with the application of the proceeds of the Offering); (ii) Liens securing Senior Debt and Liens on assets of Restricted Subsidiaries securing Guarantees of Senior Debt permitted to be incurred under the Indenture; (iii) Liens securing the Notes and the Subsidiary Guarantees; (iv) Liens of the Company or a Wholly Owned Restricted Subsidiary on assets of any Restricted Subsidiary of the Company; (v) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (A) are not materially less favorable to Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (B) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;
(vi) Liens for taxes, assessments or governmental charges or claims that are either (A) not delinquent or (B) being contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;
(vii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, supplies, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof; (viii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (ix) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (x) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (xi) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease; (xii) Liens securing Capital Lease Obligations and purchase money Indebtedness incurred in accordance with the covenant described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;" provided, however, that (A) the Indebtedness shall not exceed the cost of such property or assets being acquired or constructed and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets being acquired or constructed and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction; (xiii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (xiv) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; (xv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of set-off;
(xvi) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture; (xvii) Liens securing Acquired Debt incurred in accordance with the covenant described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that (A) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Indebtedness became Acquired Debt of the Company or a Restricted Subsidiary of the Company and are not more favorable to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company; (xviii) leases or subleases granted to others not interfering in any material respect with the business of the Company or its Restricted Subsidiaries and
(xix) Liens securing Indebtedness of Foreign Subsidiaries incurred in accordance with the provisions of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," provided that such Liens relate solely to the assets of the Foreign Subsidiaries that incurred such Indebtedness.

    "Permitted Quarterly Tax Distributions" means quarterly distributions of Tax Amounts determined on the basis of the estimated taxable income of the Company for the related Estimation Period, provided however, that (A) prior to any distributions of Tax Amounts the Company shall deliver an Officers' Certificate certifying that the Tax Amounts to be distributed were determined pursuant to the terms of the Indenture and stating to the effect that the Company qualifies as an S corporation or substantially similar pass-through entity for federal income tax purposes and (B) at the time of such distributions, the most recent audited financial statements of the Company reflect that the Company was treated as an S corporation or substantially similar pass-through entity for federal income tax purposes for the period covered by such financial statements.

    "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, prepay, retire, renew, replace, defease or refund Indebtedness of the Company or any of its Subsidiaries (other than such Indebtedness described in clauses (i), (vi), (vii), (viii), (ix), (xi) and (xii) of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof), such principal amount to be calculated as to Foreign Subsidiaries on an aggregate consolidated basis in the case of a consolidated refinancing of Indebtedness of Foreign Subsidiaries; (ii) such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness either is incurred by the Company or is incurred by the Restricted Subsidiary who is the obligor on (or, in the case of a consolidated refinancing of the Indebtedness of the Foreign Subsidiaries, by all of the Foreign Subsidiaries which are obligors on) the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded. In the case of Permitted Refinancing Indebtedness incurred by the Company under a revolving credit facility or facilities to refinance, refund or replace Indebtedness of Foreign Subsidiaries, and any successive Permitted Refinancing Indebtedness incurred with respect thereto, (x) such Permitted Refinancing Indebtedness shall include all successive readvances, reborrowings and other Indebtedness thereafter incurred under such facility or facilities up to the original principal amount of such Permitted Refinancing Indebtedness, and
(y) such Indebtedness being refinanced shall be deemed to have been outstanding on the Issue Date so long as the aggregate amount thereof at the time of the refinancing does not exceed the aggregate amount of Indebtedness of Foreign Subsidiaries outstanding on the Issue Date.

    "Person" means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

    "Principals" means Craig A. Ponzio and June R. Ponzio.

    "Qualified Proceeds" means any of the following or any combination of the following: (i) cash, (ii) Cash Equivalents, (iii) long-term assets that are used or useful in a Permitted Business and (iv) the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock,
(a) such Person becomes a Wholly Owned Restricted Subsidiary and a Subsidiary Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Wholly Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor.

    "Quarterly Payment Period" means the period commencing on the first day of each month in which federal individual tax payments are due and ending on and including the day of such month on which such payments are due (provided that payments in respect of estimated state income taxes due in January may instead, at the option of the Company, be paid during the last five days of the immediately preceding December).

    "Related Party" with respect to any Principal means (A) any controlling shareholder or a majority (or more) owned Subsidiary of such Principal or, in the case of an individual, any spouse or immediate family member of such Principal, or (B) any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Senior Debt" means (i) all Indebtedness of the Company or any Subsidiary Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto, (ii) other Indebtedness of the Company or any of its Subsidiary Guarantors permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) that portion of any Indebtedness that is incurred in violation of the Indenture.

    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

    "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "Subsidiary Guarantors" means, initially, each Subsidiary of the Company (other than Foreign Subsidiaries and Unrestricted Subsidiaries) on the Issue Date and thereafter each of the Subsidiaries of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

    "Tax Amounts" with respect to any taxable period shall not exceed an amount equal to (A) the product of (x) the taxable income of the Company for such period (or as such amount may be subsequently adjusted based upon a redetermination agreed upon with applicable tax authorities) as determined by the Tax CPA and (y) the Tax Percentage, plus (B) the amount of any interest and penalties assessed in connection with such a redetermination, reduced by (C) to the extent not previously taken into account, any income tax benefit attributable to the Company which could be realized (without regard to actual realization) by its shareholders in the current or any prior taxable year, or portion thereof, commencing on or after the date of the Indenture (including any tax losses or tax credits), computed at the applicable Tax Percentage for the year that such benefit is taken into account for purposes of this computation.

    "Tax CPA" means a nationally recognized certified public accounting firm.

    "Tax Percentage" means, for a particular taxable year, the highest effective marginal combined rate of U.S. federal and state and local income tax, imposed on an individual taxpayer, as certified by the Tax CPA in a certificate filed with the Trustee. The rate of state and local income tax to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest state and local marginal tax rate applicable to any shareholder.

    "True-up Amount" means, in respect of a particular taxable year, an amount determined by the Tax CPA equal to the difference between (i) the aggregate Permitted Quarterly Tax Distributions actually distributed in respect of such taxable year and (ii) the actual Tax Amounts for such year. The amount equal to the excess, if any, of the amount described in clause (i) over the amount described in clause (ii) above shall be referred to as the "True-up Amount due to the Company" and the excess, if any, of the amount described in clause (ii) over the amount described in clause (i) above shall be referred to as the "True-up Amount due to the shareholders."

    "True-up Determination Date" means the date on which the Tax CPA delivers a statement to the Trustee indicating the True-up Amount.

    "Unrestricted Subsidiary" means (i) HBA L.L.C. and HBA-MS Inc. and (ii) any Subsidiary (other than the Subsidiary Guarantors as of the date of the Indenture or any successor to any of them) of the Company that is designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness and issuance of preferred stock by a Restricted Subsidiary of the Company of any outstanding Indebtedness or outstanding issue of preferred stock of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness and preferred stock is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" calculated on a pro forma basis as if such designation had occurred at the beginning of the four quarter reference period, (ii) such Subsidiary becomes a Subsidiary Guarantor, and (iii) no Default or Event of Default would exist following such designation.

    "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Foreign Subsidiary" of any Person means a Foreign Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or shares required to be owned by foreign nationals by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Foreign Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or shares required to be owned by foreign nationals by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of certain United States federal income tax consequences of the ownership and disposition of the New Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions as in effect on the date of this Prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This summary deals only with holders that will acquire their New Notes at original issuance and will hold New Notes as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies or dealers in securities or currencies, persons that will hold New Notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction, or persons that have a "functional currency" other than the U.S. dollar.

    As used herein, the term "United States holder" means a beneficial owner of a New Note that is a United States person or that otherwise is subject to United States federal income taxation on a net income basis in respect of the New Notes because such person is engaged in a trade or business in the United States and income and gain received in respect of the New Notes is effectively connected with the conduct of such trade or business. The term "United States person" means a holder of a New Note who is a citizen or resident alien individual of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if:
(i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions. The term "United States" means the United States of America (including the States and the District of Columbia), its possessions, territories and other areas subject to its jurisdiction.

    Investors should consult their own tax advisors in determining the specific tax consequences to them of holding and disposing of New Notes, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign and other tax laws.

    The exchange of Old Notes for New Notes (the "Exchange") pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. As a result, no material U.S. federal income tax consequences will result to United States holders exchanging Old Notes for New Notes. A tendering holder's tax basis in the New Notes will be the same as such holder's tax basis in its Old Notes. A tendering holder's holding period for the New Notes received pursuant to the Exchange Offer will include its holding period for the Old Notes surrendered therefor.

UNITED STATES HOLDERS

  PAYMENTS OF INTEREST

    Payments of interest on a Note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the United States holder's method of tax accounting).

  LIQUIDATED DAMAGES

    Any Liquidated Damages (described herein under "Description of the Notes -- Registration Rights; Liquidated Damages") will be taxable to a United States holder as ordinary income in accordance with such United States holder's method of tax accounting.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

    A noncorporate United States holder may be subject to information reporting and to backup withholding at a rate of 31 percent with respect to payments of principal and interest made on a Note, or on proceeds of disposition of a Note before maturity, unless such United States holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the United States person's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service ("IRS").

NON-UNITED STATES HOLDERS

    Under current United States federal income tax law: (i) payments of interest and principal to a holder who is not a United States holder (a "non-United States holder") will not be subject to withholding of United States federal income tax, provided that (a) the holder does not actually or constructively (under the applicable attribution rules of the Code) own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a bank receiving interest on the Notes in the ordinary course of its banking business as described in Section 881(c)(3)(A) of the Code and is not a controlled foreign corporation for federal income tax purposes related directly or indirectly to the Company through stock ownership and (b) the beneficial owner provides to the Company or a paying agent a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-United States holder; and (ii) a non-United States holder will not be subject to United States federal income tax on gain realized on the disposition of a Note. Notwithstanding the above, a non-United States holder that is subject to United States federal income taxation on a net income basis with respect to its income from a Note generally will be subject to the same rules to which a United States holder is subject with respect to the accrual of interest on a Note and with respect to gain or loss realized or recognized on the disposition of a Note. Such a non-United States holder that is a foreign corporation may also be subject to a branch profits tax at the rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to various adjustments. For this purpose, interest and gain received in respect of a Note will be included in the effectively connected earnings and profits of such non-United States holder if such interest or gain is effectively connected with the conduct by such holder of a trade or business in the United States. Moreover, a non-United States holder who is an individual but who is not otherwise subject to United States federal income taxation on a net basis with respect to a Note will nonetheless be subject to a 30 percent withholding tax on any gain (other than that attributable to accrued interest) realized upon the sale, exchange or retirement of a Note if such individual is present in the United States for a period or periods aggregating 183 days or more during the calendar year (or taxable year if one has been established) in which such disposition occurs, and either (i) such individual has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States (unless such gain is attributable to an office or other fixed place of business in a foreign country maintained by such individual and has been subject to a foreign tax of at least 10 percent, or (b) the gain is attributable to an office or other fixed place of business in the United States. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty. A Note held by an individual holder who at the time of death was a non-resident alien will not be subject to United States federal estate tax so long as at the time of death such individual did not own actually or constructively (under the applicable attribution rules of the Code) 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and was not subject to United States federal income taxation on a net income basis with respect to its income from the Note.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

    United States information reporting requirements and backup withholding tax will not apply to payments on, or proceeds from the disposition of, a Note held by a non-United States holder if the beneficial owner certifies its non-United States status under penalties of perjury (or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-United States holder) or otherwise establishes an exemption; provided that neither the Company nor its payment agent has actual knowledge that the person is a United States person or that the conditions of any other exemption are not in fact satisfied.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the non-United States person's United States federal income tax liability, provided that the required information is furnished to the IRS.

    On October 7, 1997, the U.S. Treasury Department issued final Treasury regulations (and subsequently released guidance regarding the effective date of such Treasury regulations) (the "Treasury Regulations") governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-United States persons after December 31, 1999. Such regulations, among other things, may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a Note. Furthermore, with respect to payments made after December 31, 1999, for purposes of applying the rules set forth in this and the two preceding paragraphs to an entity that is treated as fiscally transparent (e.g., a partnership or certain trusts) for United States federal income taxation purposes, the beneficial owner means each of the ultimate beneficial owners of the entity. Prospective investors should consult their tax advisors regarding the effect, if any, of such new Treasury Regulations on an investment in the Notes.


                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. In addition, until such date, all broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    Starting on the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS

    The consolidated financial statements included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In that report, that firm states that with respect to Larson-Juhl Netherlands B.V. its opinion is based on the report of other independent public accountants, BDO CampsObers. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

                                  ALBECCA INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:
Report of Independent Public Accountants-- Arthur Andersen LLP.......................      F-2
Report of the Auditors-- BDO CampsObers..............................................      F-3
Consolidated Balance Sheets as of August 31, 1997 and August 30, 1998................      F-4
Consolidated Statements of Operations for each of the three years in the period
    ended August 30, 1998............................................................      F-5
Consolidated Statements of Shareholders' Equity (Deficit) for each of the three
    years in the period ended August 30, 1998........................................      F-6
Consolidated Statements of Cash Flows for each of the three years in the period
    ended August 30, 1998............................................................      F-7
Notes to Consolidated Financial Statements...........................................      F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Albecca Inc.:


We have audited the accompanying consolidated balance sheets of ALBECCA INC. (a Georgia corporation) and subsidiaries as of August 30, 1998 and August 31, 1997 and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended August 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Larson-Juhl Netherlands B.V. and subsidiaries, which statements reflect total assets of 6% and 5% at August 30, 1998 and August 31, 1997, respectively, and total revenues of 5%, 6%, and 7% for each of the three years in the period ended August 30, 1998. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Albecca Inc. and subsidiaries as of August 30, 1998 and August 31, 1997 and the results of their operations and their cash flows for each of the three years in the period ended August 30, 1998 in conformity with generally accepted accounting principles.


Arthur Andersen LLP



Atlanta, Georgia
November 6, 1998

                          LARSON-JUHL NETHERLANDS B.V.

                             REPORT OF THE AUDITORS

To the shareholders of Larson-Juhl Netherlands B.V.:

         We have audited the financial statements of Larson-Juhl Netherlands B.V. at Barneveld, the Netherlands for the three years ended August 30, 1998.

         The company's management is responsible for the preparation of these financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

         We conducted our audit in accordance with auditing standards generally accepted in the Netherlands. The results of the audit would not have been materially different had the audit been conducted in accordance with generally accepted auditing standards in the United States. The standards in the Netherlands require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes accessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion the financial statements for the period September 1, 1997 up to and including August 30, 1998 and including those for the fiscal year 1996 (for the period August 28, 1995 up to and including August 25, 1996) and the fiscal year 1997 (for the period August 26, 1996 up to and including August 31, 1997) as previously audited by us, give a true and fair view of the state of the Company's affairs at August 30, 1998 and of the results of its operations for the three years ended August 30, 1998 and have been properly prepared in accordance with accounting principles generally accepted in The Netherlands and comply with the financial reporting requirements included in
Part 9, Book 2 of the Dutch Civil Code.


Arnhem, October 6, 1998


/s/  BDO CampsObers


BDO CampsObers
Registered accountants

                                  ALBECCA INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                             AUGUST 31,   AUGUST 30,
                                                                                                1997         1998
                                                                                             ----------   ----------
                                             ASSETS

CURRENT ASSETS:
   Cash and cash equivalents .............................................................   $   5,301    $  54,884
   Accounts receivable, less allowances for doubtful accounts of $5,378 and $5,859, at
         August 31, 1997 and August 30, 1998 .............................................      49,270       50,785
   Inventories ...........................................................................      68,209       75,819
   Other current assets ..................................................................       4,879        7,024
                                                                                             ---------    ---------
            Total current assets .........................................................     127,659      188,512
PROPERTY, PLANT, AND EQUIPMENT, NET ......................................................      52,675       61,758
OTHER LONG-TERM ASSETS ...................................................................      28,355       55,652
                                                                                             ---------    ---------
                                                                                             $ 208,689    $ 305,922
                                                                                             =========    =========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Current maturities of long-term debt ..................................................   $  28,079    $  35,205
   Accounts payable ......................................................................      28,296       28,165
   Accrued liabilities ...................................................................      27,982       27,992
                                                                                             ---------    ---------
            Total current liabilities ....................................................      84,357       91,362
                                                                                             ---------    ---------
LONG-TERM DEBT, LESS CURRENT MATURITIES (NOTE 4) .........................................      80,647      227,564
                                                                                             ---------    ---------
OTHER LONG-TERM LIABILITIES ..............................................................       6,372       12,640
                                                                                             ---------    ---------
COMMITMENTS AND CONTINGENCIES (NOTE 8)
SHAREHOLDERS' EQUITY (DEFICIT)(NOTES 6 AND 12):
   Preferred stock, $0.01 par value; no shares authorized and outstanding at August 31,
      1997, 50,000,000 shares authorized and no shares issued and outstanding at
      August 30, 1998 ....................................................................          --           --
   Common stock, $0.01 par value; 20,000,000 shares authorized, 17,000,000 shares issued and outstanding at August 31, 1997 and no shares issued and outstanding at
      August 30, 1998 ....................................................................         170           --
   Class A common stock, $0.01 par value; no shares authorized and outstanding at
      August 31, 1997, 250,000,000 shares authorized, 374,000 shares issued and
      outstanding at August 30, 1998 .....................................................          --            4
   Class B common stock, $0.01 par value; no shares authorized and outstanding at
      August 31, 1997, 100,000,000 shares authorized, 16,626,000 shares issued and
      outstanding at August 30, 1998 .....................................................          --          166
   Additional paid-in capital ............................................................         582        7,326
   Accumulated earnings (deficit) ........................................................      42,408      (24,029)
   Cumulative foreign currency translation adjustment ....................................      (5,847)      (9,111)
                                                                                             ---------    ---------
            Total shareholders' equity (deficit) .........................................      37,313      (25,644)
                                                                                             ---------    ---------
                                                                                             $ 208,689    $ 305,922
                                                                                             =========    =========


              The accompanying notes are an integral part of these
                         consolidated balance sheets.

                                  ALBECCA INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                 FOR THE YEARS ENDED
                                                                    -----------------------------------------
                                                                    AUGUST 25,      AUGUST 31,     AUGUST 30,
                                                                      1996            1997            1998
                                                                    ---------       --------       ----------
Net sales ..................................................         $300,788       $354,058       $381,137

Cost of sales ..............................................          173,964        200,750        216,081
                                                                     --------       --------       --------
   Gross profit ............................................          126,824        153,308        165,056

Operating expenses .........................................           96,595        117,707        130,833

Restructuring charges (Note 13) ............................               --             --          2,262
                                                                     --------       --------       --------
   Operating income ........................................           30,229         35,601         31,961

Costs of cancelled initial public equity offering (Note 13)                --             --          1,273

Interest income ............................................               --             --           (116)
Interest expense ...........................................            6,846          9,722         11,949
                                                                     --------       --------       --------
   Income before provision for income taxes and minority
     interest ..............................................           23,383         25,879         18,855

Provision for income taxes .................................            3,679          3,243          4,021

Minority interest ..........................................              300            146            471
                                                                     --------       --------       --------
Net income .................................................         $ 19,404       $ 22,490       $ 14,363
                                                                     ========       ========       ========


              The accompanying notes are an integral part of these
                      consolidated financial statements.

                                  ALBECCA INC.



            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                        (IN THOUSANDS, EXCEPT SHARE DATA)




                                                                              CLASS A                 CLASS B
                                                COMMON STOCK               COMMON STOCK             COMMON STOCK
                                          ------------------------      --------------------   -----------------------
                                            SHARES          AMOUNT      SHARES       AMOUNT      SHARES        AMOUNT
                                          ------------      ------      ------       -------   -----------     -------
BALANCE, AUGUST 27, 1995 ...........       17,000,000       $ 170            --      $ --               --      $ --

   Net income ......................               --          --            --        --               --        --
   Distributions to shareholders ...               --          --            --        --               --        --
   Currency translation adjustment..               --          --            --        --               --        --
                                          -----------       -----      --------      ----      -----------      ----
BALANCE, AUGUST 25, 1996 ...........       17,000,000         170            --        --               --        --

   Capital contributions ...........               --          --            --        --               --        --
   Net income ......................               --          --            --        --               --        --
   Distributions to shareholders ...               --          --            --        --               --        --
   Currency translation adjustment..               --          --            --        --               --        --
                                          -----------       -----      --------      ----      -----------      ----
BALANCE, AUGUST 31, 1997 ...........       17,000,000         170            --        --               --        --

   Compensation related to
      nonqualified stock options ...               --          --            --        --               --        --
   Conversion of common stock
      for Class A and Class B
      common stock .................      (17,000,000)       (170)      374,000         4       16,626,000       166
   Capital contributions (Note 11)..               --          --            --        --               --        --
   Net income ......................               --          --            --        --               --        --
   Distributions to shareholders ...               --          --            --        --               --        --
   Currency translation adjustment..               --          --            --        --               --        --
                                          -----------       -----      --------      ----      -----------      ----
      BALANCE, AUGUST 30, 1998 .....               --       $  --       374,000      $  4       16,626,000      $166
                                          ===========       =====      ========      ====      ===========      ====


                                                                               CUMULATIVE
                                                                                 FOREIGN
                                          ADDITIONAL       ACCUMULATED          CURRENCY
                                           PAID-IN          EARNINGS          TRANSLATION
                                           CAPITAL          (DEFICIT)          ADJUSTMENT       TOTAL
                                         -----------       -----------        -----------      --------
BALANCE, AUGUST 27, 1995 ...........      $   566          $ 28,848           $   (478)        $ 29,106

   Net income ......................           --            19,404                 --           19,404
   Distributions to shareholders ...           --           (12,250)                --          (12,250)
   Currency translation adjustment..           --                --               (917)            (917)
                                          -------          --------           --------         --------
BALANCE, AUGUST 25, 1996 ...........          566            36,002             (1,395)          35,343

   Capital contributions ...........           16                --                 --               16
   Net income ......................           --            22,490                 --           22,490
   Distributions to shareholders ...           --           (16,084)                --          (16,084)
   Currency translation adjustment..           --                --             (4,452)          (4,452)
                                          -------          --------           --------         --------
BALANCE, AUGUST 31, 1997 ...........          582            42,408             (5,847)          37,313

   Compensation related to
      nonqualified stock options ...          244                --                 --              244
   Conversion of common stock
      for Class A and Class B
      common stock .................           --                --                 --               --
   Capital contributions (Note 11)..        6,500                --                 --            6,500
   Net income ......................           --            14,363                 --           14,363
   Distributions to shareholders ...           --           (80,800)                --          (80,800)
   Currency translation adjustment..           --                --             (3,264)          (3,264)
                                          -------          --------           --------         --------
BALANCE, AUGUST 30, 1998 ...........      $ 7,326          $(24,029)          $ (9,111)        $(25,644)
                                          =======          ========           ========         ========

        The accompanying notes are an integral part of these consolidated financial statements.

                                  ALBECCA INC.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                              AUGUST 25,    AUGUST 31,      AUGUST 30,
                                                                                 1996          1997           1998
                                                                              ----------    ----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ..........................................................      $ 19,404      $  22,490      $   14,363
   Adjustments to reconcile net income to net cash provided by operating activities:
      Minority interest ................................................           300            146             471
      Depreciation and amortization ....................................         5,302          6,885           8,213
      Loss on disposal of property, plant and equipment ................           199            393              32
      Changes in operating assets and liabilities:
         Accounts receivable ...........................................          (568)         1,227           2,088
         Inventories ...................................................         2,138         (1,218)            348
         Other current assets ..........................................         1,155           (337)           (870)
         Accounts payable ..............................................         6,403         (1,909)         (2,436)
         Accrued liabilities ...........................................        (5,703)        (2,846)         (4,226)
         Other .........................................................         2,010         (2,681)         (2,393)
                                                                              --------      ---------      ----------
            Net cash provided by operating activities ..................        30,640         22,150          15,590
                                                                              --------      ---------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment ..........................        (5,461)        (7,746)         (8,378)
   Acquisitions of businesses ..........................................       (34,062)       (18,408)        (28,065)
   Proceeds from sales of property, plant and equipment ................           658          3,455             509
   Changes in other long-term assets ...................................           766            185           1,919
                                                                              --------      ---------      ----------
            Net cash used in investing activities ......................       (38,099)       (22,514)        (34,015)
                                                                              --------      ---------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issue of senior subordinated notes, net of debt
      issue costs.......................................................            --             --         193,241
   Proceeds from revolving credit facilities ...........................        76,849         68,249         109,861
   Repayments of revolving credit facilities ...........................       (68,005)       (52,951)       (134,707)
   Proceeds from long-term debt ........................................        19,706         11,171          15,676
   Repayments of long-term debt ........................................        (8,018)        (8,897)        (42,113)
   Capital contribution ................................................            --             16             244
   Repayments of notes payable to shareholders .........................            --             --          (4,000)
   Distributions to shareholders .......................................       (12,250)       (16,084)        (70,300)
                                                                              --------      ---------      ----------
            Net cash provided by financing activities ..................         8,282          1,504          67,902
                                                                              --------      ---------      ----------
EFFECT OF EXCHANGE RATE ON CASH ........................................           164           (202)            106
                                                                              --------      ---------      ----------
NET INCREASE IN CASH ...................................................           987            938          49,583
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .........................         3,376          4,363           5,301
                                                                              --------      ---------      ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD ...............................      $  4,363      $   5,301      $   54,884
                                                                              ========      =========      ==========

SUPPLEMENTAL INFORMATION:
   Interest paid .......................................................      $  7,144      $   9,282      $   10,983
                                                                              ========      =========      ==========

   Income taxes paid ...................................................      $  2,378      $   3,858      $    3,520
                                                                              ========      =========      ==========
   Details of acquisitions (Note 2):
      Fair value of assets acquired ....................................      $(49,814)     $ (35,611)     $  (46,995)
      Liabilities assumed ..............................................        12,205         17,149          18,029
                                                                              --------      ---------      ----------
      Cash paid ........................................................       (37,609)       (18,462)        (28,966)
      Less cash acquired ...............................................         3,547             54             901
                                                                              --------      ---------      ----------
            Net cash paid for acquisitions .............................      $(34,062)     $ (18,408)     $  (28,065)
                                                                              ========      =========      ==========

NON-CASH FINANCING ACTIVITIES:
   Issuance of notes payable for shareholder distributions (Note 11) ...      $     --      $      --      $   10,500
                                                                              ========      =========      ==========

   Capital contribution of shareholder notes payable (Note 11) .........      $     --      $      --      $    6,500
                                                                              ========      =========      ==========



        The accompanying notes are an integral part of these consolidated financial statements.

                                  ALBECCA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

         Albecca Inc. (the "Company," formerly Larson-Juhl Inc.) primarily does business under the Larson-Juhl name. The Company designs, manufactures and distributes a complete line of branded custom framing products. The Company operates in 20 countries, primarily in North America and Europe.

FISCAL PERIOD

         The Company ends its fiscal year on the last Sunday in August. The Company's fiscal years ended August 25, 1996 and August 30, 1998 were 52-week years. The fiscal year ended August 31, 1997 was a 53-week year.

PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of Albecca Inc. and its subsidiaries. All significant intercompany transactions are eliminated. Minority interest represents minority shareholders' interest in certain majority-owned subsidiaries.

USE OF ESTIMATES

         The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

         The Company considers all investments with an original maturity of three months or less to be cash equivalents.

INVENTORIES

         Inventories consist primarily of finished goods and are stated at the lower of cost or market. Cost is determined by using the last-in, first-out method for inventories within the United States (approximately 28.9% and 32.2% of total inventories at August 31, 1997 and August 30, 1998, respectively) and the first-in, first-out method for inventories within foreign countries. Additionally, cost includes material, direct and indirect labor and capitalizable overhead. If the first-in, first-out method of valuing inventories had been used exclusively, inventories of the Company would have been $3,608,000 and $3,169,000 higher at August 31, 1997 and August 30, 1998, respectively.

         Inventories consist of the following (in thousands):

                                                          AUGUST 31,     AUGUST 30,
                                                             1997           1998
                                                         -----------    -----------
         Raw materials ..........................         $ 11,991       $ 17,019
         Work in process ........................            3,028          2,774
         Finished goods .........................           53,190         56,026
                                                          --------       --------
                                                          $ 68,209       $ 75,819
                                                          ========       ========

                                  ALBECCA INC.

PROPERTY, PLANT, AND EQUIPMENT

         Property, plant, and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets (buildings--15-35 years, machinery and equipment--7-15 years, and furniture and fixtures--3-7 years) using primarily the straight-line method.

         Property, plant, and equipment consist of the following (in thousands):

                                                                                      AUGUST 31,         AUGUST 30,
                                                                                         1997               1998
                                                                                     -----------         -----------
        Land and buildings                                                           $  29,251           $  39,743
        Machinery and equipment..........................................               31,433              33,586
        Furniture and fixtures...........................................                8,402               9,581
                                                                                     ---------           ---------
                                                                                        69,086              82,910
        Less accumulated depreciation....................................               16,411              21,152
                                                                                     ---------           ---------
                                                                                     $  52,675           $  61,758
                                                                                     =========           =========

         Depreciation expense included in the accompanying statements of operations for the years ended August 25, 1996, August 31, 1997, and August 30, 1998 was approximately $4,744,000, $5,900,000, and $6,762,000, respectively.

OTHER LONG-TERM ASSETS

         Goodwill is amortized over 40 years using the straight-line method. Trademarks, trade names, customer lists, and other intangible assets are stated at cost, less accumulated amortization, and are amortized over 10 to 15 years using the straight-line method. Bond issuance costs are amortized over the life of the senior subordinated notes (10 years) using the effective interest method.

         On a periodic basis, the Company reviews long-term assets for impairment based primarily upon an analysis of undiscounted cash flows.

         Other long-term assets consist of the following (in thousands):

                                                                                      AUGUST 31,          AUGUST 30,
                                                                                         1997                1998
                                                                                     -----------         -----------
        Goodwill...................................................                  $  23,584           $  44,056
        Trademarks, trade names and customer lists.................                      5,880               6,065
        Bond issuance costs........................................                         --               6,759
        Other  ....................................................                        936               2,244
                                                                                     ---------           ---------
                                                                                        30,400              59,124
        Less accumulated amortization..............................                      2,045               3,472
                                                                                     ---------           ---------
                                                                                     $  28,355           $  55,652
                                                                                     =========           =========


INCOME TAXES

         Albecca Inc. is an S corporation and two of its subsidiaries, Larson-Juhl U.S. L.L.C., and Larson-Juhl International L.L.C., are limited liability companies. Each is treated as a pass-through entity under the Internal Revenue Code. They are not subject to federal and certain state income taxes. As a result, the related taxable

                                  ALBECCA INC.

income is included in the tax returns of the shareholders and members of the respective companies. The Company makes distributions to shareholders to pay their income tax obligations as a result of the Company's status as an S corporation. The provision for income taxes included in the accompanying financial statements primarily relates to certain state and foreign income taxes.

FOREIGN CURRENCY TRANSLATION AND EXPOSURE

         The asset and liability accounts of foreign subsidiaries have been translated into U.S. dollars at the rate of exchange in effect at each balance sheet date. Shareholders' equity is translated at historical rates. All the accounts of foreign subsidiaries' statements of operations are translated at average exchange rates during the year. Resulting translation adjustments arising from these translations are reflected as a separate component in shareholders' equity. Gains or losses on foreign currency transactions are included in income as incurred and are not material to the Company's statements of operations for the years presented. The denomination of foreign subsidiaries' account balances in their local currency exposes the Company to certain foreign exchange rate risks. The Company addresses the exposure by financing most working capital needs in the applicable foreign currencies. Management does not believe the remaining risks to be significant.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of the Company's long-term debt is estimated based on current rates offered for debt of similar terms and maturities. Under this method, the Company's fair value of long-term debt was not significantly different than the stated value at August 31, 1997 and August 30, 1998.

REVENUE RECOGNITION

         The Company recognizes revenue at the time of shipment of products or the performance of services.

ADVERTISING

         All costs associated with advertising and promoting products are expensed in the period incurred.

RECENT ACCOUNTING PRONOUNCEMENTS

         In July 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes standards for reporting and display of "comprehensive income," which is the total of net income and all other non-owner changes in shareholders' equity, and its components. The Company is in the process of evaluating SFAS No. 130 and its impact and will adopt the standard for its 1999 fiscal year.

         In July 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131, which supersedes SFAS Nos. 14, 18, 24, and 30, establishes new standards for segment reporting, using the "management approach," in which reportable segments are based on the same criteria on which management desegregates a business for making operating decisions and assessing performance. The Company is in the process of evaluating SFAS No. 131 and its impact and will adopt the standard for its 1999 fiscal year.

RECLASSIFICATIONS

         Certain prior period amounts have been reclassified to conform to the current period presentation.

                                  ALBECCA INC.

2.    ACQUISITIONS

         The following acquisitions were accounted for under the purchase method of accounting, applying the provisions of Accounting Principles Board ("APB") Opinion No. 16, and as a result, the Company has recorded the tangible and identifiable intangible assets and liabilities of the acquired businesses at their estimated fair values with the excess of the purchase price over these amounts being recorded as goodwill which is amortized over 40 years. The acquisitions were primarily financed with borrowings under the Company's revolving credit facility and other debt instruments (Note 4). The accompanying financial statements reflect the operations of the acquired businesses for the periods after their respective date of acquisition.

         During fiscal year 1998, the Company acquired all of the outstanding stock of a U.S. distributor of custom framing products for approximately $9,900,000 in cash. Goodwill and other intangible assets of approximately $8,400,000 were recorded in connection with the acquisition.

         Additionally, during fiscal year 1998, the Company acquired all of the outstanding stock of a distributor of custom framing products for approximately $8,000,000 in cash. Goodwill and other intangible assets of approximately $5,500,000 were recorded in connection with the acquisition. The Company also acquired, during fiscal year 1998, the outstanding stock of four U.S. and international manufacturers and distributors of custom framing products for aggregate consideration of approximately $11,100,000 in cash, resulting in goodwill and other intangible assets of approximately $7,400,000.

         During fiscal year 1997, the Company acquired all of the outstanding stock of an international distributor of custom framing products for approximately $9,600,000 in cash. Goodwill and intangible assets of approximately $5,200,000 were recorded in connection with this acquisition. The Company also acquired, during fiscal year 1997, the outstanding stock of five international manufacturers and distributors of custom framing products for aggregate consideration of approximately $8,800,000 in cash, resulting in goodwill and other intangible assets of approximately $4,600,000.

         The following unaudited pro forma summary results of operations are presented assuming that the acquisitions completed during the years ended August 31, 1997 and August 30, 1998 had been consummated on August 26, 1996. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations which would have actually been obtained. Pro forma adjustments were recorded to include increased depreciation and amortization of fixed assets and intangible assets and additional interest expense on financing required for the acquisitions (in thousands).

                                                           YEARS ENDED
                                                   ----------------------------
                                                    AUGUST 31,       AUGUST 30,
                                                       1997             1998
                                                   -----------      -----------
Pro forma net sales...........................     $ 409,316        $ 394,856
                                                   =========        =========
Pro forma net income..........................     $  20,983        $  13,268
                                                   =========        =========

         During fiscal year 1996, the Company acquired all of the outstanding stock of a French manufacturer and distributor of custom framing products for approximately $6,600,000 in cash. No goodwill resulted from this acquisition. During fiscal year 1996, the Company acquired all of the outstanding stock of a United Kingdom manufacturer and distributor of custom framing products for approximately $13,300,000 in cash. Goodwill and other intangible assets of approximately $4,700,000 were recorded in connection with this acquisition. The Company also acquired, during fiscal year 1996, the outstanding stock or substantially all of the operating assets and liabilities of eight international manufacturers and distributors of custom framing products for aggregate consideration of approximately $17,700,000 in cash, resulting in goodwill and other intangible assets of

                                  ALBECCA INC.

approximately $7,400,000. The acquisitions during fiscal year 1996 individually and in the aggregate did not have a material pro forma impact on the Company's results of operations.

3.    ACCRUED LIABILITIES AND OTHER LONG-TERM LIABILITIES

         Accrued liabilities consist of the following (in thousands):

                                                                           AUGUST 31,        AUGUST 30,
                                                                              1997             1998
                                                                         ------------     -------------
        Accrued operating expenses.................................      $      9,495     $      6,833
        Accrued payroll and benefits...............................            12,606           12,224
        Accrued income taxes.......................................               627            1,128
        Accrued interest...........................................               532            1,498
        Accrued taxes (other than income)..........................             1,257            1,410
        Other......................................................             3,465            4,899
                                                                         ------------     ------------
                                                                         $     27,982     $     27,992
                                                                         ============     ============

         During May 1998, the Company amended certain bonus arrangements with shareholders and certain members of management whereby the payment of accrued amounts aggregating $7,028,000 would be deferred and paid in varying increments through fiscal year 2005. Accruals related to these compensation arrangements of approximately $2,608,000 and $4,420,000 as of August 30, 1998 are included as a component of accrued payroll and benefits and other long-term liabilities, respectively.

                                  ALBECCA INC.

4.    LONG-TERM DEBT

         Long-term debt consists of the following (in thousands):

                                                                                    AUGUST 31,          AUGUST 30,
                                                                                       1997               1998
                                                                                   -----------         ----------
        10.75% senior subordinated notes, due August 2008, interest paid semi-annually in arrears on February 15 and August 15 of each
            year commencing February 15, 1999...............................       $         --        $ 200,000
        Revolving credit facility (the "Credit Facility"), as amended, due
            September 1999, payable in U.S. dollars, British Pounds,
            Deutsche Marks, and Australian dollars, interest paid
            periodically at rates ranging from LIBOR plus .75% to the prime
            rate less .50%..................................................             49,507               --
        Demand note payable in French Francs, interest paid quarterly at a
            rate of 3.6% to 4.0%, secured by a standby letter of credit.....              3,446            3,562
        Mortgage note due September 2017, payable in Deutsche Marks, principal paid semi-annually in equal installments, interest
            paid quarterly at a rate of 5.2%, secured by certain property...                 --            3,185
        Demand note payable in British Pounds, interest paid quarterly at a base rate plus 2.0% (9.0% as of August 30, 1998), secured by
            certain accounts receivable, inventory and equipment............              3,374            2,942
        Demand note payable in Dutch Guilders, interest paid quarterly at a base rate plus 1.25% (4.75% as of August 30, 1998) secured by
            certain accounts receivable, inventory and property.............              3,521            3,018
        Other long-term notes, interest payable at a weighted average rate of 7.34%, maturing at various dates through 2010, no individual
            note exceeding $2,500...........................................             48,878           50,062
                                                                                   ------------        ---------
                                                                                        108,726          262,769
        Less current maturities.............................................             28,079           35,205
                                                                                   ------------        ---------
        Long-term portion...................................................       $     80,647        $ 227,564
                                                                                   ============        =========


         Certain of the above facilities are subject to certain financial covenants related to adjusted tangible net worth and cash flow (as defined). Certain revolving facilities provide the Company with additional borrowings of up to $17,402,000 as of August 30, 1998. The Company had outstanding letters of credit totaling $3,867,000 as of August 30, 1998.

         On August 11, 1998, the Company issued $200,000,000 of 10.75% senior subordinated notes (the "Notes"). The Notes are subject to certain redemption and repurchase terms, as defined. In addition, the Notes contain certain covenants that limit, among other things, the ability of the Company and its subsidiaries to (i) pay dividends, redeem capital stock, or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue preferred equity interests; (iii) merge, consolidate, or sell all or substantially all of its assets; (iv) create lines on assets, and; (v) enter into certain transactions with affiliates.

         The net proceeds to the Company from the sale of the Notes (the "Sale"), after deducting commissions and other expenses of the issuance of approximately $6,800,000, were used to repay and retire the Credit Facility,

                                  ALBECCA INC.

which had an outstanding balance of approximately $82,300,000 at the closing of the Sale, and to fund the distribution of approximately $60,000,000 of previously undistributed S corporation earnings to the Company's shareholders. The remainder of the net proceeds of approximately $50,900,000 will be used for general corporate purposes, which may include future acquisitions.

         The Credit Facility included borrowings denominated in foreign currencies in the aggregate amount of $26,180,000 as of August 31, 1997. Other long-term notes included borrowings denominated in foreign currencies in the aggregate amounts of $35,402,000 and $46,979,000 as of August 31, 1997 and August 30, 1998.

         Aggregate maturities of long-term debt as of August 30, 1998 are as follows: 1999, $35,205,000; 2000, $6,820,000; 2001, $6,468,000; 2002,
$4,073,000; 2003, $2,637,000; thereafter, $207,566,000.

5.    GEOGRAPHIC INFORMATION

         The following table presents information regarding the Company's different geographical regions based on the historical operations of the Company (in thousands):


                                                                          YEARS ENDED
                                                         -----------------------------------------------
                                                           AUGUST 25,         AUGUST 31,      AUGUST 30,
                                                              1996              1997            1998
                                                         ------------      ------------      -----------
        Revenue:
            United States                                $   162,429       $  165,514        $ 185,696
            Canada                                            19,186           19,973           23,498
            United Kingdom                                    25,021           47,806           46,968
            France                                            41,937           37,698           36,267
            Other International                               52,215           83,067           88,708
                                                         -----------       ----------        ---------
                                                         $   300,788       $  354,058        $ 381,137
                                                         ===========       ==========        =========
        Operating income:
            United States                                $    21,022       $   24,425        $  25,428
            Canada                                             2,632            2,386            3,929
            United Kingdom                                       880            4,227            1,353
            France                                             2,948            2,391              595
            Other International                                2,747            2,172              656
                                                         -----------       ----------        ---------
                                                         $    30,229       $   35,601        $  31,961
                                                         ===========       ==========        =========


                                  ALBECCA INC.

         Assets by geographical region consist of the following (in thousands):

                                                                                       AUGUST 31,     AUGUST 30,
                                                                                          1997           1998
                                                                                      -----------    -----------
        United States........................................................         $   37,518     $  123,458
        Canada...............................................................             14,808         11,928
        United Kingdom.......................................................             45,166         44,498
        France...............................................................             37,686         36,765
        Other International..................................................             73,511         89,273
                                                                                      ----------     ----------
                                                                                      $  208,689     $  305,922
                                                                                      ==========     ==========

6.    SHAREHOLDERS' EQUITY (DEFICIT)

STOCK SPLIT

         On April 27, 1998, the Company effected a 1.7-for-1 stock split of its common stock. The accompanying financial statements and notes hereof reflect this stock split as if it had occurred at the beginning of each period.

STOCK OPTIONS

         In July 1990, the Company's sole shareholder granted an option to a key employee to acquire 170,000 shares of common stock from the shareholder for $0.76 per share. As a result of this grant, the Company recorded a compensation charge of $455,000 representing the difference between the exercise price and the fair value, based on management's estimate at the date of grant. This option was exercised in January 1995.

         In November 1995, the Company's majority shareholder established a stock performance program whereby a certain key employee could receive annually an option to acquire 0.2% of the then outstanding shares of Albecca Inc.'s common stock and 0.2% of member interest in Larson-Juhl International L.L.C. from the Company's majority shareholder for $300,000, contingent upon the Company achieving its performance goals, including, sales, profits, asset management, and future positioning, for each fiscal year through fiscal year 2000. In November 1996, the key employee was awarded the option to acquire 34,000 shares of Albecca Inc.'s common stock and 0.2% of member interest in Larson-Juhl International L.L.C. from the Company's majority shareholder for $300,000. No compensation expense was recognized for this award, as the exercise price, in the opinion of management, exceeded its fair value at the date of grant. On April 17, 1998, this option was exercised. No award was earned or granted to the key employee for fiscal year 1997. The Company's majority shareholder extended the program through fiscal year 2001 under the same terms and conditions as the original stock performance program. Compensation expense related to this program will be recorded as a component of expenses.

         In November 1996, the Company's majority shareholder granted another key employee the right to acquire 42,500 shares of Albecca Inc.'s common stock and .25% of member interest in Larson-Juhl International L.L.C. from the Company's majority shareholder for $200,000, representing, in management's opinion, the fair value at the date of grant. On April 19, 1997, this right was exercised. On December 1, 1997, this key employee acquired 85,000 shares of Albecca Inc.'s common stock and 0.5% of member interest in Larson-Juhl International L.L.C. from the Company's majority shareholder for $300,000. The Company recorded a compensation charge of $100,000, representing the difference between the exercise price and the fair value, based on management's estimate, at the date of grant. On January 5, 1998, the Company's majority shareholder granted this key employee the right to acquire 42,500 shares of Albecca Inc.'s common stock and .25% of member interest in Larson-Juhl International L.L.C. from the Company's majority shareholder for $500,000, representing, in management's opinion, the fair value at the date of grant. On April 17, 1998, this right was exercised.

                                  ALBECCA INC.

         On May 1, 1998, the Company adopted the Albecca Inc. 1998 Stock Option Plan (the "Stock Option Plan") for which 2,600,000 shares of common stock were authorized for issuance in connection with stock options granted under such plan. The Stock Option Plan provides for nonqualified and incentive stock options. Additionally, as of May 1, 1998, the provisions of the stock performance program discussed above were amended whereby any option grant under such program would be granted by the Company under the Stock Option Plan. On May 1, 1998, the Company granted to a certain key employee, under the stock performance program, a nonqualified option to acquire 34,062 shares of common stock at $8.80 per share, expiring May 1, 2003. As a result of this grant, the Company recorded a compensation charge of $144,000 in the third quarter of fiscal year 1998 representing the difference between the exercise price and the fair value, based on management's estimate, at the date of grant.

         SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument and allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value-based method of accounting defined in the statement had been applied.

         The Company has elected to account for its stock-based compensation plans under APB Opinion No. 25, however, the Company has computed for pro forma disclosure purposes the value of all options granted during the years ended August 31, 1997 and August 30, 1998 using the minimum value method as prescribed by SFAS No. 123 using the following assumptions:

                Risk-free interest rate......................................................      6%
                Expected dividend yield......................................................     --
                Expected lives...............................................................   Five years
                Expected volatility..........................................................     --

         If the Company had accounted for these grants in accordance with SFAS No. 123, the Company's reported pro forma net income for the years ended August 31, 1997 and August 30, 1998 would have decreased to the following pro forma amount (in thousands):

                                                                                    AUGUST 31,      AUGUST 30,
                                                                                       1997            1998
                                                                                    ----------      ----------
        Net income:
            As reported in the financial statements.......................          $   22,490      $   14,363
                                                                                    ==========      ==========

            Pro forma in accordance with SFAS No. 123.....................          $   22,438      $   14,158
                                                                                    ==========      ==========




7.   RELATED PARTY TRANSACTIONS

         The Company's principal executive offices are located in a 65,000 square-foot office building located in Norcross, Georgia owned by L-J Properties Inc., a company owned by the existing shareholders of the Company. The Company's lease for this facility terminates in August 2001. The total rent payments for the years ended August 25, 1996, August 31, 1997, and August 30, 1998 were approximately $642,000, $661,000, and $680,000, respectively.

                                  ALBECCA INC.

8.   COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

         The Company leases certain operating facilities and equipment under operating leases. Future minimum annual rentals under noncancelable leases as of August 30, 1998 are as follows: 1999--$8,145,000; 2000--$6,707,000;
2001--$5,086,000; 2002--$3,282,000; 2003--$1,631,000; and
thereafter--$1,094,000.

         The total rent payments for the years ended August 25, 1996, August 31, 1997, and August 30, 1998 were approximately $6,462,000, $7,368,000, and
$8,531,000, respectively.

LITIGATION

         The Company is involved in certain litigation arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

9.   BENEFIT PLANS

         The Company sponsors a defined contribution 401(k) retirement investment plan (the "Plan") for all of its U.S. employees with more than one year of service. The Company makes discretionary contributions to the Plan, including a 50% matching contribution. Under the terms of the Plan, a participant is 100% vested in the Company's matching and discretionary contributions after six years of service. Discretionary contributions made by the Company for the years ended August 25, 1996, August 31, 1997, and August 30, 1998 were approximately $409,000, $419,000, and $408,000, respectively.

10.  QUARTERLY DATA (UNAUDITED)

         The following table presents quarterly information regarding the Company's historical operations for each quarter for each of the three years in the period ended August 30, 1998 (in thousands):

                                                                  FOR THE QUARTERS ENDED
                            -------------------------------------------------------------------------------------------------------
                            NOVEMBER 24,  FEBRUARY 23,   MAY 25,    AUGUST 31,   NOVEMBER 30,   MARCH 1,     MAY 31,      AUGUST 30,
                                1996         1997         1997         1997          1997        1998         1998          1998
                            -----------   ------------  --------    ----------   ------------   --------     -------      ---------
 Net sales ...............    $93,217      $ 92,799     $80,679      $87,363      $102,985      $96,829      $93,055      $ 88,268
 Cost of sales ...........     54,275        54,126      44,213       48,136        58,976       54,492       52,349        50,264
                              -------      --------     -------      -------      --------      -------      -------      --------
 Gross profit ............     38,942        38,673      36,466       39,227        44,009       42,337       40,706        38,004
 Operating expenses ......     28,395        29,909      28,601       30,802        33,236       34,756       32,019        30,822
 Restructuring charges ...         --            --          --           --            --           --           --         2,262
                              -------      --------     -------      -------      --------      -------      -------      --------
 Operating income ........     10,547         8,764       7,865        8,425        10,773        7,581        8,687         4,920
 Costs of cancelled
    initial public
    equity offering ......         --            --          --           --            --           --           --         1,273
 Interest income .........         --            --          --           --            --           --           --          (116)
 Interest expense ........      2,262         2,466       2,323        2,671         2,343        2,370        2,759         4,477
                              -------      --------     -------      -------      --------      -------      -------      --------
 Income (loss) before
    provision for
    income taxes and
    minority interest ....      8,285         6,298       5,542        5,754         8,430        5,211        5,928          (714)
 Provision for income
    taxes.................        922           735         537        1,049           896          814          865         1,446

 Minority interest .......         57           (23)         69           43           166          192           19            94
                              -------      --------     -------      -------      --------      -------      -------      --------
 Net income (loss) .......    $ 7,306      $  5,586     $ 4,936      $ 4,662      $  7,368      $ 4,205      $ 5,044      $ (2,254)
                              =======      ========     =======      =======      ========      =======      =======      ========

11.  OTHER

         On May 1, 1998, Albecca Inc. made a partial distribution of previously undistributed S corporation earnings to its shareholders in the form of demand promissory notes payable to its shareholders in the aggregate amount of $10,500,000, bearing interest at a rate of 11% per annum (the "S Corp Notes"). On June 10, 1998,

                                  ALBECCA INC.

Albecca Inc. repaid $4,000,000 of the S Corp Notes, plus accrued interest. On June 24, 1998, the holders of the S Corp Notes contributed the remaining balance of the S Corp Notes to Larson-Juhl International L.L.C., a related company under common ownership (Note 12). Albecca Inc. repaid the remaining balance of $6,500,000 to Larson-Juhl International L.L.C. on June 24, 1998.

12.   COMBINATION AND REORGANIZATION

         Through June 25, 1998, Albecca Inc. and Larson-Juhl International L.L.C. were owned and controlled by the same shareholders. Effective June 26, 1998, the members of Larson-Juhl International L.L.C. contributed their respective equity interests to Albecca Inc., whereby Larson-Juhl International L.L.C. became a wholly owned subsidiary of the Company. The combination has been treated in a manner similar to a pooling-of-interests, and as such, the accompanying financial statements have been restated to include the results of Larson-Juhl International L.L.C. for all periods presented.

13.   NON-RECURRING ITEMS

RESTRUCTURING CHARGES

         In June 1998, the Company initiated a plan to close its plastic moulding manufacturing facility located in the United Kingdom and recorded a charge to operations of approximately $1,800,000. This charge included $230,000 related to severance and other termination benefits, $450,000 of lease termination and exit costs, $790,000 for the write-down of non-current assets to estimated realizable value and additional reserves for uncollectable accounts receivable of $330,000. The charge related to the additional reserves for uncollectable accounts receivable has been included in operating expenses in the accompanying statement of operations for the year ended August 30, 1998.

         During the fourth quarter of 1998, the Company initiated a plan to close its operations in Greece and recorded a charge to operations of approximately $700,000. This charge included severance of $80,000, write-off of goodwill of $330,000, additional reserves for uncollectable accounts receivable of $178,000 and other exit costs of approximately $110,000. The charge related to the additional reserves for uncollectable accounts receivable has been included in operating expenses in the accompanying statement of operations for the year ended August 30, 1998.

         Additionally, during the fourth quarter, the Company initiated a plan to close two duplicate facilities existing as a result of recent acquisitions and recorded a charge to operations of approximately $276,000 related to these closures, primarily consisting of $234,000 of severance and other termination benefits. The Company expects to incur an additional $300,000 in restructuring related costs during the first quarter of 1999 for inventory relocation and facility closing costs.

         Revenue and net operating results from the activities that will not be continued are not significant to the overall operations of the Company.

CANCELLED INITIAL PUBLIC EQUITY OFFERING

         In July 1998, the Company cancelled a planned initial public equity offering of its common stock. As a result of the decision not to complete the offering, the Company wrote off the associated expenses incurred of approximately $1,273,000, which are included as "costs of cancelled initial public equity offering" in the accompanying consolidated statements of operations.

                                  ALBECCA INC.

14.   SUBSEQUENT EVENT

         On September 11, 1998, the Company made a cash distribution of $2,700,000, pursuant to the terms and conditions of the Notes, to its shareholders to pay their estimated income tax obligations as a result of the Company's status as an S corporation.


15.   GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

         These condensed consolidating financial statements reflect Albecca Inc. and Subsidiary Guarantors, which consist of all of the Company's Restricted Subsidiaries other than the Foreign Subsidiaries, as defined under the Indenture dated August 11, 1998. These nonguarantor Foreign Subsidiaries are herein referred to as "Subsidiary Nonguarantors." The subsidiary guarantee of each Subsidiary Guarantor will be subordinated to the prior payment in full of all senior debt of such Subsidiary Guarantor. Separate financial statements of the Subsidiary Guarantors are not presented because the Subsidiary Guarantors are jointly, severally and unconditionally liable under the guarantee, and the Company believes the condensed consolidating financial statements presented are more meaningful in understanding the financial position of the Subsidiary Guarantors and the separate financial statements are deemed not material to investors.

                                  ALBECCA INC.

15.   GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                  ALBECCA INC.
                     CONDENSED CONSOLIDATING BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                            August 30, 1998
                                                    ---------------------------------------------------------------
                                                     Albecca Inc.                     Consolidated
                                                    and Subsidiary    Subsidiary       Elimination     Consolidated
                                                      Guarantors     Nonguarantors       Entries          Total
                                                    --------------   -------------    -------------   ------------

                      ASSETS
CURRENT ASSETS:
   Cash and cash equivalents......................   $  49,206        $   5,678       $      --       $ 54,884
   Accounts receivable, net.......................      17,451           33,334              --         50,785
   Intercompany accounts receivable...............       7,397              539          (7,936)            --
   Inventories....................................      28,322           47,497              --         75,819
   Other current assets...........................       2,254            4,770              --          7,024
                                                     ---------        ---------       ---------       --------
     Total current assets.........................     104,630           91,818          (7,936)       188,512
PROPERTY, PLANT AND EQUIPMENT, NET................       9,487           52,271              --         61,758
OTHER LONG-TERM ASSETS............................      24,018           31,634              --         55,652
INVESTMENT IN SUBSIDIARIES........................      43,453            3,580         (47,033)            --
INTERCOMPANY LOANS RECEIVABLE.....................      84,941            1,623         (86,564)            --
                                                     ---------        ---------       ---------       --------
     Total assets                                    $ 266,529        $ 180,926       $(141,533)      $305,922
                                                     =========        =========       =========       ========
  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
   Current maturities of long-term debt...........   $   1,519        $  33,686       $      --       $ 35,205
   Accounts payable...............................       6,470           21,695              --         28,165
   Intercompany accounts payable..................       1,042            6,894          (7,936)            --
   Accrued liabilities............................      18,261            9,731              --         27,992
                                                     ---------        ---------       ---------       --------
     Total current liabilities....................      27,292           72,006          (7,936)        91,362
                                                     ---------        ---------       ---------       --------
LONG-TERM DEBT, LESS CURRENT MATURITIES...........     203,083           24,481              --        227,564
                                                     ---------        ---------       ---------       --------
INTERCOMPANY LOANS PAYABLE........................       1,623           84,941         (86,564)            --
                                                     ---------        ---------       ---------       --------
OTHER LONG-TERM LIABILITIES.......................       4,443            8,197              --         12,640
                                                     ---------        ---------       ---------       --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
   Preferred stock, $0.01 par value;
     50,000,000 shares authorized and no
     shares issued and outstanding at
     August 30, 1998..........................              --               --              --             --
   Class A common stock, $0.01 par value;
     250,000,000 shares authorized, 374,000
     shares issued and outstanding at
     August 30, 1998..........................               4               --              --              4
   Class B common stock, $0.01 par value;
     100,000,000 shares authorized,
     16,626,000 shares issued and outstanding
     at August 30, 1998.......................             166               --              --            166
   Additional paid-in capital.................          46,432            7,927         (47,033)         7,326
   Accumulated earnings (deficit).............         (16,710)          (7,319)             --        (24,029)
   Cumulative foreign currency translation
     adjustment...............................             196           (9,307)             --         (9,111)
                                                     ---------        ---------       ---------       --------
  Total shareholders' equity (deficit)........          30,088           (8,699)        (47,033)       (25,644)
                                                     ---------        ---------       ---------       --------
                                                     $ 266,529        $ 180,926       $(141,533)      $305,922
                                                     =========        =========       =========       ========

                                  ALBECCA INC.

                                  ALBECCA INC.
                     CONDENSED CONSOLIDATING BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                            August 31, 1997
                                                    --------------------------------------------------------------
                                                     Albecca Inc.                     Consolidated
                                                    and Subsidiary    Subsidiary      Elimination     Consolidated
                                                      Guarantors     Nonguarantors      Entries           Total
                                                    --------------   -------------    -------------   ------------
                      ASSETS
CURRENT ASSETS:
   Cash and cash equivalents ......................    $    532        $   4,769       $      --        $   5,301
   Accounts receivable, net .......................      14,904           34,366              --           49,270
   Intercompany accounts receivable ...............         429            1,731          (2,160)              --
   Inventories ....................................      20,926           47,283              --           68,209
   Other current assets ...........................       1,794            3,085              --            4,879
                                                       --------        ---------       ---------        ---------
     Total current assets .........................      38,585           91,234          (2,160)         127,659
PROPERTY, PLANT AND EQUIPMENT, NET ................       7,416           45,259              --           52,675
OTHER LONG-TERM ASSETS ............................         418           27,937              --           28,355
INVESTMENT IN SUBSIDIARIES ........................       2,587              700          (3,287)              --
INTERCOMPANY LOANS RECEIVABLE .....................      37,063            5,279         (42,342)              --
                                                       --------        ---------       ---------        ---------
     Total assets .................................    $ 86,069        $ 170,409       $ (47,789)       $ 208,689
                                                       ========        =========       =========        =========
  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
   Current maturities of long-term debt ...........    $  1,807        $  26,272       $      --        $  28,079
   Accounts payable ...............................       3,925           24,371              --           28,296
   Intercompany accounts payable ..................       1,980              180          (2,160)              --
   Accrued liabilities ............................      17,156           10,826              --           27,982
                                                       --------        ---------       ---------        ---------
     Total current liabilities ....................      24,868           61,649          (2,160)          84,357
                                                       --------        ---------       ---------        ---------
LONG-TERM DEBT, LESS CURRENT MATURITIES ...........      12,387           68,260              --           80,647
                                                       --------        ---------       ---------        ---------
INTERCOMPANY LOANS PAYABLE ........................       5,279           37,063         (42,342)              --
                                                       --------        ---------       ---------        ---------
OTHER LONG-TERM LIABILITIES .......................          30            6,342              --            6,372
                                                       --------        ---------       ---------        ---------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
   Common stock, $0.01 par value; 20,000,000
     shares authorized, 17,000,000 shares
     issued and outstanding at August 31, 1997 ....         170               --              --              170
   Additional paid-in capital .....................       2,442            1,427          (3,287)             582
   Accumulated earnings ...........................      40,818            1,590              --           42,408
   Cumulative foreign currency translation
     adjustment ...................................          75           (5,922)             --           (5,847)
                                                       --------        ---------       ---------        ---------
  Total shareholders' equity (deficit) ............      43,505           (2,905)         (3,287)          37,313
                                                       --------        ---------       ---------        ---------
                                                       $ 86,069        $ 170,409       $ (47,789)       $ 208,689
                                                       ========        =========       =========        =========

                                  ALBECCA INC.

15.      GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)



                                  ALBECCA INC.
                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                               Year Ended
                                                                            August 30, 1998
                                                    -----------------------------------------------------------------
                                                     Albecca Inc.                     Consolidated
                                                    and Subsidiary     Subsidiary     Elimination     Consolidated
                                                      Guarantors     Nonguarantors      Entries           Total
                                                    --------------   -------------    -------------   -------------
Net sales ..........................................     $193,575      $ 193,218       $  (5,656)       $ 381,137
Cost of sales ......................................      105,203        116,534          (5,656)         216,081
                                                         --------      ---------       ---------        ---------
   Gross profit ....................................       88,372         76,684              --          165,056
Operating expenses .................................       61,501         69,332              --          130,833
Restructuring charges ..............................          276          1,986              --            2,262
                                                         --------      ---------       ---------        ---------
   Operating income ................................       26,595          5,366              --           31,961
Costs of cancelled initial public equity offering ..        1,273             --              --            1,273
Interest income ....................................         (116)            --              --             (116)
Interest expense ...................................        1,278         10,671              --           11,949
                                                         --------      ---------       ---------        ---------
   Income (loss) before provision for income
     taxes and minority interest ...................       24,160         (5,305)             --           18,855
Provision for income taxes .........................          888          3,133              --            4,021
Minority interest ..................................           --            471              --              471
Equity in earnings of subsidiaries .................       16,044             --         (16,044)              --
                                                         --------      ---------       ---------        ---------
Net income (loss) ..................................     $ 39,316      $  (8,909)      $ (16,044)       $  14,363
                                                         ========      =========       =========        =========

                                  CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

NET CASH PROVIDED BY (USED IN) OPERATING
   ACTIVITIES ......................................     $ 19,098      $  (3,508)      $      --        $  15,590
                                                         --------      ---------       ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment ......       (1,017)        (7,361)             --           (8,378)
   Acquisitions of businesses ......................      (20,989)        (7,076)             --          (28,065)
   Proceeds from sales of property, plant and
     equipment .....................................           91            418              --              509
   Changes in other long-term assets ...............           --          1,919              --            1,919
                                                         --------      ---------       ---------        ---------
     Net cash used in investing activities .........      (21,915)       (12,100)             --          (34,015)
                                                         --------      ---------       ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issue of senior subordinated
     notes, net of debt issue costs ................      193,241             --              --          193,241
   Changes in intercompany loan balances ...........      (57,045)        57,045              --               --
   Proceeds from revolving credit facilities .......       88,012         21,849              --          109,861
   Repayments of revolving credit facilities .......      (92,649)       (42,058)             --         (134,707)
   Proceeds from long-term debt ....................        3,418         12,258              --           15,676
   Repayments of long-term debt ....................       (9,272)       (32,841)             --          (42,113)
   Capital contribution ............................          244             --              --              244
   Repayments of notes payable to shareholders .....       (4,000)            --              --           (4,000)
   Distributions to shareholders ...................      (70,300)            --              --          (70,300)
                                                         --------      ---------       ---------        ---------
     Net cash provided by financing activities .....       51,649         16,253              --           67,902
                                                         --------      ---------       ---------        ---------
EFFECT OF EXCHANGE RATE OF CASH ....................         (158)           264              --              106
                                                         --------      ---------       ---------        ---------
NET INCREASE IN CASH ...............................       48,674            909              --           49,583
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .....          532          4,769              --            5,301
                                                         --------      ---------       ---------        ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD ...........     $ 49,206      $   5,678       $      --        $  54,884
                                                         ========      =========       =========        =========

                                  ALBECCA INC.

15.      GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                  ALBECCA INC.
                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                  Year Ended
                                                                                August 31, 1997
                                                       -----------------------------------------------------------------
                                                         Albecca Inc.                     Consolidated
                                                       and Subsidiary     Subsidiary      Elimination     Consolidated
                                                         Guarantors      Nonguarantors       Entries          Total
                                                       --------------    -------------    ------------    -------------
Net sales ............................................   $174,635          $ 183,788       $  (4,365)       $ 354,058
Cost of sales ........................................     93,540            111,575          (4,365)         200,750
                                                         --------          ---------       ---------        ---------
   Gross profit ......................................     81,095             72,213              --          153,308
Operating expenses ...................................     55,963             61,744              --          117,707
                                                         --------          ---------       ---------        ---------
   Operating income ..................................     25,132             10,469              --           35,601
Interest expense .....................................      1,351              8,371              --            9,722
                                                         --------          ---------       ---------        ---------
   Income before provision for income taxes and
     minority interest ...............................     23,781              2,098              --           25,879
Provision for income taxes ...........................        843              2,400              --            3,243
Minority interest ....................................         --                146              --              146
                                                         --------          ---------       ---------        ---------
Net income (loss) ....................................   $ 22,938          $    (448)      $      --        $  22,490
                                                         ========          =========       =========        =========

                                              CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

NET CASH PROVIDED BY OPERATING ACTIVITIES ............   $ 21,759          $     391       $      --        $  22,150
                                                         --------          ---------       ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment ........     (1,102)            (6,644)             --           (7,746)
   Acquisitions of businesses ........................         --            (18,408)             --          (18,408)
   Proceeds from sales of property, plant and
     equipment .......................................      1,649              1,806              --            3,455
   Changes in other long-term assets .................         99                 86              --              185
                                                         --------          ---------       ---------        ---------
     Net cash provided by (used in) investing
       activities ....................................        646            (23,160)             --          (22,514)
                                                         --------          ---------       ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Changes in intercompany loan balances .............    (16,587)            16,587              --               --
   Proceeds from revolving credit facilities .........     56,961             11,288              --           68,249
   Repayments of revolving credit facilities .........    (52,401)              (550)             --          (52,951)
   Proceeds from long-term debt ......................      8,211              2,960              --           11,171
   Repayments of long-term debt ......................     (2,404)            (6,493)             --           (8,897)
   Capital contribution ..............................         16                 --              --               16
   Distributions to shareholders .....................    (16,084)                --              --          (16,084)
                                                         --------          ---------       ---------        ---------
     Net cash (used in) provided by financing
       activities ....................................    (22,288)            23,792              --            1,504
                                                         --------          ---------       ---------        ---------
EFFECT OF EXCHANGE RATE OF CASH ......................         (9)              (193)             --             (202)
                                                         --------          ---------       ---------        ---------
NET INCREASE IN CASH .................................        108                830              --              938
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .......        424              3,939              --            4,363
                                                         --------          ---------       ---------        ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD .............   $    532          $   4,769       $      --        $   5,301
                                                         ========          =========       =========        =========


                                  ALBECCA INC.

15.      GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                  ALBECCA INC.
                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                              Year Ended
                                                                            August 25, 1996
                                                        ---------------------------------------------------------------
                                                           Albecca Inc.                   Consolidated
                                                         and Subsidiary     Subsidiary      Elimination    Consolidated
                                                           Guarantors     Nonguarantors      Entries         Total
                                                         --------------   -------------   --------------   ------------
Net sales ............................................      $171,360      $ 133,898       $  (4,470)       $ 300,788
Cost of sales ........................................        96,070         82,364          (4,470)         173,964
                                                            --------      ---------       ---------        ---------
   Gross profit ......................................        75,290         51,534              --          126,824
Operating expenses ...................................        52,513         44,082              --           96,595
                                                            --------      ---------       ---------        ---------
   Operating income ..................................        22,777          7,452              --           30,229
Interest expense .....................................         1,871          4,975              --            6,846
                                                            --------      ---------       ---------        ---------
   Income before provision for income taxes and
     minority interest ...............................        20,906          2,477              --           23,383
Provision for income taxes ...........................           768          2,911              --            3,679
Minority interest ....................................            --            300              --              300
                                                            --------      ---------       ---------        ---------
Net income (loss) ....................................      $ 20,138      $    (734)      $      --        $  19,404
                                                            ========      =========       =========        =========

                                  CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

NET CASH PROVIDED BY (USED IN) OPERATING
   ACTIVITIES ........................................      $ 30,770      $    (130)      $      --        $  30,640
                                                            --------      ---------       ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment ........        23,142        (28,603)             --           (5,461)
   Acquisitions of businesses ........................       (34,062)            --              --          (34,062)
   Proceeds from sales of property, plant and
     equipment .......................................           184            474              --              658
   Changes in other long-term assets .................        13,311        (12,545)             --              766
                                                            --------      ---------       ---------        ---------
     Net cash provided by (used in) investing
       activities ....................................         2,575        (40,674)             --          (38,099)
                                                            --------      ---------       ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Changes in intercompany loan balances .............         1,311         (1,311)             --               --
   Proceeds from revolving credit facilities .........        52,026         24,823              --           76,849
   Repayments of revolving credit facilities .........       (68,005)            --              --          (68,005)
   Proceeds from long-term debt ......................        (4,378)        24,084              --           19,706
   Repayments of long-term debt ......................        (1,897)        (6,121)             --           (8,018)
   Distributions to shareholders .....................       (12,250)            --              --          (12,250)
                                                            --------      ---------       ---------        ---------
     Net cash provided by (used in) financing
       activities ....................................       (33,193)        41,475              --            8,282
                                                            --------      ---------       ---------        ---------
EFFECT OF EXCHANGE RATE OF CASH ......................           (28)           192              --              164
                                                            --------      ---------       ---------        ---------
NET INCREASE IN CASH .................................           124            863              --              987
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .......           300          3,076              --            3,376
                                                            --------      ---------       ---------        ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD .............      $    424      $   3,939       $      --        $   4,363
                                                            ========      =========       =========        =========

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                              --------------------

                                TABLE OF CONTENTS

                                                                                                         PAGE
                                                                                                         ----
Summary...................................................................................                1
Risk Factors..............................................................................                7
Use of Proceeds...........................................................................                15
Capitalization............................................................................                15
Selected Consolidated Financial Data......................................................                16
Management's Discussion and Analysis of Financial Condition and Results of Operations.....                17
Business..................................................................................                23
Management................................................................................                33
Principal Shareholders....................................................................                36
Certain Relationships and Related Transactions............................................                36
Description of Certain Indebtedness.......................................................                37
The Exchange Offer........................................................................                38
Description of the Notes..................................................................                45
Certain United States Federal Income Tax Considerations...................................                77
Plan of Distribution......................................................................                79
Legal Matters.............................................................................                79
Experts...................................................................................                80
Index to Consolidated Financial Statements................................................                F-1

                              --------------------

         UNTIL _________________, 1998 (___ DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.


                                  ALBECCA INC.


                                OFFER TO EXCHANGE

                   10 3/4% SENIOR SUBORDINATED NOTES DUE 2008,

                      WHICH HAVE BEEN REGISTERED UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED,

                           FOR ANY AND ALL OUTSTANDING
                   10 3/4% SENIOR SUBORDINATED NOTES DUE 2008

                              --------------------

                                   PROSPECTUS

                              --------------------

                              _______________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Articles of Incorporation eliminate, subject to certain limited exceptions, the personal liability of a director to the Company or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of the Company; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit; or (iv) as to any payments of a dividend or any other type of distribution that is illegal under
Section 14-2-832 of the Georgia Business Corporation Code (the "Code"). In addition, if at any time the Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Code require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         The Company's bylaws contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the Code. To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 14-2-852 and 14-2-857 of the Code would require the Company to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The Code expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         The indemnification provisions in the Company's bylaws require the Company to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company) because he or she is or was a director of the Company, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the Board of Directors, the shareholders or otherwise. The Board of Directors of the Company also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have the Company advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act may be permitted to officers and directors of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits.

NO.                                     DESCRIPTION
---                                     -----------

3.1           --     Amended and Restated Articles of Incorporation of the Company
3.2           --     Amended and Restated Bylaws of the Company
4.1           --     Indenture dated August 11, 1998, among Albecca Inc. and State Street Bank & Trust, as trustee, relating to the Notes (the "Indenture")

4.2           --     Form of 10 3/4% Senior Note due 2008 of Albecca Inc. (the "New Notes")(included as Exhibit A of the Indenture filed as Exhibit 4.1)
4.3           --     Subsidiary Guaranty
4.4           --     Registration Rights Agreement, dated as of August 11, 1998, among Albecca Inc. Donaldson
                     Lufkin Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated
5.1           --     Opinion of Nelson Mullins Riley & Scarborough, L.L.P.*
10.1          --     Amended and Restated 1998 Stock Option Plan*
10.2          --     Lease Agreement, dated August 8, 1991, by and between L-J Properties Inc. and Larson-Juhl
                     Inc.
10.3          --     Amendment No. 1 to Lease Agreement dated October 26, 1993, by and between L-J Properties
                     Inc. and Larson-Juhl Inc.
10.4          --     Form of S Corp Note issued by the Company in favor of its existing shareholders
12.1          --     Computation of Ratio of Earnings to Fixed Charges
21.1          --     Subsidiaries of the Company
23.1          --     Consent of Arthur Andersen LLP
23.2          --     Consent of BDO CampsObers
23.3          --     Consent of Nelson Mullins Riley & Scarborough, L.L.P. (filed as part of Exhibit 5.1)*
24.1          --     Power of Attorney (included in the signature pages to the Registration Statement)
25.1          --     Form T-1 with respect to the  eligibility  of State Street Bank and Trust Company with respect to the Indenture
27.1          --     Financial Data Schedule
99.1          --     Form of Letter of Transmittal
99.2          --     Form of Notice of Guaranteed Delivery
99.3          --     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees
99.4          --     Form of Letter to Client
99.5          --     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

-       To be filed by amendment

        (b)      Financial Statement Schedules.

        Schedule II - Valuation and Qualifying Accounts.

ITEM 22.  UNDERTAKINGS.

         The Company hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Company hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON NOVEMBER 25, 1998.

                                       Albecca Inc.


                                       By: /s/ Craig A. Ponzio
                                           ------------------------------------
                                           Name: Craig A. Ponzio
                                           Title: Chairman, President and Chief
                                           Executive Officer


         KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of Albecca Inc. (the "Company"), a Georgia corporation, for himself and not for one another, does hereby constitute and appoint Craig A. Ponzio, a true and lawful attorney in his name, place and stead, and any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this Registration Statement, and to sign a Registration Statement pursuant to Section 462(b) of the Securities Act of 1933, and to cause the same (together with all Exhibits thereto) to be filed with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorney shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities listed and on the dates indicated.


                 SIGNATURE                                   TITLE                                       DATE
                 ---------                                   -----                                       ----


     /s/ CRAIG A. PONZIO                   Chairman of the Board, President,                        November 25, 1998
-------------------------------------      Chief Executive Officer and
         Craig A. Ponzio                   Director (Principal Executive Officer)


     /s/ JUNE R. PONZIO                    Vice Chairman of the Board                               November 25, 1998
-------------------------------------      and Director
         June R. Ponzio



                                           Director
-------------------------------------



     /s/ STEPHEN M. SCHEPPMANN             Senior Vice President, Chief                             November 25, 1998
-------------------------------------      Financial Officer (Principal
         Stephen M. Scheppmann             Financial and Accounting Officer)


     /s/ WILLIAM P. TRIMARCO               President, U.S. Operations                               November 25, 1998
-----------------------------------
         William P. Trimarco

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To Albecca Inc.:

We have audited, in accordance with generally auditing standards, the consolidated financial statements of ALBECCA INC. (a Georgia corporation) included in this registration statement and have issued our report thereon dated November 6, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Item 16(b) of the Registration Statement is the responsibility of the Company's management and presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

/s/  Arthur Andersen LLP

Atlanta, Georgia
November 6, 1998

                                   SCHEDULE II
                                     ALBECCA

                        VALUATION AND QUALIFYING ACCOUNTS

                                             BALANCE AT         CHARGED TO                                      BALANCE
                                              BEGINNING         COSTS AND                                        AT END
                                               OF YEAR           EXPENSES     DEDUCTIONS*       OTHER**         OF YEAR
                                             -----------        ----------    ----------        ------         ---------
For the fiscal year ended:
   August 25, 1996: Allowance
      for doubtful accounts                   $2,791,000        $2,643,000    $1,825,000        $282,000        $3,891,000
                                              ----------        ----------    ----------        --------        ----------

   August 31, 1997: Allowance
      for doubtful accounts                   $3,891,000        $4,526,000    $3,149,000        $110,000        $5,378,000
                                              ----------        ----------    ----------        --------        ----------

   August 30, 1998: Allowance
      for doubtful accounts                   $5,378,000        $3,756,000    $3,444,000        $169,000        $5,859,000
                                              ----------        ----------    ----------        --------        ----------

 *  Principally charges for which reserves were provided, net of recoveries.

**  Acquired through acquisition of businesses.

                                  EXHIBIT INDEX


NO.                  DESCRIPTION
---                  -----------

3.1           --     Amended and Restated Articles of Incorporation of the Company

3.2           --     Amended and Restated Bylaws of the Company

4.1           --     Indenture dated August 11, 1998, among Albecca Inc. and State Street Bank & Trust, as trustee, relating to the Notes (the "Indenture")

4.2           --     Form of 103/4% Senior Note due 2008 of Albecca Inc. (the "New Notes")(included as Exhibit A of the Indenture filed as Exhibit 4.1)

4.3           --     Subsidiary Guaranty

4.4           --     Registration Rights Agreement, dated as of August 11, 1998, among Albecca Inc. Donaldson
                     Lufkin Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated

5.1           --     Opinion of Nelson Mullins Riley & Scarborough, L.L.P.*

10.1          --     Amended and Restated 1998 Stock Option Plan*

10.2          --     Lease Agreement, dated August 8, 1991, by and between L-J Properties Inc. and Larson-Juhl
                     Inc.

10.3          --     Amendment No. 1 to Lease Agreement dated October 26, 1993, by and between L-J Properties
                     Inc. and Larson-Juhl Inc.

10.4          --     Form of S Corp Note issued by the Company in favor of its existing shareholders

12.1          --     Computation of Ratio of Earnings to Fixed Charges

21.1          --     Subsidiaries of the Company

23.1          --     Consent of Arthur Andersen LLP

23.2          --     Consent of BDO CampsObers

23.3          --     Consent of Nelson Mullins Riley & Scarborough, L.L.P. (filed as part of Exhibit 5.1)*

24.1          --     Power of Attorney (included in the signature pages to the Registration Statement)

25.1          --     Form T-1 with respect to the  eligibility  of State Street Bank and Trust Company with respect to the Indenture

27.1          --     Financial Data Schedule

99.1          --     Form of Letter of Transmittal

99.2          --     Form of Notice of Guaranteed Delivery

99.3          --     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

99.4          --     Form of Letter to Client

99.5          --     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

* To be filed by amendment